                                                                       EXHIBIT 2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about these Offers, you should consult a person authorised under the Financial Services Act 1986 who specialises in advising on the sale of shares and debentures.

If you have sold or otherwise transferred all your REI Shares, please pass this document and the accompanying Form of Proxy and Forms of Acceptance (and, if relevant, Form of Election and/or Form of Instruction) to the purchaser or transferee immediately.

CB Commercial intends to apply to list on the New York Stock Exchange the CBC Shares which will be issued to Shareholders under the Offers.

In the case of Shareholders who are not US Persons, to ensure that each Shareholder has the ability to resell his/her CBC Shares, CB Commercial will cause a Registration Statement to become effective at the time Shareholders receive such shares and will maintain the Registration Statement for a period of 24 months, or until such time as all Shareholders are otherwise able to sell their CBC Shares within the United States or to a US Person, whichever is the earlier. The Offers are conditional, inter alia, upon such registration becoming effective. The issuance of CBC Shares to Shareholders has not been registered under the Securities Act and such shares may not be offered or sold within the United States or to US Persons unless the sale of such securities is registered under the Securities Act (as it will be) or an exemption from the registration requirements of the Securities Act is available.

In the case of US Persons, the CBC Shares being offered herein are not being registered under the Securities Act in reliance upon the exemption from registration for transactions by an issuer not involving any public offering. These securities are being offered only to investors whom CB Commercial believes have the qualifications necessary to permit the securities to be offered and sold in reliance upon this exemption.

Such qualified offerees must (A) have such knowledge and experience in business and financial matters as will enable them to evaluate the merits and risks of a proposed investment in these securities and (B) be able to bear the economic risk of this investment.

No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.

--------------------------------------------------------------------------------
                             [CB COMMERCIAL LOGO]
                             Recommended Offers by
                CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC.
         for the whole of the issued and to be issued share capital of
                                  REI LIMITED
--------------------------------------------------------------------------------

The Offers are recommended by all of the Directors of REI. A letter of recommendation from Barry White, the Chief Executive of REI, appears in this document.

Notice of an Extraordinary General Meeting of REI, to be held at The Westbury Hotel, Conduit Street, London W1A 4UH on 6th March 1998 at 11:00 am, is set out at the end of this document. The recommendation of the Board of REI for voting at the EGM is set out in the letter from Barry White.

Completed Forms of Proxy should be returned (not by fax) as soon as possible and, to be valid, must be received by the Company Secretary, Elizabeth Thetford, c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA by no later than 11:00 am on 4th March 1998.

Completed Forms of Acceptance, Forms of Election and Forms of Instruction should be returned (not by fax) as soon as possible and in any event so as to be received by the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA no later than: (i) 3:30pm on 20th March 1998 in the case of Forms of Acceptance and Forms of Election; and (ii) close of business on 18th March 1998 in the case of Forms of Instruction. The procedure for acceptance is set out in paragraph 14 of the letter from James Didion set out in this document and in the accompanying Forms of Acceptance (and, where relevant, the accompanying Form of Election and/or Form of Instruction).

Coopers & Lybrand Corporate Finance, a division of Coopers & Lybrand which is authorised to carry on investment business by the Institute of Chartered Accountants in England and Wales, is acting for REI and for no one else in connection with the matters described in this document and will not be responsible to anyone other than REI for providing the protections afforded to customers of Coopers & Lybrand or for giving advice in relation to the matters described in this document.

                               TABLE OF CONTENTS

Letter from Barry White....................................................   3

Letter from James Didion...................................................  14

1.   Introduction..........................................................  14
2.   The Offers............................................................  14
3.   Summary of Partial Cash Alternative...................................  16
4.   Loan Note Alternative.................................................  17
5.   REI Options...........................................................  18
6.   The REI 1997 Employee Share Incentive Plan............................  19
7.   Resale of CBC Shares..................................................  19
8.   Information on CB Commercial..........................................  20
9.   Management and employees..............................................  21
10.  CB Commercial Options.................................................  23
11.  Dividend statement....................................................  23
12.  Taxation..............................................................  23
13.  Recent Events.........................................................  23
14.  Procedure for acceptance..............................................  23
15.  Settlement............................................................  25
16.  Further information...................................................  25

Appendices
I    Adjusted EBITDA and Net Debt..........................................  26
II   Number of CBC Shares to be issued under the Offers....................  29
III  Conditions and further terms of the Offers............................  32
IV   Details of REI Share Plan and REI Share Option Schemes................  38
V    Details of CB Commercial Share Option Schemes and incentive schemes...  46
VI   Information on Loan Notes.............................................  49
VII  Copy letter from Coopers & Lybrand to the Directors of REI............  53
VIII Financial information on CB Commercial................................  57
IX   Financial information on REI..........................................  59
X    Additional information................................................  60
XI   Additional CB Commercial information..................................  71
XII  Taxation..............................................................  89

Definitions................................................................ 102

Notice of Extraordinary General Meeting.................................... 107

                              EXPECTED TIMETABLE

Last time for receipt of Forms of Proxy              11:00 am on 4th March 1998

Extraordinary General Meeting                        11:00 am on 6th March 1998

First Closing Date of the Offers (and last date
to elect for Method B and the Partial Cash and
Loan Note Alternatives)                              3:30 pm on 20th March 1998

Registration Statement effective                                 9th April 1998

Offers wholly unconditional                                      9th April 1998

Payment Date (payment and issue of the
consideration by, and transfer of title
to REI Shares to, CB Commercial)                                16th April 1998

Shareholders should note that the above timetable is subject to variation.

                            LETTER FROM BARRY WHITE

                           [REI LIMITED LETTERHEAD]

7th February 1998

To the Shareholders, the holders of REI Options and participants in the REI Share Plan whose REI Shares are held by the ESOP Trustee

Dear Colleague

Offers from CB Commercial Real Estate Services Group, Inc.
Extraordinary General Meeting of Shareholders
1.   Introduction

     On 9th December 1997 it was announced that your Directors had reached agreement with CB Commercial on the terms of a merger of CB Commercial and REI by means of recommended offers by CB Commercial for the entire issued and to be issued share capital of REI. At the Announcement Date the Offers valued REI at (pounds)57.25 million, subject to adjustment as described in this document.

     The consideration under the Offers is payable in CBC Shares, and, provided acceptances are received within certain time limits described below, there are also options to take some (or in certain circumstances all) of the consideration in the form of cash or loan notes.

     The Offers are subject to the conditions set out in Appendix III, including the passing at the EGM of the Resolution set out in the Notice at the end of this document.

     This letter summarises the terms of the Offers and sets out the background to the proposed merger. In addition, it sets out why your Directors, who have been advised by Coopers & Lybrand, consider the terms of the Offers to be fair and reasonable and unanimously recommend that you accept the Offers.

     Information on CB Commercial is set out in the letter in this document from James Didion, Chairman and Chief Executive of CB Commercial, and in Appendices V, VIII, X and XI to this document.

2.   Background

     At a special meeting held in Singapore in February 1997, the REI Board and other senior people in the organisation considered the future strategy of the REI Group, with particular regard to the development of a larger business in the United States, the provision of capital for expansion and the limited liquidity in the REI Shares.

     As a result, a working party was established to investigate the options available. A number of different alternatives were pursued and, at a meeting in Hong Kong in November 1997, a recommendation was made to the Board by the working party to merge with CB Commercial.

     There are five key factors which, in the opinion of the Board of REI, make a merger with CB Commercial attractive:

     .     it has extensive geographic coverage in the United States;

Registered in England No. 1833422 . Registered Office: Berkeley Square House, London W1X 6AN

     . it is one of the market leaders in the United States in the real estate services in which REI is principally interested;

     . it is one of the leading commercial real estate brokerage firms in the United States by number of transactions;

     . on the corporate real estate side it provides a wide range of strategic and transaction services, pursuant to ongoing contractual relationships with multi-national corporate clients, which will be enhanced by the facilities management service capabilities resulting from its recent merger with Koll Real Estate Services; and

     . it is a significant player in the provision of capital management and investment advisory services.

     The REI Board concluded that the potential synergies between the two companies are outstanding. In addition, CB Commercial has the ability to provide capital for the expansion of REI and the transaction itself will provide liquidity to Shareholders as CBC Shares are listed on the New York Stock Exchange.

     The merger will create a fully integrated global real estate service firm with nearly 8,000 employees in more than 200 principal offices in 30 countries, owning and controlling most of its business entities world-wide.

3.   Summary of the Offers

     The terms of the Offers by CB Commercial are set out in the letter from James Didion in this document, in Appendices I, II and III and in the Forms of Acceptance.

     At the Announcement Date (9th December 1997) the Offers valued the fully diluted share capital of REI at the Initial Price of (pounds)57.25 million (subject to potential adjustment based on the 1997 financial performance of REI). Under the Offers CB Commercial has offered to purchase each REI Share at a value calculated by apportioning the Initial Price (as adjusted) across the fully diluted share capital of REI, for a consideration to be satisfied by the issue of CBC Shares with (subject as set out below) partial cash and (save for Shareholders resident in Australia and Japan) loan note alternatives.

     The Initial Price may be adjusted (as described in Appendix II) as a result of either one or both of the following:

     (a) the Adjusted EBITDA of REI for the year ended 31st December 1997 being less than (pounds)7.3 million; and/or

     (b) the Net Debt of REI as at 31st December 1997 being more than (pounds)6.5 million.

     Descriptions of Adjusted EBITDA and of Net Debt are set out in Appendix I.

     In no circumstances will the 1997 financial performance of REI cause the Offers to value the fully diluted share capital of REI at less than (pounds)50 million without the prior written consent of the holders of 75 per cent. of the REI Shares assented to the Offers.

     Shareholders can choose, for each class of REI Shares, between one of two methods ("Method A" and "Method B") of determining the value of the consideration payable to them under the Offers.

     Shareholders should note that under the terms of these Offers it will not be possible to elect for Method B after 3:30 pm on 20th March 1998. If the Offers become wholly unconditional while Method B is available, Shareholders will be able, when accepting the Offers, to elect for Method B until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     Under Method A, the number of CBC Shares to be issued to Shareholders will be calculated based on the CBC Share price and the US$:Pounds Sterling exchange rate in the period prior to the Announcement Date. In consequence, the Pounds Sterling value of the consideration (in CBC Shares, cash or Loan Notes) may vary upwards or downwards (within certain limits) as a result of market and exchange rate movements in the period between the Announcement Date and the Unconditional Date (i.e. the date of the merger). Under the terms of these Offers the Partial Cash and Loan Note Alternatives will only be available up to 3:30 pm on 20th March 1998. If the Offers become wholly unconditional while the Partial Cash Alternative or the Loan Note Alternative is available, Shareholders will be able, when accepting the Offers, to elect for the Partial Cash Alternative or the Loan Note Alternative (respectively) until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     Under Method B, the number of CBC Shares to be issued to Shareholders will be calculated based on the CBC Share price and the US$:Pounds Sterling exchange rate in the period immediately prior to the Unconditional Date, so that Shareholders will be able to choose neither to gain nor to lose (whether in relation to CBC Shares, cash or Loan Notes) from market and exchange rate movements in the period between the Announcement Date and the Unconditional Date. There is one exception to this, where alternative protection is available to Shareholders.

     Method A

     Under Method A, the value of the consideration you receive for your REI Shares (whether in CBC Shares, cash or Loan Notes) is based on the average closing price of a CBC Share on the New York Stock Exchange of US$33.76 and the average US$:Pounds Sterling exchange rate of US$1.6740:(pounds)1, in each case over the ten trading days prior to the Announcement Date. As mentioned above, under Method A the value of the consideration you receive may fluctuate upwards or downwards and therefore, in order to protect both Shareholders and CB Commercial, the Offers have been structured so that in no circumstances will any fluctuations resulting from any movements in the CBC Share price or in the US$:Pounds Sterling exchange rate up to the Unconditional Date cause the value of the Offers for the fully diluted share capital of REI to exceed (pounds)65 million (the "Cap") or to be less than (pounds) 50 million (the "Collar") (or such lesser sum to which it has previously been reduced, as described in Appendix II, with the consent of the holders of 75 per cent. of the REI Shares assented to the Offers).

     On the basis of an unadjusted Initial Price of (pounds)57.25 million, an anticipated fully diluted share capital of REI of 7,952,354 REI Shares and assuming neither the Cap nor the Collar are triggered, Shareholders would receive value (through CBC Shares, cash or Loan Notes, depending on their election) equivalent to approximately 357 CBC Shares for every 1,000 REI Shares assented under Method A.

     If the Cap was triggered, Shareholders would receive value (through CBC Shares, cash or Loan Notes, depending upon their election) equivalent to approximately (pounds)8.17 for each REI Share assented under Method A.

     If the Collar was triggered at (pounds)50 million, Shareholders would receive value (through CBC Shares, cash or Loan Notes, depending upon their election) equivalent to approximately (pounds)6.29 for each REI Share assented under Method A.

     Method B

     Under Method B, to the extent that a Shareholder elects to receive CBC Shares, the number of CBC Shares to be issued to him/her will be calculated by reference to the average closing price of a CBC Share on the New York Stock Exchange and the average US$:Pounds Sterling exchange rate, in each case over the ten trading days prior to the Unconditional Date (respectively, the "CBC Dollar Closing Price" and the "Closing Exchange Rate").

     If the CBC Dollar Closing Price is below US$26, the CBC Shares will be treated as having a value of US$26, but in such a case, to the extent that a Shareholder has chosen to receive CBC

     Shares he will have the option to switch to cash or (if not an Australian resident) Loan Notes instead (in addition to any other cash election he/she may already have made).

     On the basis of an unadjusted Initial Price of (pounds)57.25 million, an anticipated fully diluted share capital of REI of 7,952,354 REI Shares and assuming a CBC Dollar Closing Price of US$26 or more, Shareholders would receive value (through CBC Shares, cash or Loan Notes, depending upon their election) equivalent to (pounds)7.20 for each REI Share assented under Method B.

     If the CBC Dollar Closing Price falls below US$26 then, unless Shareholders elect to receive all their consideration in cash, the value they would receive for each REI Share may be less than (pounds)6.29 (which is the value Shareholders would receive under Method A if the Collar was triggered at (pounds)50 million).

     Set out below are illustrations of the value of the consideration due under Method A and Method B assuming various prices of a CBC Share and varying US$:Pounds Sterling exchange rates. These illustrations are based on:

     (i) an Initial Price of (pounds)57.25 million (subject to adjustment based on the 1997 financial performance of REI); and

     (ii) an anticipated fully diluted share capital of REI of 7,952,354 REI Shares.

     Illustration of the value of the consideration due under Method A and
                                   Method B

                                                                                      Value of                             Value of

                                                                                    Offers per                           Offers per

                                                                   Total value       REI Share        Total value         REI Share
                       Price of a               US$:(pounds)         of Offers           under          of Offers             under
                        CBC Share              exchange rate    under Method A        Method A     under Method B          Method B

Announcement Date(i)   US$33.76(i)   US$1.6740: (pounds)1(i)    (pounds)57.25m    (pounds)7.20     (pounds)57.25m      (pounds)7.20
Current Price(ii)      US$31.50(ii)  US$1.6528: (pounds)1(ii)   (pounds)54.10m    (pounds)6.80     (pounds)57.25m      (pounds)7.20
Example 1              US$31.56      US$1.6287: (pounds)1       (pounds)55m       (pounds)6.92     (pounds)57.25m      (pounds)7.20
Example 2              US$34.43      US$1.6287: (pounds)1       (pounds)60m       (pounds)7.55     (pounds)57.25m      (pounds)7.20
Example 3              US$37.29      US$1.6287: (pounds)1       (pounds)64.99m    (pounds)8.17     (pounds)57.25m      (pounds)7.20
Example 4              US$40         US$1.6287: (pounds)1       (pounds)65m(iv)   (pounds)8.17     (pounds)57.25m      (pounds)7.20
Example 5              US$22         US$1.6287: (pounds)1       (pounds)50m(iii)  (pounds)6.29          All cash:         All cash:

                                                                                                   (pounds)57.25m      (pounds)7.20

                                                                                                          All CBC           All CBC
                                                                                                          Shares:           Shares:
                                                                                                (pounds)48.44m(v)   (pounds)6.09(v)

Notes:

(i) Average closing price and exchange rate over ten trading days prior to the Announcement Date

(ii) As at 4th February 1998, being the latest practicable date prior to the publication of this document

(iii)  Method A Collar triggered

(iv)   Method A Cap triggered

(v) Method B share price trigger activated and CBC Shares received at US$26 per share.

     Fully diluted share capital of REI

     There are currently 6,661,861 REI Shares in issue and a further allotted but unissued 53,336 REI Shares outside of the REI Share Plan. In addition, there are options in existence to subscribe for a further 347,500 REI Shares. 1,495,029 REI Shares have been allotted under the REI Share Plan, of which 752,372 have been issued and are included in the total number of issued shares referred to above. A further 742,657 REI Shares will be allotted and issued under the REI Share Plan. The Company has also agreed to issue 147,000 REI Shares in relation to the acquisition of further interests in the Wider REI Group. Therefore it is anticipated that the fully diluted share capital of REI will be 7,952,354 REI Shares. In light of the Offers and save as set out above, your Directors do not intend to issue any further REI Shares before the Offers close or lapse unless they receive written confirmation from CB Commercial that such further issues will not affect the value for each REI Share under the Offers.

4.   Summary of Partial Cash Alternative

     Accepting Shareholders will be entitled to receive part (or, in certain circumstances, all) of the consideration under the Offers in cash in Pounds Sterling. It should be noted that this alternative does not apply to unexercised REI Options or to unvested B Shares.

     Under the terms of these Offers the Partial Cash Alternative will remain open until 3:30 pm on 20th March 1998 and will not be open for acceptance after that time. If the Offers become wholly unconditional while the Partial Cash Alternative is open, the Partial Cash Alternative will be extended until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     Partial Cash Alternative -- Method A

     The aggregate value of the Partial Cash Alternative for all Shareholders who elect for Method A will be based on the value of one-half of the number of CBC Shares that would, in the absence of such alternative, be issued to such Shareholders.

     The value of the Partial Cash Alternative for each Shareholder who elects for Method A will be determined by multiplying: (i) the difference between the number of CBC Shares which that Shareholder would, without such election, have received and the number of CBC Shares which that Shareholder actually receives following such election; by (ii) the CBC Dollar Closing Price, converted into Pounds Sterling at the Closing Exchange Rate.

     Shareholders who elect for Method A will be entitled to receive cash as consideration for at least 50 per cent. of their REI Shares, but will only be entitled to receive cash as consideration for more than 50 per cent. of their REI Shares to the extent that other Shareholders who elect for Method A by 3:30 pm on 20th March 1998 (or by such other date to which the Partial Cash Alternative is extended) do not elect for the Partial Cash Alternative or do so in respect of less than 50 per cent. of their REI Shares. If the aggregate amount of cash made available for the Partial Cash Alternative in respect of Shareholders who elect for Method A is insufficient to satisfy in full all elections for the Partial Cash Alternative by such Shareholders, allocations of cash to such Shareholders who have elected to receive cash as consideration for more than 50 per cent. of their REI Shares will be scaled down pro rata to their elections.

     Partial Cash Alternative -- Method B

     The aggregate value of the Partial Cash Alternative for all Shareholders who elect for Method B will be based on the value of one-half of such proportion of the Initial Price (as adjusted) as is attributable to their aggregate shareholdings.

     The value of the Partial Cash Alternative for each Shareholder who elects for Method B will be determined by multiplying: (i) such proportion of the Initial Price (as adjusted) as is attributable to his/her shareholding; by
     (ii) the percentage of his/her REI Shares in respect of which he/she elects for the Partial Cash Alternative.

     Shareholders who elect for Method B will be entitled to receive cash as consideration for at least 50 per cent. of their REI Shares but will only be entitled to receive cash as consideration for more than 50 per cent of their REI Shares to the extent that other Shareholders who elect for Method B do not elect for the Partial Cash Alternative or do so in respect of less than 50 per cent. of their REI Shares (save where the CBC Dollar Closing Price is less than US$26). If the aggregate amount of cash made available for the Partial Cash Alternative in respect of Shareholders who elect for Method B is insufficient to satisfy in full all elections for the Partial Cash Alternative by such Shareholders, allocations of cash to such Shareholders who have elected to receive cash as consideration for more than 50 per cent. of their REI Shares will be scaled down pro rata to their elections. An election for Method B after 3:30 pm on 20th March 1998 (or, if later, the date to which the right to elect for Method B is extended) shall be invalid and shall not qualify for the Partial Cash Alternative.

     Mix and Match

     To the extent that any part of the aggregate amount of cash available in respect of the Partial Cash Alternative under Method A is unused it will be added to the aggregate amount of cash available in respect of the Partial Cash Alternative under Method B, and vice versa.

5.   Summary of Loan Note Alternative

     As an alternative to receiving cash, Shareholders (other than those resident in Australia or Japan) who accept the Offers can elect to receive all or part of the cash due to them (in multiples of (pounds)1), whether under Method A or under Method B, in the form of Loan Notes. Further details of the Loan Note Alternative are set out in paragraph 4 of the letter from James Didion in this document and in Appendix VI of this document.

     Under the terms of these Offers the Loan Note Alternative will remain open until 3:30 pm on 20th March 1998 and will not be open for acceptance after that time. If the Offers become wholly unconditional while the Loan Note Alternative is open, the Loan Note Alternative will be extended until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     For so long as they hold Loan Notes, holders will receive interest paid half-yearly in arrear on 30th June and 31st December in each year at the rate per annum of six month LIBOR on the first day of the interest period less 150 basis points. The first interest payment will be made on 30th June 1998 and will be in respect of the period from the date of issue of the Loan Notes to 30th June 1998.

     Elections for the Loan Note Alternative will not increase the cash available for other Shareholders pursuant to the Partial Cash Alternative

6.   Summary of irrevocable undertakings

     The Directors of REI and a number of employees of the REI Group have irrevocably undertaken to accept the Offers and to vote in favour of the Resolution in respect of all their REI Shares. These undertakings are in respect of 3,796,312 REI Shares representing 56.99 per cent. of the issued share capital of REI.

     These undertakings extend to REI Shares previously allotted but not issued prior to the date of this document and REI Shares arising on the exercise of REI Options. If all such allotted but unissued shares were issued and all such options exercised these undertakings would relate to a total of 4,284,602 REI Shares, amounting to 53.88 per cent. of the fully diluted share capital of REI.

     Further details of these undertakings are set out in paragraph 8(ii)(a) of Appendix X.

7.   Management and employees

     One of the most important assets of the real estate services businesses in which both CB Commercial and REI are engaged are their employees and the Board of REI believes that the motivation and retention of REI Group employees is vital for the success of the merger. The REI Share Plan and the REI Share Option Schemes were adopted in order to achieve this objective. CB Commercial has given assurances to the Board of REI that it will offer all REI Group employees continuing employment with their current employer following the merger and that no changes are currently contemplated in the terms and conditions of any employee's employment. In addition, CB Commercial is taking the following steps:

     . with respect to approximately 30 key management employees (including a majority of the Directors) CB Commercial will, directly or through subsidiaries, enter into employment agreements which range in duration from two to four years. Further details of these arrangements are given in paragraph 8(ii)(b), (c) and (d) of Appendix X to this document; and

     . with respect to a somewhat larger group of key employees (including some but not all of the key management employees) CB Commercial will grant stock options to purchase an aggregate of 500,000 CBC Shares at a price of US$33.76 per share. Such options will be granted under the terms of CB Commercial's REI Acquisition Stock Option Plan, further details of which are set out in Appendix V.

     Francis Pons, David Runciman and I have been advised that we will be invited to join the 22 person Global Operations Management Board of CB Commercial with effect from the Offers becoming wholly unconditional and that CB Commercial is considering adding several more REI people to such Board.

     Further information relevant to employees is set out in the letter from James Didion in this document.

8.   REI Options

     On a change of control of REI (such as would occur if the Offers became unconditional) Optionholders under the REI Share Option Schemes have certain rights summarised in Appendix IV, including a right, prior to the expiry of the option and at any time up to and within six months of CB Commercial obtaining control of REI (with the agreement of CB Commercial and subject to certain conditions), to roll over such options into options over CBC Shares. However, in any event, options which are not exercised or exchanged for CB Commercial Options, either in accordance with the terms of the relevant REI Share Option Scheme or in accordance with the terms of the Offers set out below, will lapse, in the case of the 1993 Scheme, on 30th April 1998 and, in the case of the First 1988 Scheme and the Second 1988 Scheme, ten years from the date the option was granted under either such scheme.

     CB Commercial has made the Offers such that they will extend to any REI Shares unconditionally allotted or issued on or prior to the Final Closing Date (or such earlier date as CB Commercial may decide, being not earlier than the Unconditional Date) on the exercise of REI Options.

     Alternatively, holders of REI Options will be able to exchange their unexercised REI Options for options over such number of CBC Shares as they would have received under Method B, disregarding the provisions which apply if the CBC Share price is below US$26, had they validly exercised such REI Options, accepted the Offers in respect of the resulting REI Shares and not elected for the Partial Cash or Loan Note Alternatives in respect thereof. The exercise price per CBC Share over which CB Commercial Options will be granted shall equal the aggregate exercise price (converted into US Dollars at the Closing Exchange Rate) of the corresponding REI Options divided by the number of CBC Shares under the CB Commercial Options. The terms of such replacement CB Commercial Options will be based on those applicable to existing REI Options.

     Thus, for example, REI Options over 1,000 REI Shares exercisable at (pounds)2.15 per REI Share (under the First 1988 Scheme) would be exchanged for CB Commercial Options over 357 CBC Shares, exercisable at US$9.95 per CBC Share (on the basis of an exchange rate of US$1.6528, as at the close of business on 4th February 1998, the latest practical date prior to the publication of this document). The Partial Cash and Loan Note Alternatives will not be available in respect of unexercised REI Options. Elections to exchange REI Options for CB Commercial Options will only be valid if received in accordance with paragraph 15 below by 3:30 pm on 20th March 1998.

     Optionholders who elect to exercise their REI Option(s) in the Form of Election will irrevocably agree to do so whether or not the Offers become unconditional. Optionholders who use the Form of Election to exercise part only of their REI Options will be deemed to have elected to exchange their remaining unexercised REI Options for CB Commercial Options.

9.   The REI 1997 Employee Share Incentive Plan

     In accordance with the rules of the REI Share Plan, vesting rights for all REI Shares held under such plan have been accelerated such that one-third will vest on the Unconditional Date (or such earlier date as shall be determined under the REI Share Plan), one-third shall vest on 1st January 1999 and one-third shall vest on 1st January 2000. The Offers extend to REI Shares held under the REI Share Plan on the following basis.

     B Shares allocated to Shareholders under the REI Share Plan are subject to vesting requirements based on continuity of employment. The B Offer extends to B Shares but will only entitle election for the Partial Cash or Loan Note Alternatives in respect of the one third of the B Shares which will vest on the Unconditional Date (or such earlier date as may be determined). Any such election prior to the Unconditional Date should be made on the blue B Form of Acceptance, and may be made at any time while these Alternatives are open, notwithstanding that none of the Shareholder's B Shares have vested.

     The vesting requirements for CBC Shares which a Shareholder receives in exchange for his/her B Shares held under the REI Share Plan will be similar to those contained in the REI Share Plan (accelerated as set out above), save that because one-third of such CBC Shares will have vested on the Unconditional Date, the effect will be that an employee who ceases to be connected with the REI Group (within the meaning of Articles 27.11.1(a) or (b) of the Articles of Association) other than by reason of death, disability or termination without just cause prior to 1st January 1999 will forfeit all of the CBC Shares which he/she receives in exchange for B Shares. Similarly, an employee who ceases to be connected with the REI Group (within the meaning of Articles 27.11.1(a) or (b) of the Articles of Association) other than by reason of death, disability or termination without just cause prior to 1st January 2000 will forfeit one-half of the CBC Shares he/she receives in exchange for B Shares.

     Employees who elect for the REI Shares allocated to them under the REI Share Plan to be held by the ESOP Trustee will be entitled to direct the ESOP Trustee to accept the A Offer in respect of those shares. The consideration (whether CBC Shares, cash or Loan Notes) due pursuant to the A Offer in respect of such REI Shares will be held by the ESOP Trustee under the terms of the Rules of the REI Share Plan, including the vesting requirements referred to above.

10.  Warranties

     Accepting Shareholders and Optionholders are required to give certain covenants, representations and warranties to CB Commercial as set out in paragraph 3 of Part B of Appendix III.

11.  Financial information on REI

     For the year ended 31st December 1996 REI reported audited consolidated profit before tax of (pounds)4.2 million on turnover of (pounds)73.7 million. As at 31st December 1996 REI's audited consolidated net assets were (pounds)3.2 million. Further financial information on REI is set out in Appendix IX to this document and in the 1996 Accounts enclosed herewith.

     On the basis of the information currently available to them, the Directors of REI consider that REI's 1997 trading performance was in line with their expectations.

12.  Articles of Association

     The Articles of Association contain certain pre-emption requirements for the transfer of REI Shares. No REI Share can be transferred other than in accordance with these pre-emption requirements. These include the requirement for a Shareholder who wishes to sell his or her REI Shares to serve a transfer notice (except in certain limited circumstances). The effect of a transfer notice is that the relevant REI Shares are offered to, inter alia, the ESOP Trustee, the Company and the other Shareholders (other than the holders of C Shares) at the Fair Value (as defined in the Articles of Association).

     The Fair Value is determined pursuant to Article 27.10 of the Articles of Association by the Company's merchant bankers appointed for this purpose (the "Merchant Bankers"), as at 30th April and 31st October in each year. The Fair Value is determined on an earnings basis disregarding any discount for minority interests. If more than three months have passed since the last valuation, the transferring Shareholder or the Board of REI can, and in certain circumstances must, call for an updated valuation. The most recent valuation was made by the Merchant Bankers as at 30th April 1997 and valued each REI Share at (pounds)2.95 based on the issued share capital of REI at that time of 5,616,013 REI Shares. In arriving at this valuation the Merchant Bankers took various factors into account including an estimate of REI's underlying pre tax profitability (after reduction for minority interests) of (pounds)3.3 million, taxed at an assumed rate of approximately 45 per cent., to which they applied a discount of 25 per cent. to reflect the fact that REI Shares are unquoted and a P/E multiple of 12, which was based on a survey of comparable UK quoted companies in the sector and the market as a whole. It should be noted that the valuation was carried out solely for the purposes of enabling REI Shares to be transferred under the Articles of Association and was not a valuation for the purposes of a sale or flotation of the Company. The Merchant Bankers did not issue a valuation of the REI Shares as at 31stOctober 1997 which ordinarily would have been issued in November, it being clear by that stage that the Board of REI had reached agreement in principle with CB Commercial for a recommended offer for the issued and to be issued share capital of REI.

     The Articles of Association provide that the pre-emption requirements do not apply in any case where the Company determines otherwise by passing a special resolution.

13.  Extraordinary General Meeting

     In order to enable the Offers to proceed and CB Commercial to acquire the REI Shares in respect of which it receives acceptances of the Offers, the EGM has been convened by your Directors to be held at The Westbury Hotel, Conduit Street, London W1A 4UH on 6th March 1998 at 11:00am for the purpose of passing a special resolution to allow the transfer of REI Shares under the Offers or any transfer of REI Shares to CB Commercial following the Offers becoming unconditional.

     The Notice convening the EGM and containing the proposed Resolution is set out at the end of this document. In addition to sanctioning the transfer of REI Shares to CB Commercial under the Offers, the Resolution proposes certain changes to the Articles of Association which your Directors have agreed with CB Commercial will be appropriate if the Offers are accepted and the Company is a subsidiary of CB Commercial. These changes would:

     . remove the present restriction on the maximum number of Directors of the Company;

     . remove the current detailed requirements relating to the composition of the Board of the Company;

     .     permit the Board to co-opt Directors;

     .     remove the requirement that a Director must be a Shareholder; and

     . remove the restriction on the Directors' powers to cause the Company to borrow money.

     These amendments are conditional on the Offers becoming wholly unconditional, and if the Offers do not become wholly unconditional no change will be made to the Articles of Association.

     The Offers are conditional, inter alia, on the passing of the Resolution. The Resolution requires the support of not less than 75 per cent. of the votes cast at the EGM. As noted above, the holders of 56.99 per cent. of the issued share capital of REI (53.88 per cent. of the fully diluted share capital of REI) have already irrevocably undertaken to vote in favour of the Resolution. Your Directors consider that it is in the interests of the Company and its employees that the acquisition by CB Commercial has the fullest possible support and therefore strongly recommend that you cast your votes in favour of the Resolution.

14.  Taxation

     Certain considerations relating to taxation are set out in Appendix XII to this document.

15.  Action to be taken

     EGM

     Whether or not you intend to be present at the EGM, please complete and return the signed original enclosed Form of Proxy, preferably by courier, (not by fax) to the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible, and in any event so as to arrive no later than 11:00 am on 4th March 1998. If your Form of Proxy arrives after that time, it will not be valid. Please note that whether or not you complete and return a Form of Proxy you will still be able to attend and vote at the EGM.

     Forms of Proxy relating to REI Shares held by the ESOP Trustee will be signed and completed by the ESOP Trustee who will appoint the relevent beneficiary or, if he/she does not attend at the EGM, the Chairman, as proxy for the ESOP Trustee in respect of the REI Shares held by it on behalf of such beneficiary. The ESOP Trustee will forward the form of proxy to the relevent beneficiary who should send such form to the Company Secretary, Elizabeth Thetford, as set out above.

     Acceptance of the Offers

     Shareholders

     There are three different Forms of Acceptance: the white A Form in respect of the A Shares, the blue B Form in respect of the B Shares and the pink C Form in respect of the C Shares.

     If you decide to accept the Offers, please complete and sign the relevant enclosed Form(s) of Acceptance in accordance with the instructions thereon in respect of your holdings of AShares, B Shares and/or C Shares (as the case may be). Please then return the signed original Form(s), preferably by courier (not by fax), together with your share certificate(s), to the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible, and in any event so as to arrive no later than 3:30 pm on 20th March 1998.

     If you have mislaid your share certificate(s) or if it/they is/are temporarily unavailable or if it/they is/are held on your behalf by the Company you should nevertheless return the duly completed Form(s) of Acceptance and send your share certificate(s) as soon as possible. If your share certificate(s) is/are lost you should apply for a new certificate from the Company Secretary, Elizabeth Thetford at REI Limited, Berkeley Square House, Berkeley Square, London W1X6AN. If your share certificate(s) is/are held by the Company and you complete and return one or more Forms of Acceptance your share certificate(s) will be attached to your Form(s) of Acceptance on your behalf.

     Please note that by signing and returning a Form of Acceptance you will not place yourself under any obligation under the Articles of Association to serve a transfer notice.

     Optionholders

     Enclosed is a yellow Form of Election on which Optionholders are entitled to choose either:

     (i) to exchange their unexercised REI Options for CB Commercial Options of equivalent value; or

     (ii) to exercise their unexercised options over REI Shares and accept the Offers in respect of the resulting REI Shares.

     Forms of Election will be irrevocable.

     To elect for either of these alternatives, an Optionholder's signed original Form of Election, the relevant option certificates and (in the case of option (ii) above) the appropriate remittance in Pounds Sterling for the number of REI Shares over which REI Options are exercised must be received by the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible and in any event by no later than 3:30pm on 20th March 1998. Your remittance for the exercise price of the REI Shares over which you exercise your REI Options should be made by UK building society cheque or other cheque drawn on any branch of a clearing bank in the United Kingdom, or may be made by electronic transfer in Pounds Sterling to National Westminster Bank plc (Sort Code 60-00-01), 1 Princes Street, London EC2R 8PA, for the account of REI Limited -- No 2 account (account number 97680753). If you wish to elect for either of the above alternatives but have mislaid your option certificate(s) or if it/they is/are temporarily unavailable or if it/they is/are held on your behalf by the Company, you should nevertheless return the duly completed Form of Election and send your option certificate(s) as soon as possible. If your option certificate(s) is/are lost you should apply for a new certificate from the Company Secretary, Elizabeth Thetford at REI Limited, Berkeley Square House, Berkeley Square, London W1X 6AN. If your option certificate(s) is/are held by the Company and you complete and return a Form of Election your option certificate(s) will be attached to your Form of Election on your behalf.

     Participants in the REI Share Plan who hold shares through the ESOP Trustee

     Enclosed is a green Form of Instruction on which participants in the REI Share Plan who hold shares through the ESOP are able to indicate their instructions in respect of the Offers for the REI Shares held for them by the ESOP Trustee. Forms of Instruction will be irrevocable. To enable the ESOP Trustee to accept the Offers by 3:30 pm on 20th March 1998, please ensure that your Form of Instruction is received by the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible and in any event by no later than the close of business on 18th March 1998.

16.  Recommendation and statement of Directors' intentions to accept the Offers

     Your Directors, who have been so advised by Coopers & Lybrand Corporate Finance, consider that the terms of the Offers are fair and reasonable and in the best interests of the Company. In providing advice to the Directors of REI, Coopers & Lybrand Corporate Finance has taken into account the Directors' commercial assessments of the Offers. A copy of a letter from Coopers & Lybrand Corporate Finance is set out in Appendix VII to this document.

     Your Directors unanimously recommend that you accept the Offers and vote in favour of the Resolution, as they have irrevocably undertaken to do in respect of their entire holdings, amounting to 2,031,002 REI Shares, representing approximately 30.49 per cent. of the issued share capital of REI.

                                Yours sincerely

                                Barry D. White

                                Chief Executive
                                  REI Limited

                           LETTER FROM JAMES DIDION

                          [CB COMMERCIAL LETTERHEAD]

7th February 1998

1.   Introduction

     On 9th December 1997 it was announced that CB Commercial and the Board of REI had reached agreement on the terms of a merger of CB Commercial and REI by means of recommended offers by CB Commercial for the entire issued and to be issued share capital of REI.

     I am writing to set out the terms of the formal Offers for your REI Shares and to provide you with information about CB Commercial and the background to our proposals.

     Historically, CB Commercial's approach to international business has been to form contractual alliances. Over time CB Commercial has come to realise that in order to deliver consistent quality of service around the world and to ensure that common goals are maintained, common ownership is essential. CB Commercial's conclusion in this regard coincided with a strong suggestion by the real estate director of Eastman Kodak -- a common client of REI and CB Commercial -- that the two companies consider a merger, a suggestion he also made to REI. Following a series of discussions between senior management of CB Commercial and REI, in November 1997 a number of senior executives of CB Commercial (including myself) travelled to Hong Kong to make a presentation to the Board of Directors of REI for a merger of REI and CB Commercial. After further discussions, our revised offer was approved by the REI Board on 8th December 1997.

     Our conclusion that REI was the right partner was driven primarily by three factors:

     .     the quality and experience of REI's people;

     .     the scope of REI's corporate services; and

     . the fact that REI is the only international real estate services company with broad geographical distribution which owns and controls most of its business operations world-wide.

     After the Offers become wholly unconditional, CB Commercial intends to change its corporate name to "CB Commercial/Richard Ellis, Inc."

     Your attention is drawn to the letter from Barry D. White, Chief Executive of REI, set out above, which states that the Directors of REI consider that the terms of the Offers are fair and reasonable and indicates the reasons why the Directors of REI unanimously recommend that all Shareholders accept the Offers.

2.  The Offers

     CB Commercial hereby offers to acquire all of the REI Shares. The A Offer is made for the A Shares, the B Offer is made for the B Shares and the C Offer is made for the C Shares. Except as set out herein, the terms of these Offers are identical. The Offers are made on the terms and subject to the conditions set out in this document, in the Forms of Acceptance and (where relevant) in the Form of Election and the Form of Instruction.

         533 SOUTH FREMONT AVENUE, LOS ANGELES, CALIFORNIA 90071-1798

     At the Announcement Date (9th December 1997) the Offers valued the fully diluted share capital of REI at the Initial Price of (pounds)57.25 million (subject to potential adjustment based on the 1997 financial performance of REI). CB Commercial is offering to purchase each REI Share at a value calculated by apportioning the Initial Price (as adjusted) across the fully diluted share capital of REI, for a consideration to be satisfied by the issue of CBC Shares with partial cash and (provided acceptances are received within certain time limits described below and save for Shareholders resident in Australia and Japan) loan note alternatives.

     The Initial Price may be adjusted (as described in Appendix II) as a result of either one or both of the following:

     (a) the Adjusted EBITDA of REI for the year ended 31st December 1997 being less than (pounds)7.3million; and/or

     (b) the Net Debt of REI as at 31st December 1997 being more than (pounds)6.5 million.

     Descriptions of Adjusted EBITDA and of Net Debt are set out in Appendix I.

     In no circumstances will the 1997 financial performance of REI cause the Offers to value the fully diluted share capital of REI at less than (pounds)50 million without the prior written consent of the holders of 75 per cent. of the REI Shares who have assented to the Offers.

     For each class of REI Shares they hold Shareholders can choose between one of two methods ("Method A" and "Method B") of determining the value of the consideration payable to them under the Offers.

     . Under Method A, the number of CBC Shares to be issued to Shareholders will be calculated based on the CBC Share price and the US$:Pounds Sterling exchange rate in the period prior to the Announcement Date. In consequence, the Pounds Sterling value of the consideration (in CBC Shares, cash or Loan Notes) may vary upwards or downwards (within certain limits) as a result of market and exchange rate movements in the period between the Announcement Date and the Unconditional Date (i.e. the date of the merger).

     . Under Method B, the number of CBC Shares to be issued to Shareholders will be calculated based on the CBC Share price and US$:Pounds Sterling exchange rate in the period immediately prior to the Unconditional Date, so that Shareholders will be able to choose neither to gain nor to lose (whether in relation to CBC Shares, cash or Loan Notes) from market and exchange rate movements in the period between the Announcement Date and the Unconditional Date. There is one exception to this, where alternative protection is available to Shareholders.

     Method A

     Under Method A, the value of the consideration you receive for your REI Shares (whether in CBC Shares, cash or Loan Notes) will be based on the average closing price of a CBC Share on the New York Stock Exchange of US$33.76 and the average US$:Pounds Sterling exchange rate of US$1.6740:(pounds)1, in each case over the ten trading days prior to the Announcement Date. As mentioned above, under Method A the value of the consideration you receive may fluctuate upwards or downwards and therefore, in order to protect both Shareholders and CB Commercial, the Offers have been structured so that in no circumstances will any fluctuations resulting from any movements in the CBC Share price or in the US$:Pounds Sterling exchange rate up to the Unconditional Date cause the value of the Offers for the fully diluted share capital of REI to exceed (pounds)65 million (the "Cap") or to be less than (pounds)50 million (the "Collar") (or such lesser sum to which it has previously been reduced, as described in Appendix II, with the consent of the holders of 75 per cent. of the REI Shares assented to the Offers).

     Method B

     Under Method B, to the extent that a Shareholder elects to receive CBC Shares, the number of CBC Shares to be issued to him/her will be calculated by reference to the CBC Dollar Closing Price and the Closing Exchange Rate.

     If the CBC Dollar Closing Price is below US$26, the CBC Shares will be treated as having a value of US$26, but, in such a case, to the extent that a Shareholder has chosen to receive CBC Shares he or she will have the option to switch to cash or (if not an Australian or Japanese resident) Loan Notes instead (in addition to any other cash election he/she may already have made). A Shareholder will only be permitted to switch to cash in this way if the Shareholder, when electing for Method B, sets out his or her fax number in the relevant Form(s) of Acceptance in Box 5. If the Shareholder has done so, and if the CBC Dollar Closing Price is less than US$26, CB Commercial shall notify that Shareholder by fax of that price. The Shareholder may, within seven days after receipt of the said notice from CB Commercial, notify CB Commercial (marked for the attention of Walt Stafford) by fax at 1-213-613-3015 (USA) that the Shareholder elects for all or part of the CBC Shares which he or she would have received pursuant to Method B to be replaced by cash (or Loan Notes) calculated by reference to the Initial Price (adjusted if necessary under Part A of Appendix II) on the basis that such cash (or Loan Notes) is in addition to any other cash (or Loan Notes) that the Shareholder has already elected to receive under the Offers.

     Under the terms of these Offers it will not be possible to elect for Method B after 3:30 pm on 20th March 1998. If the Offers become wholly unconditional while Method B is available, Shareholders will be able, when accepting the Offers, to elect for Method B until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     Fully diluted share capital of REI

     There are currently 6,661,861 REI Shares in issue and a further allotted but unissued 53,336 REI Shares outside of the REI Share Plan. In addition, there are options in existence to subscribe for a further 347,500 REI Shares. 1,495,029 REI Shares have been allotted under the REI Share Plan, of which 752,372 have been issued and are included in the total number of issued shares referred to above. A further 742,657 REI Shares will be allotted and issued under the REI Share Plan. The Company has also agreed to issue a further 147,000 REI Shares in relation to the acquisition of further interests in the Wider REI Group. Therefore it is anticipated that the fully diluted share capital of REI will be 7,952,354 REI Shares. In light of the Offers and save as set out above, the Directors of REI have stated that they do not intend to issue any further REI Shares before the Offers close or lapse unless they receive written confirmation from CB Commercial that such further issues will not affect the value for each REI Share under the Offers.

3.   Summary of Partial Cash Alternative

     Accepting Shareholders will be entitled to elect to receive part (or in certain circumstances all) of the consideration for their REI Shares in cash in Pounds Sterling. It should be noted that this alternative does not apply to unexercised REI Options or to unvested B Shares.

     Under the terms of these Offers the Partial Cash Alternative will remain open until 3:30 pm on 20th March 1998 and will not be open for acceptance after that time. If the Offers become wholly unconditional while the Partial Cash Alternative is open, the Partial Cash Alternative will be extended until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     Partial Cash Alternative -- Method A

     The aggregate value of the Partial Cash Alternative for all Shareholders who elect for Method A will be based on the value of one-half of the number of CBC Shares that would, in the absence of such alternative, be issued to such Shareholders.

     The value of the Partial Cash Alternative for each Shareholder who elects for Method A will be determined by multiplying: (i) the difference between the number of CBC Shares which that Shareholder would, without such election, have received and the number of CBC Shares which that Shareholder actually receives following such election; by (ii) the CBC Dollar Closing Price, converted into Pounds Sterling at the Closing Exchange Rate.

     Shareholders who elect for Method A will be entitled to receive cash as consideration for at least 50 per cent. of their REI Shares but will only be entitled to receive cash as consideration for more than 50 per cent. of their REI Shares to the extent that other Shareholders who elect for Method A by 3:30 pm on 20th March 1998 (or by such later date to which the Partial Cash Alternative is extended) do not elect for the Partial Cash Alternative or do so in respect of less than 50 per cent. of their REI Shares. If the aggregate amount of cash made available for the Partial Cash Alternative in respect of Shareholders who elect for Method A is insufficient to satisfy in full all elections for the Partial Cash Alternative by such Shareholders, allocations of cash to such Shareholders who have elected to receive cash as consideration for more than 50 per cent. of their REI Shares will be scaled down pro rata to their elections.

     Partial Cash Alternative -- Method B

     The aggregate value of the Partial Cash Alternative for all Shareholders who elect for Method B will be based on the value of one-half of such proportion of the Initial Price (as adjusted) as is attributable to their aggregate shareholdings.

     The value of the Partial Cash Alternative for each Shareholder who elects for Method B will be determined by multiplying: (i) such proportion of the Initial Price (as adjusted) as is attributable to his/her shareholding; by
     (ii) the percentage of his/her REI Shares in respect of which he/she elects for the Partial Cash Alternative.

     Shareholders who elect for Method B will be entitled to receive cash as consideration for at least 50 per cent. of their REI Shares but will only be entitled to receive cash as consideration for more than 50 per cent. of their REI Shares to the extent that other Shareholders who elect for Method B do not elect for the Partial Cash Alternative or do so in respect of less than 50 per cent. of their REI Shares (save where the CBC Dollar Closing Price is less than US$26). If the aggregate amount of cash made available for the Partial Cash Alternative in respect of Shareholders who elect for Method B is insufficient to satisfy in full all elections for the Partial Cash Alternative by such Shareholders, allocations of cash to such Shareholders who have elected to receive cash as consideration for more than 50 per cent. of their REI Shares will be scaled down pro rata to their elections. An election for Method B after 3:30 pm on 20th March 1998 (or, if later, the date to which the right to elect for Method B is extended) shall be invalid and shall not qualify for the Partial Cash Alternative.

     Mix and Match

     To the extent that any part of the aggregate amount of cash available in respect of the Partial Cash Alternative under Method A is unused it will be added to the aggregate amount of cash available in respect of the Partial Cash Alternative under Method B and vice versa.

4.   Loan Note Alternative

     As an alternative to receiving cash, Shareholders (other than those resident in Australia or Japan) who accept the Offers can elect to receive all or part of the cash consideration due to them (in multiples of (pounds)1), whether under Method A or under either of the alternatives in Method B, in the form of Loan Notes.

     Under the terms of these Offers the Loan Note Alternative will remain open until 3:30 pm on 20th March 1998 and will not be open for acceptance after that time. If the Offers become wholly unconditional while the Loan Note Alternative is open, the Loan Note Alternative will be extended until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

     The Loan Notes, which will be guaranteed but unsecured, and will be issued, credited as fully paid, in multiples of (pounds)1 nominal value; fractional entitlements will not be issued. The Loan Notes will bear interest (from the date of issue to the relevant holder of Loan Notes) at a rate per annum of six month LIBOR on the first day of the interest period less 150 basis points payable half-yearly in arrear on 30th June and 31st December in each year (or, if not a business day, on the first business day thereafter). The first interest payment will be made on 30th June 1998 and will be in respect of the period from the date of issue to 30th June 1998.

     The Loan Notes will be redeemable at the option of the holders, in whole or in part, on 31stDecember 1998 and on each subsequent interest payment date thereafter (or, if not a business day, on the first business day thereafter). Payment of principal and interest under the Loan Notes will be guaranteed by Bank of America. Unless previously redeemed or purchased, the Loan Notes will be redeemed on the first business day of the 52nd month following the Unconditional Date (or, if not a business day, on the first business day thereafter). The Loan Notes will, subject to certain conditions, be transferable but no application is intended to be made for the Loan Notes to be listed or dealt in on any stock exchange.

     The Loan Notes have not been, and will not be, registered under the Securities Act and should not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States except pursuant to an applicable exemption. Loan Notes issued to Canadian residents will be subject to certain resale restrictions.

     Because the terms of the Loan Notes will not comply with Australian legal requirements as to offers of debentures (for example, there will be no trustee of the Loan Notes), and because elections for Loan Notes would confer no tax benefits on Australian residents, the Loan Note Alternative is not available to Australian residents and no election by an Australian resident for the Loan Note Alternative will be valid. The Loan Note Alternative is not available to residents of Japan and no election by a Japanese resident for the Loan Note Alternative will be valid.

     The Loan Note Alternative is conditional on the Offers becoming or being declared unconditional in all respects. A summary of the principal terms of the Loan Notes is contained in Appendix VI.

5.   REI Options

     The Offers will extend to any REI Shares unconditionally allotted or issued on or prior to the Final Closing Date (or such earlier date as CB Commercial may decide, being not earlier than the Unconditional Date) on the exercise of REI Options.

     Alternatively, holders of REI Options under the REI Share Option Schemes will be able to exchange such unexercised REI Options for options over such number of CBC Shares as they would have received under Method B, disregarding the provisions which apply if the CBC Dollar Closing Price is below US$26, had they validly exercised such REI Options, accepted the Offers in respect of the resulting REI Shares and not elected for the Partial Cash or Loan Note Alternatives in respect thereof. The exercise price (converted into US Dollars at the Closing Exchange Rate) per CBC Share over which CB Commercial Options will be granted shall equal the aggregate exercise price of the REI Options divided by the number of shares under the corresponding CB Commercial Options. The terms of such replacement CB Commercial Options will be based on those applicable to existing REI Options. The Partial Cash and Loan Note Alternatives will not be available in respect of unexercised REI Options.

     Elections to exchange REI Options for CB Commercial Options will only be valid if received in accordance with paragraph 14 below by 3:30 pm on 20th March 1998.

     Optionholders who elect to exercise their REI Options in the Form of Election will irrevocably agree to do so whether or not the Offers become unconditional. Optionholders who use the Form of Election to exercise part only of their REI Options will be deemed to have elected to exchange their remaining unexercised REI Options for CB Commercial Options.

6.   The REI 1997 Employee Share Incentive Plan

     In accordance with the rules of the REI Share Plan, vesting rights for all REI Shares held under such plan have been accelerated such that one-third will vest on the Unconditional Date (or such earlier date as may be determined under the REI Share Plan), one-third shall vest on 1st January 1999 and one-third shall vest on 1st January 2000. The Offers extend to REI Shares held under the REI Share Plan on the following basis.

     B Shares allocated to Shareholders under the REI Share Plan are subject to vesting requirements based on continuity of employment. The B Offer extends to B Shares but will only entitle election for the Partial Cash or Loan Note Alternatives in respect of the one third of the B Shares which will vest on the Unconditional Date (or such earlier date as may be determined). Any such election prior to the Unconditional Date should be made on the blue B Form of Acceptance, and may be made at any time while these Alternatives are open, notwithstanding that none of the Shareholder's B Shares have vested.

     The vesting requirements for CBC Shares which a Shareholder receives in exchange for his/her B Shares held under the REI Share Plan will be similar to those contained in the REI Share Plan (accelerated as set out above), save that because one-third of such CBC Shares will have vested on the Unconditional Date, the effect will be that an employee who ceases to be connected with the REI Group (within the meaning of Articles 27.11.1(a) or (b) of the Articles of Association) other than by reason of death, disability or termination without just cause prior to 1st January 1999 will forfeit all of the CBC Shares which he/she receives in exchange for B Shares. Similarly, an employee who ceases to be connected with the REI Group (within the meaning of Articles 27.11.1(a) or (b) of the Articles of Association) other than by reason of death, disability or termination without just cause prior to 1st January 2000 will forfeit one-half of the CBC Shares he/she receives in exchange for B Shares.

     Certificates for the CBC Shares to be issued in relation to the B Offer will be held by CB Commercial until such CBC Shares vest. The certificates will then be sent to Shareholders attheir registered addresses and at their own risk.

     Employees who elect for the REI Shares allocated to them under the REI Share Plan to be held by the ESOP Trustee will be entitled to direct the ESOP Trustee to accept the Offers in respect of those shares. The consideration due pursuant to the A Offer in respect of such REI Shares will be held by the ESOP Trustee under the terms of the Rules of the REI Share Plan, including the vesting requirements referred to above.

     Further details of the vesting arrangements under the REI Share Plan are set out in Appendix IV.

7.   Resale of CBC Shares

     The ability of each REI Shareholder to resell his or her CBC Shares will depend upon whether he or she is either a United States resident or an affiliate of CB Commercial.

     Non US residents who are not CB Commercial affiliates

     If you are neither a US resident nor an affiliate of CB Commercial (and only Messrs Barry White, Francis Pons and David Runciman are expected to be affiliates) then your CBC Shares will be freely tradable at all relevant times. During the first 40 days following the issuance of the CBC Shares you will be able to sell those shares pursuant to the Registration Statement which CB Commercial will have in effect at the time you receive the CBC Shares. After the 40 day period anyone who is neither a US resident nor an affiliate of CB Commercial may freely resell CBC Shares pursuant to applicable regulations without regard to the Registration Statement.

     US residents who are not affiliates

     If you are a US resident but not an affiliate of CB Commercial then your CBC Shares will be freely tradable at all relevant times with one possible exception. During the first year following the issuance of the CBC Shares you will be able to sell them pursuant to the Registration

     Statement which CB Commercial will have in effect at the time you receive CBC Shares. After the one year period you may sell your CBC Shares pursuant to Rule 144. Under Rule 144 the only limitations are that you must sell in a "broker's transaction" and CB Commercial must be current in its required Securities Exchange Commission filings. During the one year period in which you must sell pursuant to the Registration Statement periods could occur in which no sales are possible because material information about CB Commercial (generally relating to acquisitions) is not public. During such a period --which will not exceed 30 days -- you will not be able to sell CBC Shares.

     Affiliates

     Any person who is an affiliate of CB Commercial, regardless of his or her residence, may sell only pursuant to the Registration Statement for the first two years following issuance of the CBC Shares. Each affiliate will be provided with additional information in this regard.

     Caveat: Notwithstanding the foregoing no person may sell CBC Shares when he or she personally possesses material information about CB Commercial which is not public.

     New York Stock Exchange

     In addition to including the CBC Shares to be issued in connection with the Offers in a Registration Statement, CB Commercial will list them on the New York Stock Exchange.

     Methods of effecting a sale

     There are a number of ways in which a Shareholder who receives CBC Shares pursuant to the Offers can sell those shares. The three principal and recommended ways are as follows:

     (i)   Standard brokerage transactions

           Shareholders can use Merrill Lynch, Montgomery Securities or another firm of their choice in a standard brokerage transaction. This is the most appropriate way to sell fewer than 15,000 CBC Shares. Where larger blocks are to be sold one of the other two alternatives described below may be better suited. Prior to the Payment Date CB Commercial will provide Shareholders with names and telephone numbers of stock brokers who can assist in a sale of CBC Shares.

     (ii)  Block trading with institutional shareholders

           CB Commercial currently has a number of institutional shareholders who own more than 400,000 CBC Shares each (the largest of whom owns almost 2,000,000 CBC Shares). A number of these institutional shareholders have indicated a desire to acquire additional CBC Shares, but only if they can buy in large blocks. CB Commercial's management is generally aware of those institutional shareholders who are interested in additional CBC Shares and you may contact either John Haeckel (CB Commercial's Chief Financial Officer) at (213) 613-3388 or Walter Stafford (its General Counsel) at (213) 613-3588) for information on block trades.

     (iii) Underwritten public offering

           If a sufficient number of CBC Shares are to be sold at one time by a group of Shareholders (or as part of a group which includes other
           CB Commercial shareholders) it may be possible to arrange an underwritten public offering. Generally speaking, an underwritten offering will not be feasible unless at least 500,000 CBC Shares are to be sold, and to obtain sufficiently qualified underwriters a larger number would be preferable.

8.   Information on CB Commercial

     CB Commercial, whose predecessor was founded in 1906, provides integrated real estate services. With the August 1997 acquisition and integration of Koll Real Estate Services, CB Commercial has restructured into four global business units to best serve clients, as well as better reflect market opportunities, and to encourage better investment community understanding of CB Commercial's prospects. The four units are Brokerage Services, Corporate Services, Property Management Services and Financial Services. Brokerage Services consists of brokerage services (facilitating leases and non-investment sales), Corporate Services consists of corporate services (including facilities management and outsourcing), Property Management Services is self explanatory and Financial Services consists of investment property services (acquisitions and sales on behalf of investors), mortgage banking (including mortgage loan services) through L.J.Melody Company, asset management/pension advisory services through Westmark Realty Advisors LLC, valuation and appraisal services and real estate market research. A significant portion of CB Commercial's revenue is transactional in nature and seasonal. Historically, this seasonality has caused CB Commercial's revenue, operating income and net income to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year.

     Revenue from Brokerage Services and the investment properties component of Financial Services, which constitutes a substantial majority of CB Commercial's revenue, is largely transactional in nature and subject to economic cycles. However, CB Commercial's significant size, geographic coverage, number of transactions and large client base tend to minimise the impact of economic cycles on annual revenue. Approximately 50 per cent. (mostly commissions) of the costs and expenses associated with Brokerage Services and the investment properties component of Financial Services, respectively, are directly correlated to revenue while approximately 25 per cent. (mostly commissions) of the costs and expenses of Financial Services, excluding investment properties, are directly correlated to revenue.

     Exclusive of REI, CB Commercial has completed four strategic acquisitions since the beginning of 1995 and is continually assessing acquisition opportunities as part of its growth strategy. Because of the substantial non-cash goodwill and intangible amortisation charges incurred by CB Commercial in connection with acquisitions subject to purchase accounting and because of interest expense associated with acquisition financing, future acquisitions may adversely affect net income. In addition, during the first six months following an acquisition, CB Commercial believes there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalising personnel levels (which CB Commercial intends to reflect as a statement of operations charge or as part of the purchase price at the time of the acquisition to the extent possible). Management's strategy is to pursue acquisitions like REI that are expected to be accretive to income before interest expense and provision for amortisation of goodwill and intangibles, if any, and to operating cash flows (excluding the costs of integration). In the case of REI, the rationalisation of personnel levels will be of no significant financial consequence, but there will be very significant costs relating to integrating information technology and accounting.

     CB Commercial's results have benefited from its ability to take advantage of a significant and ongoing recovery in US commercial real estate markets and the generally rising level of occupancy and rental levels and, as a result, property values. Since brokerage fees are typically based upon a percentage of transaction value, and property management fees are typically based upon a percentage of total rent collections, recent occupancy and rental rate increases have generated an increase in brokerage and property management fees to CB Commercial.

     CB Commercial's current financial and trading position are in line with Directors' expectations.

9.   Management and employees

     We at CB Commercial share Barry White's view that one of the most important assets in our respective businesses is our employees and that the retention and motivation of REI employees is vital to the success of our merger.

     CB Commercial will therefore offer all REI Group employees continuing employment with their current employer following the merger and no change is expected in the terms and conditions of any employee's employment. Naturally, the employer retains whatever rights it may have -- subject to whatever obligations it may have -- to make appropriate changes in those terms and conditions, but no changes are currently contemplated. CB Commercial believes that the respective clients of CB Commercial and REI will enthusiastically accept the merger and that the merger will allow the combined company to attract new clients. This in turn should enhance the career opportunities for both REI Group and CB Commercial employees.

     In the case of approximately 30 REI Group key management employees (including a majority of the Directors) CB Commercial has offered new employment agreements (or has already obtained commitments) which include covenants not to compete in order to help ensure the continuing stability and growth of REI. Virtually all of these key employees have agreed to enter into employment agreements that become effective on the Payment Date.

     In addition, with respect to a somewhat larger group of key employees (including some but not all of the management employees) CB Commercial will grant stock options to purchase an aggregate of 500,000 CBC Shares at a price of US$ 33.76 per share. Such options will be granted under the terms of CB Commercial's REI Acquisition Stock Option Plan, details of which are set out in Appendix V.

     Finally, it may be helpful to understand the tentative management structure of the combined company:

                   [MANAGEMENT STRUCTURE CHART APPEARS HERE]

     Everyone must recognise that the management structure for our combined companies will be a dynamic and not a static undertaking. I am pleased to advise Shareholders that I will invite at least Barry White, Francis Pons and David Runciman from among existing REI Directors, and probably several other REI people, to be a part of the Global Operations Management Board.

10.  CB Commercial Options

     CB Commercial believes that a key employee's ability to participate in the success of CB Commercial through stock ownership (including stock options) has been a significant factor in its success. At 31st December 1997 officers, Directors and employees owned or controlled approximately 40 per cent. of the 18,768,200 outstanding CBC Shares and held options to purchase 1,949,337 additional CBC Shares.

     As indicated above, CB Commercial will grant options over 500,000 CBC Shares to a somewhat larger group of key employees of REI. The stock option grants are expected to range from as few as 500 CBC Shares to as many as 25,000 CBC Shares. All of these stock options are priced at US$33.72 per share and all vest as follows:

     . 33 1/3 per cent. after a key employee completes three years of service with CB Commercial/REI following the Offers becoming unconditional;

     . 66 2/3 per cent. after a key employee completes four years of service with CB Commercial/REI following the Offers becoming unconditional; and

     . 100 per cent. after a key employee completes five years of service with CB Commercial/REI following the Offers becoming unconditional.

     Any CBC Options which are not vested at the time a key employee's employment terminates (regardless of the reason for the termination, including disability, death or dismissal without just cause) will be forfeited. Further details of CB Commercial's share option schemes are set out in Appendix V to this document.

11.  Dividend statement

     During the period from 1992 through to September 1996 no dividends were paid or accrued on either CBC Shares or CB Commercial preferred stock. No dividends are likely to be declared or paid in the foreseeable future.

12.  Taxation

     Certain considerations relating to taxation are set out in Appendix XII to this document.

     Shareholders who are in any doubt as to their taxation position should consult an appropriate professional adviser without delay.

13.  Recent Events

     On 27th January 1998 CB Commercial purchased all of its issued and outstanding preferred stock for US$72 million in cash. The preferred stock was convertible into 2,560,000 CBC Shares. The purchase has the effect of eliminating a US$4 million a year dividend and 2,560,000 CBC Shares. Market reaction to this purchase has been favourable.

14.  Procedure for acceptance

     There are three different Forms of Acceptance: a white Form in respect of the A Shares, a blue Form in respect of the B Shares and a pink Form in respect of the C Shares.

     If you decide to accept the Offers, please complete and sign the relevant enclosed Form(s) of Acceptance in accordance with the instructions thereon in respect of your holdings of A Shares, B Shares and/or C Shares (as the case may be). Please then return the signed original Form(s), preferably by courier (not by fax), together with your share certificate(s), to the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible, and in any event so as to arrive no later than 3:30 pm on 20th March 1998.

     If you have mislaid your share certificate(s) or if it/they is/are temporarily unavailable or if it/they is/are held on your behalf by the Company you should nevertheless return the duly completed Form(s) of Acceptance and send your share certificate(s) as soon as possible. If your share certificate(s) is/are lost you should apply for a new certificate from the Company Secretary, Elizabeth Thetford at REI Limited, Berkeley Square House, Berkeley Square, London W1X 6AN. If your share certificate(s) is/are held by the Company and you complete and return one or more Forms of Acceptance your share certificate(s) will be attached to your Form(s) of Acceptance on your behalf.

     Please note that by signing and returning a Form of Acceptance you will not place yourself under any obligation under the Articles of Association to serve a transfer notice.

     Optionholders

     Enclosed is a yellow Form of Election on which Optionholders are entitled to choose either:

     (i) to accept the offer to exchange their unexercised REI Options for CB Commercial Options of equivalent value; or

     (ii) to exercise their unexercised options over REI Shares with effect from the Unconditional Date and accept the Offers in respect of the resulting REI Shares.

     Forms of Election will be irrevocable.

     To elect for either of these alternatives, an Optionholder's signed original Form of Election, the relevant option certificate(s) and (in the case of option (ii) above) the appropriate remittance in Pounds Sterling for the number of REI Shares over which REI Options are exercised must be received by the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible and in any event by no later than 3:30 pm on 20th March 1998. Your remittance for the exercise price of the REI Shares over which you exercise your REI Options should be made by UK building society cheque or other cheque drawn on any branch of a clearing bank in the United Kingdom, or may be made by electronic transfer in Pounds Sterling to National Westminster Bank plc (Sort Code 60-00-01), 1 Princes Street, London EC2R 8PA for the account of REI Limited -- No2 account (account number 97680753). If you wish to elect for either of the above alternatives but you have mislaid your option certificate(s) or if it/they is/are temporarily unavailable or if it/they is/are held on your behalf by the Company, you should nevertheless return the duly completed Form of Election and send your option certificate(s) as soon as possible. If your option certificate(s) is/are lost you should apply for a new certificate from the Company Secretary, Elizabeth Thetford at REI Limited, Berkeley Square House, Berkeley Square, London W1X 6AN. If your option certificate(s) is/are held by the Company and you complete and return a Form of Election your option certificate(s) will be attached to your Form of Election on your behalf.

     Participants in the REI Share Plan who hold shares through the ESOP Trustee

     Enclosed is a green Form of Instruction on which participants in the REI Share Plan who hold shares through the ESOP are able to indicate their instructions in respect of REI Shares held for them by the ESOP Trustee. Forms of instruction will be irrevocable. To enable the ESOP Trustee to accept the Offers by 3:30 pm on 20th March 1998 please ensure that your Form of Instruction is received by the Company Secretary, Elizabeth Thetford c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA as soon as possible and in any event by no later than the close of business on 18th March 1998.

15.  Settlement

     REI Shares

     Within five business days after the Unconditional Date CB Commercial will dispatch the consideration to Shareholders who have accepted the Offers on or before the Unconditional Date. Where a Shareholder accepts the Offers after the Unconditional Date, but before the Final Closing Date, the consideration will be dispatched within five business days of valid acceptance. Consideration will be dispatched by first class post, except that Shareholders who elect to receive the Partial Cash Alternative (or other cash under Method B) will be entitled to receive the same by way of wire transfer in such currency as the Shareholder shall have specified in the Form of Acceptance (the Shareholder to bear any and all costs of currency exchange, save where payment is made in US Dollars or Pounds Sterling) and to such account as the accepting Shareholder shall designate in the Form(s) of Acceptance.

     Title to each Shareholder's REI Shares shall not pass to CB Commercial until CB Commercial has dispatched the consideration to the Shareholder.

     REI Options

     Certificates in respect of new CB Commercial Options will be despatched within five business days after Unconditional Date.

16.  Further information

     Your attention is drawn to the Appendices which form part of this document and to the Forms of Acceptance and (where relevant) the Form of Election and Form of Instruction.

                                  Yours truly

                                James J Didion

                     Chairman and Chief Executive Officer
                CB Commercial Real Estate Services Group, Inc.

                                  APPENDIX I

                         Adjusted EBITDA and Net Debt

A.   Adjusted EBITDA

     "Adjusted EBITDA" means the consolidated profits on ordinary activities before taxation of REI ("Consolidated Profits") for the year ended 31st December 1997 ("1997") exclusive of any gain or loss arising from inter-company loans or balances arising on consolidation determined in accordance with the existing accounting policies of REI consistently applied in accordance with past practice ("Accounting Policies") after the addition to the Consolidated Profits of the following items (after the elimination of all inter-company items in accordance with the Accounting Policies):

     1. all interest paid or payable by REI in respect of 1997 on a consolidated basis;

     2. all depreciation charged by REI in respect of 1997 on a consolidated basis;

     3. all amortisation charged by REI in respect of 1997 on a consolidated basis;

     4. the amount of any net losses recognized in 1997 in respect of the discontinued operations of businesses in Chicago, USA and Geneva, Switzerland conducted by two subsidiaries of REI on the basis that any amounts included in such losses that have not been paid by 31st December 1997 are added to Net Debt;

     5. the portion of the profits on ordinary activities before taxation for 1997 (with the adjustments set forth above and below) of any subsidiary of REI which was excluded in calculating the Consolidated Profits because REI owned, directly or indirectly, less than 100 per cent. of such subsidiary if, and only if, REI has an obligation to purchase the share capital in such subsidiary which it does not own and the unpaid cost (including the present value of any earnout) payable in relationship to such obligation is included in the calculation of Net Debt;

     6. all of the profits on ordinary activities before taxation for 1997 (with the adjustments set forth above and below, substituting Richard Ellis SA (a company incorporated in France) for REI) of Richard Ellis SA subject to the fair value of REI's put/call obligation with respect to such business being included in Net Debt;

     7. the remaining 49 per cent. of the profits on ordinary activities before taxation for 1997 (with the adjustments set forth above and below, substituting Richard Ellis Residencial SA for REI) of Richard Ellis Residencial SA so long as an agreement entered into by REI in 1997 to acquire the outstanding 49 per cent. equity interest therein proceeds to completion following Spanish Ministry of Commerce authorisation and prior to the Unconditional Date;

     8. any expenses incurred on or after 22nd October 1997 in relation to the transactions contemplated by the Offers, the impact of which shall be excluded from the calculation of Net Debt; and

B.   Net Debt

     "Net Debt" means the sum of all amounts owed by REI on 31st December 1997 less the amount of all cash balances as of that date together with the sum of US$700,000 (net of any related tax obligation) received in January 1998 by Richard Ellis, Inc. from Richard Ellis LLC in respect of the period commencing 1st July 1997, in each case on a consolidated basis determined in accordance with the Accounting Policies in respect of:

     1.  borrowed money;

     2.  the unpaid purchase price of capital assets; and

     3. the fair value of any obligation (or, in the case of Richard Ellis SA (a company incorporated in France), any right) to purchase an additional interest in any business to the extent that Adjusted EBITDA includes the portion of profits on ordinary activities before taxation for 1997 attributable to such interest.

C.   General

     1. In calculating Adjusted EBITDA and Net Debt there shall be excluded the portion, if any, of Adjusted EBITDA and Net Debt of any consolidated entity attributable to the fact that, directly or indirectly, REI does not own 100 per cent. of such entity.

     2. The Board of REI will prepare the 1997 Accounts using the Accounting Policies and shall request Coopers & Lybrand (a) to audit the 1997 Accounts and (b) to prepare a draft statement of Adjusted EBITDA and Net Debt which shall be sent to Arthur Andersen for their review.

         Before a final statement of Adjusted EBITDA and Net Debt is prepared, Arthur Andersen shall be entitled to 10 business days to review the 1997 Accounts, the draft statement of Adjusted EBITDA and Net Debt and all the documents on which the 1997 Accounts are based and which are otherwise required for the purpose of calculating Adjusted EBITDA and Net Debt (including, if and to the extent permitted by Coopers & Lybrand, the working papers of Coopers & Lybrand) and to discuss with Coopers & Lybrand any matters arising therefrom.

         CB Commercial shall notify the Board of REI in writing within 10 business days of receipt in Los Angeles, California by Arthur Andersen of the 1997, Accounts and the draft statement of Adjusted EBITDA and Net Debt whether it accepts, for the purposes of this Appendix, that the 1997 Accounts and the draft statement of Adjusted EBITDA and Net Debt have been properly prepared in accordance with this Appendix and, if it does not so accept the 1997 Accounts and the draft statement, such notification shall be accompanied by a letter from Arthur Andersen giving detailed reasoning in writing for any non-acceptance. In the case of non-acceptance, the Boards of REI and CB Commercial (or a committee thereof) shall (in conjunction with their respective accountants) meet and discuss the objections of CB Commercial in order to seek to reach agreement upon such adjustments (if any) to the 1997 Accounts and the statement of Adjusted EBITDA and Net Debt as are necessary to bring them into compliance with this Appendix.

         If CB Commercial does not so notify REI within the said 10 business days, then CB Commercial shall be deemed to have accepted the 1997 Accounts and the statement of Adjusted EBITDA and Net Debt for the purposes of the Offers.

         If the Boards of REI and CB Commercial are unable to resolve all such differences of views within 10 business days following the notification of objection by CB Commercial, the matters in dispute shall be referred for settlement on the written application of either CB Commercial or the Board of REI to Nick Land of Ernst Young, London, or if he is unwilling or unable to act, such other person as may be agreed between CB Commercial and the Board of REI ("the Expert") who shall be instructed to give a decision in 10 business days. In giving its decision, the Expert shall select either the position asserted by REI or that asserted by CB Commercial. Any such decision shall be final and binding on all concerned and shall be given by the Expert as expert and not as arbitrator. The Expert, in rendering its decision, shall take into account only such evidence and information as CB Commercial and the Board of REI (or their respective accountants) shall have put forward in writing and no such evidence shall be put forward by either REI or CB Commercial unless such evidence was made available to the other party prior to the written application for settlement being made. Except at the request of the Expert, REI and CB Commercial shall each submit only one statement of their respective positions and that statement shall be provided to the Expert, with a copy to the other party, within 5 business days of the date of the written application for settlement.

         The costs of Coopers & Lybrand pursuant to the provisions of this paragraph shall be borne by REI but shall not be taken account of in the calculation of Adjusted EBITDA. The costs of Arthur Andersen shall be borne by CB Commercial. The costs of the Expert (if applicable) shall be borne equally by CB Commercial and REI.

     3. Notwithstanding that the 1997 Accounts may not have been audited, or that the statement of Adjusted EBITDA and Net Debt may not have been determined, CB Commercial may, by written notice to REI, declare itself satisfied that the Initial Price should not be reduced by reference to Adjusted EBITDA and Net Debt, and such declaration shall be binding on CB Commercial, the Shareholders and Optionholders.

                                  APPENDIX II

              NUMBER OF CBC SHARES TO BE ISSUED UNDER THE OFFERS

                                    PART A

                                 INITIAL PRICE

The Initial Price for the fully diluted share capital of REI is (pounds)57.25 million (subject as set out below), on the assumptions that:

 .     the Adjusted EBITDA (as defined in Appendix I) of REI for the year ended
      31st December 1997 is (pounds)7.3 million or more; and

 .     the Net Debt (as defined in Appendix I) of REI as at 31st December 1997 is
      (pounds)6.5 million or less.

If the Adjusted EBITDA is less than (pounds)7.3 million, or if the Net Debt is more than (pounds)6.5 million, the Initial Price will be reduced as described below. In no circumstances will the Initial Price be reduced to below (pounds)50 million without the written approval of the holders of 75 per cent. of the REI Shares who have assented to the Offers.

(a) The Initial Price will be (pounds)57.25 million if for the 12 months ended 31st December 1997 REI's Adjusted EBITDA (calculated in accordance with Appendix I) is (pounds)7.3 million or more and if at 31st December 1997 Net Debt (calculated in accordance with Appendix I) is (pounds)6.5 million or less.

(b) If for the 12 months ended 31st December 1997 Adjusted EBITDA is less than (pounds)7.3 million then the (pounds)57.25 million figure will be reduced by the same percentage by which the Adjusted EBITDA is less than (pounds)7.3 million; provided, however, that in no event will the adjustment computed pursuant to this paragraph (b) cause the Initial Price to be less than (pounds)50 million.

(c) If at 31st December 1997 Net Debt exceeds (pounds)6.5 million then the amount of such excess shall be subtracted from the (pounds)57.25 million figure (or such other figure as may result after the application of paragraph (b) above); provided, however, that in no event will the adjustment computed pursuant to this paragraph cause the Initial Price to be less than (pounds)50 million.

The calculations of Adjusted EBITDA and of Net Debt will be made on the basis set out in Appendix I and, following any adjustments being agreed or settled in accordance with Part C of Appendix I, CB Commercial will send a notice (a "Calculation Notice") to Shareholders at their respective registered addresses to inform them of Adjusted EBITDA, Net Debt and the resulting Initial Price within five business days of the same being agreed or settled.

In the event that the adjustment provided for in paragraph (c) above would cause the Initial Price to be reduced below (pounds)50 million but for the proviso therein, then CB Commercial will have the right (subject as set out below) to cause the Offers to lapse by written notice (a "Termination Notice") posted to Shareholders not less than 30 nor more than 45 days after the Calculation Notice.

If the holders of 75 per cent. of the REI Shares in respect of which the Offers have been accepted deliver their written agreement to CB Commercial within 30 days of receipt of the Calculation Notice c/o Elizabeth Thetford, Company Secretary of REI Limited c/o Jones, Day, Reavis & Pogue, Bucklersbury House, 3 Queen Victoria Street, London, EC4N 8NA, that the Initial Price shall be reduced to the amount (the "Reduced Amount") it would have been but for such proviso, then the Initial Price shall be reduced to the Reduced Amount and CB Commercial shall not be entitled to serve a Termination Notice. In that event, all the accepting Shareholders (whether or not they have specifically agreed to the reduction) and CB Commercial shall be deemed to have agreed that the Initial Price shall be reduced to the Reduced Amount.

                                    PART B

                         CALCULATION OF CONSIDERATION

Method A

The Initial Price of REI at the Announcement Date was (pounds)57.25 million, subject to REI's financial performance to, and position at, 31st December 1997 (as set out above).

The terms under Method A were determined as at the Announcement Date with the consequence that Shareholders would be able to benefit from any favourable, but would suffer from any unfavourable, movements in the Pounds Sterling value of CBC Shares.

In order to protect both Shareholders and CB Commercial from extreme movements in the Pounds Sterling value of CBC Shares, the benefits or otherwise were restricted to +/- approximately 13 per cent. of the unadjusted Initial Price at the Announcement Date of (pounds)57.25 million.

For each REI Share assented under Method A accepting Shareholders will, subject as set out below, be entitled to a fraction of a CBC Share on the following basis:


                                    IP
One REI Share for each     --------------------      CBC Share
                           (pounds)20.17 x FDSC

where:  IP    =  Initial Price (as determined pursuant to Part A of this
                 Appendix); and

        FDSC  =  the fully diluted share capital of REI.

        (pounds)20.17 is the Announcement Price in Pounds Sterling

Thus, on the assumption that the Initial Price is (pounds)57.25 million (i.e. Adjusted EBITDA is not less than (pounds)7.3 million and Net Debt is (pounds)6.5 million or less), a Shareholder accepting under Method A would be entitled to approximately 0.357 CBC Share for each REI Share assented under Method A.

Cap

However, if, on the assumption that the fully diluted share capital of REI had been assented under Method A, the aggregate value (using the Sterling Closing Price) of the CBC Shares (ignoring the Partial Cash and Loan Note Alternatives) which would be issued would exceed (pounds)65 million, each Shareholder electing for Method A would instead be entitled to a fraction of a CBC Share on the following basis (so that such aggregate value does not exceed (pounds)65 million):

                             (pounds)65 million
One REI Share for each       ------------------         CBC Share
                                 SCP x FDSC

where:  SCP  =  Sterling Closing Price.

Collar

Similarly, if, on the assumption that the fully diluted share capital of REI had been assented under Method A, the aggregate value of the CBC Shares (ignoring the Partial Cash and Loan Note Alternatives) (using the Sterling Closing Price) which would be issued would be less than (pounds)50 million, each Shareholder electing for Method A would instead be entitled to a fraction of a CBC Share on the following basis (so that such aggregate value is not less than (pounds)50 million):

                             (pounds)50 million
One REI Share for each       ------------------          CBC Share
                                 SCP x FDSC

If the Initial Price has been reduced to the Reduced Amount, the sum of (pounds)50 million in the immediately preceding formula shall be replaced by the Reduced Amount.

Method B

For each REI Share assented under Method B so as to receive CBC Shares (rather than cash or Loan Notes), accepting Shareholders would be entitled to a fraction of a CBC Share on the following basis:

                                     IP
One REI Share for each      ---------------------        CBC Share
                                 SCP x FDSC

If, however, the CBC Dollar Closing Price falls below US$26, accepting Shareholders would be entitled (ignoring an election for all cash, the Partial Cash Alternative or the Loan Note Alternative) to a fraction of a CBC Share for each REI Share assented under Method B on the following basis:

                                  IP x ER
One REI Share for each      ---------------------        CBC Share
                                FDSC x US$26

where:  ER  =  Closing Exchange Rate.

Fractions

Fractions of CBC Shares will not be issued.

In calculating the consideration receivable by a Shareholder, REI Shares of one class held by that Shareholder shall not be aggregated with REI Shares of another class held by that Shareholder.

                                 APPENDIX III

                  CONDITIONS AND FURTHER TERMS OF THE OFFERS

A.   Conditions of the Offers

     The Offers are subject to the following conditions:

     (a) valid acceptances being received (and not, where permitted, withdrawn) by 3:30 pm on 20thMarch 1998 (or such later time(s) and/or date(s) as CB Commercial may decide) in respect of not less than (i) 75 per cent. (or such lesser percentage as CB Commercial may decide) in nominal value of the aggregate of the issued A Shares and the B Shares to which the Offers relate; and (ii) 75 per cent. (or such lesser percentage as CB Commercial may decide) in nominal value of the aggregate of the issued A Shares, B Shares and C Shares to which the Offers relate, provided that this condition shall not be satisfied unless CB Commercial has acquired, or agreed to acquire, pursuant to the Offers or otherwise, REI Shares carrying more than 50 per cent. of the votes which are currently exercisable at general meetings of REI;

     (b) the passing by REI of the Resolution set out in the Notice or such other resolutions as the Board of REI and CB Commercial agree to substitute for such Resolution for the purpose of enabling REI Shares to be transferred to CB Commercial pursuant to the Offers;

     (c) at least 90 per cent. of the employees of the Wider REI Group who have been requested by CB Commercial to enter into employment agreements having executed such employment agreements in a form acceptable to CB Commercial;

     (d) a registration statement of CB Commercial filed under the Securities Act having been declared effective by the Securities Exchange Commission and not being subject to any stop order or similar limitation imposed by such Commission which permits any Shareholder other than a Shareholder who becomes an affiliate of CB Commercial free marketability of any CBC Shares issued as consideration under the Offers;

     (e) notification being received from the Inland Revenue pursuant to an application made under Section 138 of the Taxation of Chargeable Gains Act 1992 that they are satisfied that the exchange of REI Shares for CBC Shares will be effected for bona fide commercial reasons and will not form part of any scheme or arrangements as are mentioned in Section 137(1) of the Taxation of Chargeable Gains Act 1992;

     (f) notification being received from the Inland Revenue pursuant to an application made pursuant to Section 707 of the Income and Corporation Taxes Act 1988 that they are satisfied that the exchange of REI Shares for CBC Shares is such that no notice under Section 703(3) of the Income and Corporation Taxes Act 1988 ought to be given in respect of them;

     (g) no non-governmental person having decided to take or institute any action, proceedings or suit which would or might result in a judicial determination that the Offers or the acquisition by CB Commercial of any REI Shares, or of control of REI are void, illegal or unenforceable or otherwise in violation of contract;

     (h) except as notified to CB Commercial in writing by REI prior to the date hereof no member of the Wider REI Group having, since 31st December 1997, incurred any indebtedness or contingent liability or entered into any contract (without the consent of CB Commercial) which in any such case is outside the ordinary course of business and is not reflected in the consolidated balance sheet of REI at 31st December 1997 and would have a Material Adverse Effect on the REI Group taken as a whole;

     (i) CB not having discovered that any person who is not a member of the Wider REI Group (or Richard Ellis Victoria (Pty) Limited as to Australia only) has the right to use the trademark or service mark (registered or unregistered) "Richard Ellis" in relation to real estate services in the form in which it is currently used by any member of the Wider REI Group (or in a form likely to be confused therewith) in any country (other than the UK) where any member of the Wider REI Group has an office.

     CB Commercial reserves the right to waive, in whole or in part, all or any of conditions (c) and (g) to (i) inclusive. Conditions (d), (e) and (f) above may only be waived by CB Commercial with the consent of the Board of REI.

B.   Terms of the Offers

     The following further terms will, where the context permits, apply to each of the Offers. Except where the context otherwise requires, references in this Appendix and in the Forms of Acceptance (and, where relevant, in the Form of Election and/or Form of Instruction) to the Offers shall include any extension or revision thereof.

1.   Acceptance Period

     (a) Except insofar as they may be totally withdrawn and all persons released from any obligations incurred under them, the Offers will initially remain open for acceptance by every recipient until 3:30 pm on 20thMarch 1998.

     (b) Subject to sub-paragraph (d) below, CB Commercial may extend the Offers from time to time by such period as it thinks fit by giving written notice to the Company c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA, such notice to be given within seven days of the expiry of the Offers, and should it do so CB Commercial shall send written notice of such extension to Shareholders at their registered addresses or at any fax number supplied by Shareholders in the Form of Acceptance.

     (c) Although no revision is envisaged, if the Offers are revised they will remain open for acceptance for a period of at least fourteen days from the date of posting of written notification of the revision to Shareholders.

     (d) The Offers, whether revised or not, shall not be capable of becoming unconditional after 3:30 pm on 24th May 1998 nor of being kept open after that time unless they have previously become unconditional. The Offers will lapse if they have not become unconditional by 3:30 pm on 24th May 1998.

     (e) If the Offers become unconditional, they will remain open for acceptance until further notice and at least 14 days' notice will be given prior to the closing of the Offers.

2.   Revised Offers

     (a) Although no such revision is envisaged, if the Offers (in their original or any previously revised form) are revised and such revision does not represent on the date on which such revision is announced (on such basis as the Board of REI may determine) a diminution in the value of the Offers as so revised, the benefit of the revised Offers will be made available to Shareholders who have accepted the Offers in their original or any previously revised form(s) (hereinafter called "previous acceptors"). The acceptance by or on behalf of a previous acceptor of the Offers in their original or any previously revised form(s) shall, subject as provided in this paragraph, shall be deemed to be an acceptance of any such revised Offer.

     (b) Any acceptance of all or any revised Offers, any revised consideration and any other election pursuant to any of the foregoing shall be irrevocable.

3.   Shareholder covenants

     By submitting a Form of Acceptance and/or Form of Election each Acceptor severally and not jointly represents, warrants and covenants as follows:

     Warranties

     (a) the Acceptor is or will on the Unconditional Date be the registered holder of and/or the Optionholder in respect of the REI Shares and/or REI Options set out in that Form of Acceptance and/or Form of Election respectively, and if the Acceptor is not the beneficial owner, the Acceptor has set out the name(s) of the beneficial owner(s) in the Form of Acceptance;

     (b) subject to the passing of the Resolution, the Acceptor has the requisite power and authority to accept the Offers in respect of the REI Shares set out in that Form of Acceptance and to transfer such shares to CB Commercial under the Offers free from all charges, options, liens or encumbrances whatsoever, subject to the Articles of Association;

     (c) the Acceptor has the requisite power and authority to accept the proposals relating to REI Options as set out in that Form of Election;

     (d) the Shareholder is neither the registered nor beneficial owner of any REI Shares save for any REI Shares arising on the exercise of REI Options, nor the holder of any REI Options, in either case other than those set out in that Form of Acceptance and/or Form of Election respectively;

     (e) the Acceptor has not knowingly furnished to CB Commercial in connection with the Offers, and shall not, prior to the Final Closing Date, knowingly furnish to CB Commercial in connection with the Offers, any information which is material in the context of the Offers which to the Acceptor's knowledge (without any obligation of enquiry) contained or will contain any untrue statement of a material fact;

     A Shareholder's and/or Optionholder's liability for breach of the Warranties shall be limited to the value of the consideration received by that Shareholder and/or Optionholder under the Offers.

     Exercise of voting rights

     (f) when the Resolution is put to the vote at the EGM, he or she will (if legally permitted to do so) cast, or procure the casting of, all the votes attaching to the REI Shares set out in that Form of Acceptance in favour of the Resolution and, if any other resolution is put to a general meeting with respect to the Offers, shall (if legally permitted to do so) cast or procure the casting of the votes attaching to such REI Shares in such manner as is reasonably necessary to enable the Offers to become wholly unconditional, provided that nothing herein shall require the Acceptor to vote in favour of a reduction in the Initial Price to below (pounds)50 million;

     (g) unless and until the Offers lapse or are withdrawn, the Acceptor shall (if legally permitted to do so and unless otherwise agreed by CB Commercial in its absolute discretion, and other than pursuant hereto) cast, or procure the casting of, the voting rights attaching to all REI Shares registered in the Acceptor's name against any resolution which may be proposed for the winding up of the Company and any resolution to increase the authorised or issued share capital or reduce the share capital of the Company or to authorise or empower the Directors of the Company to allot or issue securities or otherwise to reorganise the share capital of the Company or to amend the memorandum or articles of association of the Company, or to waive any provision thereof or to approve any sale of assets by the Company or to approve any acquisition by the Company of its own shares or any resolution to approve any compromise or arrangement under Section 425 of the Companies Act 1985.

     Relationship to the Company; Articles

     (h) the Acceptor is not a person who "wishes to transfer" his or her REI Shares for the purposes of Article 27 of the Articles of Association and does not, by executing a Form of Acceptance, propose to transfer any REI Shares other than by acceptance of the Offers in the event that the Resolution is passed;

     Not Frustrate the Offers

     (i) unless and until the Offers lapse (or are withdrawn) the Acceptor will not:

           (i) sell or transfer (otherwise than pursuant to the Offers or as required by the Articles of Association) or otherwise dispose of or charge all or any of the REI Shares registered in the Acceptor's name or beneficially owned by him or any interest in all or any thereof;

           (ii) accept any other offer in respect of all or any of such REI Shares, whether conditionally or unconditionally (by whatever means the same is to be implemented);

           (iii) withdraw his or her acceptance of the Offers;

           (iv) enter into any agreement or arrangement with any person, whether conditionally or unconditionally, or solicit or encourage any person, to do all or any of the acts referred to in this paragraph (i); or

           (v) provide to any person any confidential information concerning the Wider REI Group other than in accordance with his or her duties to a member of the Wider REI Group.

4.  General

     (a) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk.

     (b) Acceptance of an Offer will be deemed to constitute a warranty by the Acceptor that the REI Shares in respect of which the Offer is accepted are sold by the Acceptor free from all liens, charges and encumbrances (except as set out in the Articles of Association) and together with all rights attaching thereto. References in this paragraph 4 to acceptance shall include a reference to deemed acceptance in accordance with the terms set out in this Appendix.

     (c) The instructions and authorities contained in the Forms of Acceptance and Form of Election constitute part of the terms of the Offers.

     (d) The Offers and all acceptances thereof and elections therefor or pursuant thereto shall be governed by and construed in accordance with English Law.

     (e) Any omission to despatch this document or the Form of Proxy, Forms of Acceptance, Form of Election or Form of Instruction to, or any failure to receive the same by, any person to whom an Offer is made or should be made shall not invalidate the Offers or any of them in any way.

     (f) If the Offers do not become unconditional in all respects, Forms of Acceptance, Election and Instruction and share certificates, option certificates and/or other documents of title will be returned by post within 14 days of the Offers lapsing, save that if an Optionholder has elected to exercise his/her REI Option(s), the relevant option certificate(s) and payment will not be returned.

     (g) If acceptances are received in respect of 90 per cent. of any class of REI Shares, CB Commercial intends to apply the provisions of Sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding REI Shares of that class.

     (h) CB Commercial reserves the right to treat an acceptance of the Offers as valid if received by or on its behalf at any place or places determined by it and/or if such acceptance is not complete and valid in all respects.

     (i) The execution of the relevant Form of Acceptance and/or Form of Election shall constitute, subject to the Offers becoming unconditional in all respects, the irrevocable separate appointment of each of CB Commercial and its directors as the accepting Shareholder's or Optionholder's attorney and/or agent (the "attorney"), in relation to the relevant REI Shares and an irrevocable instruction to the attorney to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the relevant REI Shares in favour of CB Commercial or such other person or persons as CB Commercial may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney together with any share certificate(s) and/or other document(s) of title relating to such REI Shares for registration within six months of the Offers becoming unconditional in all respects and to do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offers and to vest in CB Commercial or its nominee(s) the REI Shares as aforesaid.

     (j) After the Offers become unconditional in all respects, CB Commercial shall be entitled to exercise any votes attaching to any REI Shares in respect of which an Offer has been accepted or deemed to be accepted and any other rights and privileges attaching to REI Shares, including the right to requisition a general meeting of REI, and, subject to the Offers becoming unconditional, execution of a Form of Acceptance will constitute an authority and request to REI from the relevant Shareholder to send any notice which may be required to be sent to him as a member of REI to CB Commercial at its registered office, and an authority to CB Commercial to sign any consent to short notice of a general meeting or separate class meeting on his/her behalf of him and/or to execute a form of proxy in respect of such shares appointing any person determined by CB Commercial to attend general meetings of REI or its members or any of them and to exercise the votes attaching to such shares on his behalf. Such Shareholder, by executing a Form of Acceptance, irrevocably undertakes not to execute a proxy for any such general meeting or to attend thereat, once the authority above has come into effect. This appointment shall be irrevocable and applies only to REI Shares assented to the Offers.

     (k) References in this Appendix to persons in the singular shall include the plural and vice versa and to the masculine shall include the feminine and the neuter.

5.  Overseas shareholders

     (a)  General

          The making of the Offers in or to, and the availability of CBC Shares and Loan Notes to persons resident in or citizens of, jurisdictions outside the UK ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offers to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or exchange control or other consents which may be required, the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties payable by such Shareholder in such jurisdiction.

     (b)  Canada

          The CBC Shares issued to Shareholders resident in British Columbia, Canada pursuant to the Offers shall be subject to resale restrictions. CB Commercial will apply to the British Columbia Securities Commission for an order to remove such resale restrictions. It should be noted that although it is likely that the application for an order to remove the resale restrictions will be successful, the order is discretionary.

          The CBC Shares issued to residents of Ontario are subject to resale restrictions but may be sold through a Canadian registered dealer on the New York Stock Exchange. The CBC Shares issued to residents of British Columbia are subject to resale restrictions. An application will be made to the British Columbia Securities Commission for a discretionary order to permit such CBC Shares to be freely traded on the New York Stock Exchange. There can be no assurance that such order will be forthcoming or on what conditions the order may be made available.

     (c)  Australia

          The Loan Note Alternative is not available to Shareholders resident in Australia. The attention of Shareholders is drawn to paragraph 15 of Appendix VI to this document which relates, inter alia, to offer and resale of the Loan Notes in Australia.

     (d)  Japan

          The Loan Note Atternative is not available to Shareholders resident in Japan.

     (e)  Belgium

          Notwithstanding what is said in this document, Shareholders resident in Belgium may not pass this document or accompanying forms to any person who may have acquired REI Shares from such Shareholders.

6.  Date of Offers

    The Offers are made on 7th February 1998 and are capable of acceptance from and after that date until the Final Closing Date. The proposals regarding REI Options are made at 7th February 1998 and are capable of acceptance from and after that date until such date (being not earlier than 3:30pm on 20th March 1998) as CB Commercial may decide.

7.  Choice of Law, Jurisdiction and Service of Process

    The Offers and all acceptances thereof shall be governed by and interpreted in accordance with English law. Each Acceptor submits to the jurisdiction of the High Court of Justice in England but the obligations of Acceptors may be enforced in any court of competent jurisdiction. Each Acceptor who is not resident in the United Kingdom irrevocably authorises and appoints Elizabeth Thetford of REI Limited, Berkeley Square House, Berkeley Square, London W1X6AN to accept service of all legal process arising out of or connected with the Offers and service on such person shall be deemed to be service on the Acceptor.

                                  APPENDIX IV

            DETAILS OF REI SHARE PLAN AND REI SHARE OPTION SCHEMES

1.  REI Share Plan

    The principal features of the REI Share Plan, the terms of which are set out in full in its rules, are as follows:

     (a) The REI Share Plan is not approved by the Inland Revenue under the provisions of the Income and Corporation Taxes Act 1988.

     (b) The REI Share Plan is administered by a committee appointed by the Directors of REI (the "Committee").

     (c) The REI Share Plan is available to employees of the Company, any of its subsidiaries and certain Minority Companies (as defined in the trust deed establishing the ESOP). 1,500,000 REI Shares are available for allocation, of which not more that 75,000 are available to employees of REI and employees working in REI's corporate real estate group and the remainder of which are available to employees at other offices of the Wider REI Group or such Minority Companies nominated by the Committee ("Participating Offices"). Allocation is based on the aggregate of the gross profit for the year ended 31st December 1996 and the anticipated gross profit for the year ending 31st December 1997, as well as the value of REI's interest in the relevant office, calculated by reference to the anticipated net profit of that office for the year ending 31st December 1997, subject to the absolute discretion of the Directors of REI or the Committee. The Directors of REI or the Committee may, in their absolute discretion, allocate REI Shares to Participating Offices in order to take account of particular or unusual circumstances which when applying the allocation criteria described above affects the number of REI Shares allocated to a Participating Office. In addition the Committee is entitled to allocate further REI Shares to Participating Offices if it becomes aware of facts which would have increased their original allocation. The Directors of REI or the Committee shall determine which employees in each REI office may participate in the 1997 Scheme and the Committee will determine the terms of an award of REI Shares, subject to consistency with the aims of the 1997 Scheme.

     (d) An employee who is offered and accepts REI Shares under the REI Share Plan (a "participant") must enter into an Award Agreement (as defined in the REI Share Plan) which sets out the terms of the award of REI Shares and the basis upon which the participant holds such REI Shares. A participant may elect to have the REI Shares allocated to him held by the ESOP Trustee on his behalf (Options B and C below) or by himself directly (Option A below).

         (i) Option A -- REI Shares are issued as B Shares to the participant who must enter into an Article 6.7 Agreement (as defined in the Articles of Association). The Article 6.7 Agreement provides that if the participant ceases to be connected with the Group (within the meaning of Articles 27.11.1(a) or (b) of the Articles of Association) other than by reason of death, disability or dismissal without just cause ("cessation of the participant's employment"), his REI Shares shall be offered for sale at Fair Value (as defined in the Articles of Association) modified as set out below:

             (a) before the first anniversary of the participant's allocation of
                 REI Shares, Fair Value shall be reduced to nil;

             (b) on or after the first anniversary, but before the second anniversary, Fair Value shall be reduced to 33.33 per cent. thereof; and

             (c) on or after the second anniversary, but before the third anniversary, Fair Value shall be reduced to 66.66 per cent. thereof.

     In exceptional circumstances the Committee may amend the Article 6.7 Agreement and take such other action as is necessary so that the participant is placed in the position he would have been in if his REI Shares were held on his behalf by the ESOP Trustee.

        (ii) Options B and C -- REI Shares are issued as A Shares and held by the ESOP Trustee on behalf of the participant. Subject to cessation of the participant's employment not having occurred, one-third of such REI Shares will vest on each of the first three anniversaries of the allocation. Save as set out below, in the event of cessation of the participant's employment, REI Shares previously vested will be distributed to him free of charge while the balance of the allocation of REI Shares not previously vested will be forfeited; provided that the ESOP Trustee may, with the consent of the Committee, pay the participant the cash equivalent of the Fair Value of the REI Shares instead of distributing such REI Shares. In the event that the participant ceases to be employed by the REI Group as a result of disability, death or dismissal without just cause at any time all the REI Shares allocated to him (whether vested or not) or, as indicated above, the Fair Value thereof will be distributed to him. If the participant is dismissed by reason of dishonesty as a result of being convicted of a criminal offence, all of his rights under the 1997 Scheme will be forfeited, including rights to REI Shares which are already vested but have not been distributed.

             Under Option C, but not Option B, the participant can require the relevant number of REI Shares to be transferred to him on each of the three anniversaries of the allocation.

             In exceptional circumstances the ESOP Trustee may, with the consent of the Committee, distribute REI Shares allocated to a participant and may accelerate the vesting of such REI Shares.

             Prior to a distribution of REI Shares comprised in an allocation, the participant will be entitled to receive dividends and exercise voting rights in respect of all allocated REI Shares (including those which have not yet vested), as well as the right to accept or reject any offer made to the ESOP Trustee in respect of such REI Shares.

     (e) By a resolution of the Committee adopted on 8th December 1997, the Committee approved (and recommended that the ESOP Trustee agree), that upon an offer being made by CB Commercial for REI Shares, the three relevant dates upon which the modification of Fair Value (as set out in Option A) or the vesting of REI Shares (as set out in Options B and C) occurs would be accelerated to, respectively, the date the offer becomes unconditional (or such earlier date as the Committee may approve), 1st January 1999 and 1st January 2000.

     (f) Each Award Agreement will set out whether the relevant REI Shares will be subscribed for out of funds provided by the participant, REI or the participant's employer and may not be assigned, transferred, pledged, encumbered or otherwise disposed of by the participant.

     (g) Subject to certain requirements, the Committee can establish, amend or waive rules and regulations for its administration, supplement or amend an Award Agreement and terminate, suspend, amend or alter the REI Share Plan, but no action shall be taken which may impair or adversely affect the rights of an employee or participant without the employee's or participant's consent.

     (h) In the event of a change of control (as defined in the REI Share Plan) the ESOP Trustee shall (subject to a participant's right to instruct the ESOP Trustee to accept or reject the Offers) take such action as it sees fit after consulting the Committee and the participants.

2.  ESOP

    The principal features of the ESOP, the terms of which are set out in full in the deed of trust dated 10th April 1995 between (1) REI and (2) the ESOP Trustee, are as follows:

    (a) The ESOP is available to, inter alia, bona fide employees from time to time of REI and any subsidiary and dependants of such employees ("A Beneficiaries") and bona fide employees from time to time of certain companies designated as "Minority Companies" by REI along with the dependants of such employees and any other person who is a partner, director, shareholder or employee of any member of the REI Group and who is nominated by the Directors of REI ("B Beneficiaries") (together the "Beneficiaries").

    (b) The trust established by the ESOP is separated into two parts, the A Fund held for the benefit of A Beneficiaries, and the B Fund held for all the Beneficiaries. The ESOP shall expire 80 years from 10th April 1995 or such earlier date as the ESOP Trustee (with REI's consent) elects.

    (c) REI covenants with the ESOP Trustee to pay or procure the payment to the ESOP Trustee of such amounts as are required to subscribe for or purchase REI Shares, and the ESOP Trustee shall not subscribe for or purchase REI Shares without the consent of REI. REI Shares acquired by the ESOP Trustee shall, in the absolute discretion of the ESOP Trustee, be applied in or towards the satisfaction of any options, awards or other authorised transfers under any employee share schemes operated by REI or other authorised transfers or arrangements providing for the transfer or issue of REI Shares to the Beneficiaries.

    (d) REI will pay any expenses incurred in respect of the A Fund and will procure that the Minority Companies will pay any expenses incurred in respect of the B Fund.

    (e) REI has the power to appoint additional trustees and to remove existing trustees. Any trustee which is a trust corporation or company may be entitled to remuneration for its services in addition to reimbursement of its proper expenses .

    (f) Subject to certain limitations, the ESOP Trustee may at any time (with the consent of REI) alter the terms of the trust deed.

3.  THE REI UK SHARE OPTION SCHEME ("THE FIRST 1988 SCHEME")

    The principal features of the First 1988 Scheme, the terms of which are set out in full in its rules, are as follows:

    (a) The First 1988 Scheme has been approved by the Inland Revenue under the provisions of the Income and Corporation Taxes Act 1988.

    (b) The First 1988 Scheme is administered by the Board of REI.

    (c) The First 1988 Scheme is available to any employee of the Group (as defined in the rules of First 1988 Scheme) ("Group") who is not precluded from participating in the First 1988 Scheme by paragraph 8 of
        Schedule 9 of the Income and Corporation Taxes Act 1988, and who is required to devote to his duties substantially the whole of his working time and not less than 20 (or in the case of an employee who is a director of any such company, 25) hours per week.

    (d) The Directors of REI may, in their discretion, invite qualifying employees to apply for options provided that no employee shall be entitled as of right to participate in the First 1988 Scheme. Invitations shall be issued on such terms as the Directors of REI determine provided that the subscription price shall be not less than the greater of the nominal value and the market value, on the date of grant, of an REI Share. Currently, invitations may only be issued once in each calendar year and at each annual general meeting of REI the Directors will announce their policy regarding the granting of options for the ensuing year.

        No employee shall be invited to apply for an option if his normal retirement date would occur within three years of the invitation.

    (e) Each option is personal to the option holder and is not capable of assignment. Any purported assignment, charge, disposal or dealing with the rights and interests of the option holder under the First 1988 Scheme will render the option void.

    (f) The First 1988 Scheme is subject to the following limits:

        (i) No option may be granted which, at the date of grant, would result in the aggregate number of REI Shares issued and remaining issuable under the First 1988 Scheme exceeding 3 per cent. of the total number of REI Shares in issue on the day preceding the date of grant.

       (ii) No option may be granted which, at the date of grant, would result in the aggregate number of REI Shares issued and remaining issuable in respect of all rights granted under the First 1988 Scheme and all other schemes for employees of the Group, either at the date of grant or within the previous 10 years, exceeding 10 per cent. of the total number of REI Shares in issue on the date preceding the day of grant.

      (iii) No option may be granted under the First 1988 Scheme more than 10 years after its adoption by the Company.

       (iv) The maximum number of REI Shares over which any one employee may be granted options, when added to the aggregate subscription price of REI Shares granted to him under the First 1993 Scheme or any other share option scheme, shall not exceed the greater of (pounds)100,000 or four times that employee's remuneration (including commission or bonus).

    (g) An option shall lapse, inter alia, on the earliest of 10 years from the date of its grant; the making of an interim order under the Insolvency Act 1986 or a bankruptcy order in respect of the option holder; the date of commencement of the winding-up of REI other than for the purposes of a reorganisation or reconstruction; following the expiry of the period during which an acquiring company (see below) is bound or entitled to acquire REI Shares under Sections 428 to 430 of the Companies Act 1985; or in the event the option holder ceases to be an employee of any member of the REI Group for any reason whatsoever (including death).

    (h) Subject to certain exceptions, an option may be exercised, in whole or in part, between the third anniversary and the day preceding the tenth anniversary of the date the option was granted by the option holder giving written notice to REI. Any partial exercise shall be for not less than 50 REI Shares. REI Shares allotted on the exercise of an option shall rank pari passu with other REI Shares, save that they will not rank for any dividend or distribution made by reference to a record date prior to the date of exercise.

    (i) In the event of any reorganisation of REI's ordinary share capital, the directors of REI may make such adjustment as they consider appropriate to the number of REI Shares in respect of which options may be granted, the number of REI Shares subject to an option and the subscription price subject to, inter alia, the aggregate subscription price not being materially altered and the auditors of REI confirming, in their opinion, such adjustment is fair and reasonable.

    (j) In the event (i) a person (the "acquiring company") obtains control of REI as a result of making an offer to acquire the whole of the issued share capital of REI; (ii) the courts sanction a compromise or arrangement in respect of a scheme for the reconstruction of REI under
        Section 425 of the Companies Act 1985; or (iii) an acquiring company is bound or entitled to acquire REI Shares under Sections 428 to 430 of the Companies Act 1986, REI shall notify the option holders in writing as soon as reasonably practical and any subsisting options may be exercised, in the event of (i) or (ii), within six months from the time the acquiring company obtains control of REI or the court sanctions such compromise or arrangement or, in the event of (iii), during the greater of six months and the period the acquiring company is so entitled to acquire REI Shares. Alternatively, during such periods the option holder may, with the consent of the acquiring company, release to it his subsisting options in consideration of the grant to him of new options over shares in the acquiring company subject to, inter alia, such new option conferring a right to new shares of an equal market value to the REI Shares the subject of his option and to such new shares satisfying the conditions specified in paragraphs 10 to 14 (inclusive) of Schedule 9 of the Income and Corporation Taxes Act 1988. In any event unexercised options shall lapse on the expiry of the periods referred to above.

    (k) No amendment may be made to the First 1988 Scheme which will alter, to the disadvantage of an option holder, any rights already acquired by him under the First 1988 Scheme except with his prior written consent. Furthermore, no amendments shall be made without the prior consent of the Inland Revenue. The First 1988 Scheme may be terminated at any time by a resolution of the Directors of REI or by an ordinary resolution of REI, save that no termination shall affect the outstanding rights of any option holders.

    (l) Additional rules apply in the event that REI Shares are admitted to the Daily Official List of The London Stock Exchange Limited.

4.  THE REI (NO.2) SHARE OPTION SCHEME ("THE SECOND 1988 SCHEME")

    The principal features of the Second 1988 Scheme, the terms of which are set out in full in its rules, are as follows:

    (a) The Second 1988 Scheme is not approved by the Inland Revenue under the provisions of the Income and Corporation Taxes Act 1988.

    (b) The Second 1988 Scheme is administered by the Board of REI.

    (c) The Second 1988 Scheme is available to any employee of a company, partnership or trust within the Group who is required to devote to his duties substantially the whole of his working time and not less than 20 (or, in the case of an employee who is a director of any such company, 25) hours per week.

    (d) The Directors of REI may, in their discretion, invite qualifying employees to apply for options provided that no employee shall be entitled as of right to participate in the Second 1988 Scheme. Invitations shall be issued on such terms as the Directors of REI determine provided that the subscription price shall be not less than the greater of the nominal value and the market value, on the date of grant, of an REI Share. Currently, invitations may only be issued once in each calendar year and at each annual general meeting of REI the Directors will announce their policy regarding the granting of options for the ensuing year. No employee shall be invited to apply for an option if his normal retirement date would occur within three years of the invitation.

    (e) Each option is personal to the option holder and is not capable of assignment. Any purported assignment, charge, disposal or dealing with the rights and interests of the option holder under the Second 1988 Scheme will render the option void.

     (f) The Second 1988 Scheme is subject to the following limits:

         (i) No option may be granted which, at the date of grant, would result in the aggregate number of REI Shares issued and remaining issuable under the Second 1988 Scheme exceeding 7 per cent. of the total number of REI Shares in issue on the day preceding the date of grant.

        (ii) No option may be granted which, at the date of grant, would result in the aggregate number of REI Shares issued and remaining issuable in respect of all rights granted under the Second 1988 Scheme and all other schemes for employees of the Group, either at the date of grant or within the previous 10 years, exceeding 10 per cent. of the total number of REI Shares in issue on the date preceding the day of grant.

       (iii) No option may be granted under the Second 1988 Scheme more than 10 years after its adoption by the Company.

     (g) An option shall lapse, inter alia, on the earliest of 10 years from the date of its grant; the making of an interim order under the Insolvency Act 1986 or a bankruptcy order in respect of the option holder; the date of commencement of the winding up of REI other than for the purposes of a reorganisation or reconstruction; following the expiry of the period during which an acquiring company (see below) is bound or entitled to acquire REI Shares under Sections 428 to 430 of the Companies Act 1985; or in the event the option holder ceases to be an employee of any member of the REI Group for any reason whatsoever (including death).

     (h) Subject to certain exceptions, an option may be exercised, in whole or in part, between the third anniversary and day preceding the tenth anniversary of the date the option was granted by the option holder giving written notice to REI. Any partial exercise shall be for not less than 50 REI Shares. REI Shares allotted on the exercise of an option shall rank pari passu with other REI Shares, save that they will not rank for any dividend or distribution made by reference to a record date prior to the date of exercise.

     (i) In the event of any reorganisation of REI's ordinary share capital, the Directors of REI may make such adjustment as they consider appropriate to the number of REI Shares in respect of which options may be granted, the number of REI Shares subject to an option and the subscription price subject to, inter alia, the aggregate subscription price not being materially altered and the auditors of REI confirming, in their opinion, such adjustment is fair and reasonable.

     (j) In the event (i) a person (the "acquiring company") obtains control of REI as a result of making an offer to acquire the whole of the issued share capital of REI; (ii) the courts sanction a compromise or arrangement in respect of a scheme for the reconstruction of REI under
         Section 425 of the Companies Act 1985; or (iii) an acquiring company is bound or entitled to acquire REI Shares under Sections 428 to 430 of the Companies Act 1986, REI shall notify the option holders in writing as soon as reasonably practical and any subsisting options may be exercised, in the event of (i) or (ii), within six months from the time the acquiring company obtains control of REI or the court sanctions such compromise or arrangement or, in the event of (iii), during the greater of six months and the period the acquiring company is so entitled to acquire REI Shares. Alternatively, during such periods the option holder may, with the consent of the acquiring company, release to it his subsisting options in consideration of the grant to him of new options over shares in the acquiring company subject to, inter alia, such new option conferring a right to new shares of an equal market value to the REI Shares the subject of his option. In any event unexercised options shall lapse on the expiry of the periods referred to above.

     (k) No amendment may be made to the Second 1988 Scheme which will alter to the disadvantage of an option holder, any rights already acquired by him under the Second 1988 Scheme except with his prior written consent. The Second 1988 Scheme may be terminated at any time by a resolution of the Directors of REI or by an ordinary resolution of REI, save that no termination shall affect the outstanding rights of any option holders.

     (l) Additional rules apply in the event that REI Shares are admitted to the Daily Official List of The London Stock Exchange Limited.

5.  THE 1993 EXECUTIVE SHARE OPTION SCHEME ("1993 SCHEME")

    The principal features of the 1993 Scheme, the terms of which are set out in full in its rules, are as follows:

     (a) The 1993 Scheme is not approved by the Inland Revenue under the provisions of the Income and Corporation Taxes Act 1988.

     (b) The 1993 Scheme shall be administered by the Directors of REI.

     (c) The 1993 Scheme is available to any employee (including an executive director) employed by any company, partnership or trust within the group (as defined in the rules of the 1993 Scheme). The Directors of REI may, in their absolute discretion, grant options free of charge to such employees to acquire, at the greater of the nominal value and 90 per cent. of the market value of an REI Share on the date of grant, such number of REI Shares as the Directors of REI determine. Furthermore, the Directors of REI may make the exercise of an option dependent on objective conditions based on the financial performance of REI or some part of the group within which that participant worked in respect of the 1993, 1994 and 1995 financial years of REI (a "performance test").

     (d) Options cannot be assigned by the option holder and any purported assignment, transfer, charge, disposal or dealing with the right and interests of the participant under the 1993 Scheme will cause the option to lapse. Options may not be dealt with on any market.

     (e) Options may normally be exercised within the two year period commencing 1st May 1996, subject to any performance test being satisfied and upon the participant giving REI an appropriate exercise notice. All subsisting options shall, inter alia, lapse on 30th April 1998 or if the participant ceases to be employed within the group for any reason. Any partial exercise shall be for not less than 500 REI Shares.

     (f) Any option granted to a participant will be limited so that the total market value of REI Shares comprised in that option, when added to the aggregate of option prices in respect of all options granted within the previous 10 years of the date of grant of that option (excluding options surrendered with the prior written approval of the directors of
         REI), shall not exceed four times his remuneration (including any commission or bonus but excluding benefits in kind) at the date of grant.

     (g) The 1993 Scheme shall terminate 10 years after the date of its adoption or on such earlier date as the Directors of REI determine.

     (h) No options shall be granted under the 1993 Scheme which at the date of grant would result in the number of REI Shares issued and remaining issuable under the 1993 Scheme exceeding the aggregate of 380,000 REI Shares and such number of REI Shares which cease to be issuable under the First 1988 Scheme and the Second 1988 Scheme following the surrender of options granted in September 1990 under such schemes.

     (i) In the event (i) a person (the "acquiring company") obtains control of REI as a result of making an offer to acquire the whole of the issued share capital of REI; (ii) the courts sanction a compromise or arrangement in respect of a scheme for the reconstruction of REI under
         Section 425 of the Companies Act 1985; or (iii) an acquiring company is bound or entitled to acquire REI Shares under Sections 428 to 430F of the Companies Act 1985, REI shall notify the option holders in writing as soon as reasonably practical and, if the Directors of REI consent and, if appropriate, waive the performance test, any subsisting options may be exercised, in the event of (i), within the lesser of six months from the date the acquiring company obtains control of REI and the period an acquiring company is bound or entitled to acquire REI Shares under the aforementioned Sections 428 to 430F; in the event of (ii), between the date the courts sanction such compromise or arrangement and the record date in relation thereto or within six months of the courts sanctioning such compromise or arrangement (if this period expires earlier); or, in the event of (iii), during the period the acquiring company is so entitled to acquire REI Shares. Alternatively, during such periods the option holder may, by agreement with the acquiring company, release to it his subsisting options in consideration of the grant to him of new options over shares in the acquiring company, subject to, inter alia, such new options conferring a right to new shares of an equal market value to the REI Shares the subject of his option. In the event any options are not exercised or released during the periods set out above they will lapse at the expiry of such periods.

     (j) In the event that the share capital of REI is varied, the number of REI Shares subject to the option and/or the option price shall be adjusted in such manner as the auditors of REI advise in writing to be in their opinion, fair and reasonable provided that, inter alia, the aggregate option price shall not be materially altered.

     (k) Subject to certain conditions, the Directors of REI have the power to make or vary regulations to the administration and operation of the 1993 Scheme and may, from time to time in their absolute discretion waive or amend any of the rules; provided that certain alterations require approval by special resolution of the shareholders of REI. Any waiver, amendment or introduction of new rules which adversely affects a participant requires his prior written consent.

                                  APPENDIX V

      DETAILS OF CB COMMERCIAL SHARE OPTION SCHEMES AND INCENTIVE SCHEMES

REI Acquisition Stock Option Plan

At total of 500,000 CBC Shares have been reserved for issuance under the REI Acquisition Stock Option Plan, which was adopted by the CB Commercial Board of Directors in November 1997 in connection with its approval in principle of the Offers. Options under the plan are granted by the Compensation Committee of CB Commercial's Board of Directors. Options vest as to one third after three years, two thirds after four years and completely after five years. If an optionholder's employment terminates for any reason he/she will forfeit any unvested shares.

Omnibus Stock and Incentive Plan

CB Commercial's omnibus stock and incentive plan (the "Omnibus Plan") is a restricted stock plan which provides for the issuance of CBC Shares subject to vesting provisions. No CBC Shares remain available for issuance under the Omnibus Plan, but additional CBC Shares will become available if forfeited by any of their current holders.

1990 Stock Option Plan

One million CBC Shares have been reserved for issuance pursuant to options granted under CB Commercial's 1990 stock plan (the "Stock Option Plan"). These options vest over one to five years. Options are granted with an exercise price equal to fair market value on the date of grant. At 31stDecember 1997 no CBC Shares remained available under this Plan. If options are forfeited, the underlying CBC Shares again become available for grant under the Stock Option Plan.

1991 Service Providers Stock Option Plan

A total of 600,000 CBC Shares have been reserved for issuance under CB Commercial's 1991 service providers stock option plan (the "Service Providers Plan"). The plan permits grants at the fair market value of the underlying CBC Shares on the date of grant or at below fair market value where the optionee gives up cash compensation equal to the difference between fair market value and the reduced option price. In 1993, 5,922 below-market options were granted to certain Directors of CB Commercial in partial payment of director fees. During 1996 and 1995 options to purchase 467 and 4,106 CBC Shares, respectively, were exercised. During 1997, options to purchase 320,000 CBC Shares were granted. As of 31st December 1997, options to purchase 383,853 CBC Shares were outstanding.

1997 Employee Stock Option Plan

In August 1997 the shareholders of CB Commercial approved a stock option plan which provides for the issuance of 700,000 CBC Shares at fair market value. Vesting under this plan is as determined by the Compensation Committee of the CB Commercial Board of Directors. At 31st December 1997 options covering a total of 509,500 CBC Shares had been granted under this plan.

1997 Employee Stock Purchase Plan

In August 1997 the shareholders of CB Commercial approved a stock purchase plan which allows all employees of CB Commercial to purchase CBC Shares through payroll withholding. This plan will operate over one year periods commencing 1st July 1998. Employees elect at the beginning of each period to have a percentage of their compensation (not exceeding US$25,000) applied to purchase CBC Shares at a price equal to the lesser of the fair market value of the stock on the first day of the one year period and its fair market value on the last day of such period. An employee is always fully vested under this plan. The maximum number of CBC Shares which can be purchased under this plan in any year is 150,000.

1996 Equity Incentive Plan

In November 1995 the CB Commercial Board of Directors authorised, and in January 1996 the Compensation Committee of the Board adopted, a restricted stock purchase plan (the "Equity Incentive

Plan") for the purpose of retaining selected executives by offering them an opportunity to acquire a proprietary interest, or to increase such interest, in the success of CB Commercial by purchasing CBC Shares. A total of 550,000 CBC Shares have been reserved for issuance under the Equity Incentive Plan. In January 1996, the Compensation Committee awarded ten senior executives a total of approximately 540,000 CBC Shares under the Equity Incentive Plan, subject to the authority of the Chief Executive Officer to reduce any grants. After reductions, a total of 510,906 CBC Shares were purchased. At 31st December 1997, 549,906 CBC Shares were outstanding under this plan. Under this plan CBC Shares may be issued to senior executives for a purchase price equal to the greater of US$10.00 per share or fair market value. The purchase price for CBC Shares under this plan must be paid either in cash or by delivery of a full recourse promissory note. Any CBC Shares purchased vest at the rate of 5 per cent. per quarter.

Bonuses

CB Commercial has bonus programs covering certain employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. Although bonuses are generally paid in cash, CB Commercial retains the discretion to pay any bonus in CBC Shares.

Capital Accumulation Plan

CB Commercial's capital accumulation plan (the "Cap Plan") is a defined contribution profit sharing plan under Section 410(k) of the United States Internal Revenue Code and is CB Commercial's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and CB Commercial may make additional contributions from CB Commercial's current or accumulated net profits to the Cap Plan in such amounts as determined by the CB Commercial Board of Directors. During each year that the Cap Plan has been in existence (except 1991), CB Commercial has made an additional contribution of stock having a fair market value equal to 2 per cent. of CB Commercial's operating income for the year for which such contribution was made. Each such contribution has been allocated among the participating employees in proportion to their respective contributions to the Cap Plan during the year for which such contribution was made. At 31st December 1997, the Cap Plan held 2,271,438 CBC Shares.

Deferred Compensation Plan

In 1993, CB Commercial's Board of Directors approved the adoption and implementation of a deferred compensation plan (the "DCP") effective 1st January 1994. Under the DCP, a select group of management and highly-compensated employees are permitted to defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which accrues at a rate of interest determined in accordance with the DCP, or in newly-issued CBC Shares. The accumulated deferrals as of 31st December 1997 are approximately US$6,703,920 million in cash (including interest) and 423,913 million CBC Shares.

L.J. Melody Stock Option Acquisition Plan

A total of 90,750 Class B-2 CBC Shares have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the CB Commercial Board of Directors in September 1996. Options for all of such CBC Shares have been issued at an exercise price of US$10.00 per share and vest over a period of five years at the rate of 5 per cent. per quarter. Options for 90,750 were outstanding as at 31st December 1997.

Koll Stock Option Acquisition Plan

As part of its acquisition of Koll Real Estate Services in August 1997 CB Commercial adopted and its shareholders approved a stock option plan covering 550,000 CBC Shares. Of these shares, 300,000 were granted at fair market value (US$22.75 per share) on the date of grant and 250,000 were granted at 150 per cent. of fair market value (US$36.75 per share) on the date of grant. The CBC Shares granted at fair market value vest one-third after three years, two-thirds after four years and 100 per cent. after five years. The CBC Shares granted at 150 per cent. of fair market value were fully vested on the date of grant.

As part of the Koll acquisition, CB Commercial issued options to purchase 407,087 CBC Shares to replace existing Koll options.

                                  APPENDIX VI

                           INFORMATION ON LOAN NOTES

The Loan Notes will be constituted by the Loan Note Instrument, to be executed as a deed by CB Commercial. The issue of Loan Notes is subject to the Offers becoming or being declared unconditional in all respects. The Loan Note Alternative will not be available to Shareholders resident in Australia. The Loan Note Instrument will contain provisions, inter alia, to the effect set out below.

FORM, STATUS AND GUARANTEE

1.1 The Loan Notes will be issued by CB Commercial in amounts and integral multiples of (pounds)1 in nominal amount and will constitute unsecured obligations of CB Commercial. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by CB Commercial.

1.2 The payment of principal and interest under the Loan Notes will be unconditionally guaranteed by Bank of America.

LOAN NOTE CURRENCY

2.1 If at any time the Bank of England (or other competent monetary authority of the United Kingdom or competent organ of H.M. Government of the United Kingdom) recognises a currency other than sterling as the lawful currency of the United Kingdom for all or substantially all purposes CB Commercial may (and, if sterling ceases to be recognised as the lawful currency of the United Kingdom for all or substantially all purposes, shall) within 14 days following such recognition, elect that all payment obligations arising under the Loan Notes shall be denominated and/or constituted in that other currency. If there is more than one lawful currency then CB Commercial may select one or other of those currencies as the loan note currency. The applicable currency from time to time is referred to as the "Loan Note Currency" in this Appendix VI.

2.2 All amounts and obligations previously denominated and/or constituted in sterling shall, if sterling is replaced as the Loan Note Currency, be translated into the other relevant currency at the exchange rate applied or recognised by the United Kingdom authority or organ granting recognition of the other currency for the purpose of such translation on the date on which it granted recognition of the other currency or, if later, on any date selected by CB Commercial (being a date not later than that on which it makes an election for a new Loan Note Currency).

2.3 If no rate for translation is available in accordance with paragraph 2.2 above, the rate to be applied shall be determined by CB Commercial on the basis of the arithmetic mean (rounded down if necessary to 4 decimal places) of quotations for such rate by at least three (or such lesser number, being not less than two, as may be obtainable on the date for determination of the rate) leading banks authorised to carry on banking business in the United Kingdom.

2.4  If no rate for translation is obtainable as described in paragraphs 2.2 and
     2.3 above, then the appropriate rate shall be determined by CB Commercial after consultation with a leading US or European investment bank authorised to carry on business in the United Kingdom.

2.5 With effect from the date of CB Commercial's election as described in paragraph 2.1 above, all obligations in respect of the Loan Notes which are denominated or constituted in sterling and each reference to a sterling amount in any provision of the Loan Notes or in any of the conditions to the Loan Note Instrument shall operate as a reference to the other Loan Note Currency selected by CB Commercial.

INTEREST

3. Interest on the Loan Notes will be payable (subject to any requirement to deduct tax therefrom) in arrear on 30th June and 31st December in each year or, if such a day is not a business day, on the next following business day (each an "interest payment date") except that the first payment of interest on the Loan Notes will be made on 30th June 1998 in respect of the period from (and including) the date of issue up to (and including) 30th June 1998. The period from (and including) the date of issue up to (and including) the day immediately before 30th June 1998 and the period from (and including) 30th June 1998 or any subsequent interest payment date up to (and including) the day immediately before the next following interest payment date is referred to as an "interest period".

4. (a) The rate of interest on the Loan Notes for each interest period will be the rate per annum which is one hundred and fifty basis points (1.5 per cent.) below the rate which appears on the display designated as the British Bankers Association's Interest Settlement Rate as quoted on the relevant page of the Bloomberg Financial Markets monitor on the first day of that interest period, or if that day is not a business day, on the preceding business day, as being the interest rate offered in the London Inter-Bank Market as at 11:00 am (London time) or as soon as practicable thereafter for six month deposits of sterling or of the currency which is, at the time of the display, the Loan Note Currency.

     (b) If the rate of interest on the Loan Notes cannot be established as described in paragraph 4(a) above for any interest period then the rate of interest for an interest period shall be the rate per annum which is one hundred and fifty basis points (1.5 per cent.) below the arithmetic mean (rounded down if necessary to 4 decimal places) of the respective rates which are quoted as of 11:00 am (London time), or as soon as practicable thereafter, on the first day of that interest period, or if such a day is not a business day, on the preceding business day, on the LIBP page on the Reuters Monitor Money Rates Service (or such other page or service as may replace it for the purpose of displaying London inter-bank offered rates of leading reference banks in respect of the currency which is, at the time of the quote(s), the Loan Note Currency) as being the interest rates offered in the London Inter-Bank Market for six month deposits of sterling or of the currency which is, at the time of the quote(s), the Loan Note Currency, but:

         (i) if only two or three such offered quotations appear, the relevant arithmetic mean (rounded as mentioned above) shall be determined on the basis of those offered quotations; and

        (ii) if no, or only one, such offered quotation appears, the relevant arithmetic mean (rounded as mentioned above) shall be determined instead on the basis of the respective rates (as quoted to CB Commercial at its request) at which each of Midland Bank plc and National Westminster Bank plc is offering six month deposits of sterling or of the currency which, at the relevant time, is the Loan Note Currency, to leading banks in the London Inter-Bank Market at or as soon as reasonably practicable after 11:00 am (London time) on the first day of the relevant interest period or, if such day is not a business day, on the preceding business day.

     (c) If a rate of interest cannot be established as described in this paragraph 4 for any interest period, the rate of interest on the Loan Notes for such interest period shall be determined by CB Commercial on the basis of the arithmetic mean (rounded down if necessary to 4 decimal places) of at least three (or such lesser number as may be obtainable on the first day of the relevant interest period) quotations for six month deposits of sterling or of the currency which is, on the first day of the relevant interest period, the Loan Note Currency on such inter-bank market or (if on that day there is no available inter-bank market) such other market as CB Commercial may select.

     (d) Each instalment of interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed in the relevant interest period.

REPAYMENT AND REDEMPTION

5. A holder of Loan Notes (a "Noteholder") shall be entitled to require CB Commercial to repay the whole (whatever the amount) or any part (being (pounds)1,000 nominal or any integral multiple thereof) of the principal amount of his/her holding of Loan Notes at par, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to but excluding the date of repayment, on any interest payment date, from and including 31st December 1998 and thereafter on any interest payment date falling prior to 30th June 2002 by giving not less than 30days' prior notice in writing to CB Commercial accompanied by certificate(s) for all the Loan Notes to be repaid and a notice of redemption (duly completed) in the prescribed form endorsed on the Loan Notes to be repaid.

6. Any Loan Notes not previously so repaid, redeemed or purchased will be repaid in full at par on the first business day of the 52nd month after the Unconditional Date together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (but excluding) that date.

7.  Any Loan Notes repaid, purchased or redeemed will be cancelled.

8. Each Noteholder shall be entitled to require all of the Loan Notes held by him/her to be repaid at par together with accrued interest (subject to any requirement to deduct any tax therefrom) immediately if:

    (a) any principal or interest on any of the Loan Notes held by that Noteholder is not paid in full by CB Commercial by the due date for payment in the manner described in paragraph11 of this Appendix VI; or

    (b) an encumbrancer takes possession of, or a trustee, receiver, administrator or similar officer is appointed or an administration order is made in respect of CB Commercial or in respect of the whole or a substantial part of the undertaking of CB Commercial or directly analogous proceedings occur or arise in respect of CB Commercial or in respect of the whole or a substantial part of the undertaking of CB Commercial in any jurisdiction and such person has not been paid out or discharged within 30 days; or

    (c) an order is made or an effective resolution is passed for the winding up or dissolution of CB Commercial or directly analogous proceedings occur in any relevant jurisdiction (other than for the purposes of a reconstruction or amalgamation or a members' voluntary winding up, in each case on terms previously approved by Extraordinary Resolution).

9. CB Commercial will be entitled at any time after the period of 6 months from the date of issue has elapsed to offer to purchase any Loan Notes by tender (available to all Noteholders alike), private treaty or otherwise, at any price agreed by the Noteholders.

10. Any amount payable to a Noteholder by CB Commercial under the Loan Notes in respect of interest or principal shall be paid by cheque or warrant sent through the post, at the risk of the Noteholder, to the registered address of the Noteholder (or, in the case of joint Noteholders, the first named in the Register) and payment upon presentation of such cheque or warrant shall be a good discharge of CB Commercial in respect of the payments. If any such cheque or warrant in respect of a payment required to be made by CB Commercial is not so delivered by the due date for payment, CB Commercial shall not be deemed to be in default of its obligations under the Loan Notes but the Noteholder (or, in the case of joint Noteholders, the first named in the Register) entitled to the payment may give notice of that fact to CB Commercial requiring CB Commercial to deliver a cheque or warrant for the relevant amount to the registered address of the Noteholder; if such delivery is not made on or before the seventh day after receipt of such notice by CB Commercial or, if following delivery of any cheque or warrant, such cheque or warrant is not honoured upon proper presentation for payment, the Noteholder may invoke the provisions described in paragraph 8(a) of this Appendix VI.

MODIFICATION

11. The Noteholders will have power by Ordinary Resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of a bare majority of the outstanding Loan Notes by par value, inter alia, to sanction any modification, abrogation or compromise of or arrangement in respect of their rights against CB Commercial (but subject to the consent of CB Commercial) and to assent to any amendment in respect of their rights against CB Commercial and to assent to any amendment of the provisions of the Loan Note Instrument, in each case, other than a modification reducing the rate of interest or principal payable under the Loan Notes, which shall require a resolution passed or signed by holders of 75 per cent. of the outstanding Loan Notes (by par value) and the consent of CB Commercial.

FURTHER ISSUES

12. Each holder of Loan Notes shall have the right to acquire (by subscription at a nominal value of an amount up to or equal to such a holder's holding of Loan Notes, such amount to be payable in full on subscription) additional Loan Notes to be issued by CB Commercial on terms and conditions substantially the same as those applicable to the Loan Notes but so that such additional Loan Notes shall not carry the right to acquire further securities.

REGISTRATION, TRANSFER AND MARKETABILITY

13. The Loan Notes will be evidenced by certificates and will be registered and transferable in minimum amounts of (pounds)1,000 or its equivalent in any other Loan Note Currency (determined as described in paragraph 2 of this Appendix VI) or multiples thereof (or the entire holding), provided that transfers will not be registered during the 21 days immediately preceding an interest payment date or a date on which principal or interest is to be paid.

14. No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

15. The Loan Notes have not been and will not be registered under the Securities Act or under the securities laws of any State of the United States nor have any steps been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with the Australian Securities Commission. Loan Notes issued to Canadian residents will be subject to certain resale restrictions. Accordingly, CB Commercial may at its discretion require reasonable evidence that a proposed transfer is exempt from or not subject to the registration or other requirements of any relevant legislation in those jurisdictions and in the absence of prior receipt of such evidence the Loan Notes may not be offered, sold, resold, delivered or distributed (directly or indirectly) in or into Australia or Japan nor to any person who is an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal and is, or such principal has given instructions with respect to such transfer or sale from, outside Australia or Japan.

GOVERNING LAW

16. The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

                                 APPENDIX VII

          COPY LETTER FROM COOPERS & LYBRAND TO THE DIRECTORS OF REI
                       [LETTERHEAD OF COOPERS & LYBRAND]



The Directors
REI Limited
Berkeley Square House
Berkeley Square
London W1X 6AN                                                 7th February 1998

Dear Sirs

RECOMMENDED OFFERS ("THE OFFERS") BY CB COMMERCIAL REAL ESTATE SERVICES GROUP, INC. ("CB COMMERCIAL") FOR THE WHOLE OF THE ISSUED AND TO BE ISSUED SHARE CAPITAL OF REI LIMITED ("REI")

INTRODUCTION

This letter is supplied in connection with the Offers solely for your own use in your capacity as directors of REI and may not be relied upon by any other person or for any other purpose.

In accordance with the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No 2) Order 1995 (SI 1995/1536) and as required by paragraph 12(b) of Schedule 4 of that Order, we are writing to advise you of the financial implications of the Offers and to set out our advice to the directors of REI in relation to the Offers.

The terms and conditions of the Offers are set out in the offer document dated 7th February 1998 from CB Commercial to shareholders of REI ("the Offer Document"). We understand that this letter will be included in the Offer Document as Appendix VII. The terms used in this letter are as defined in the Offer Document.

FINANCIAL IMPLICATIONS OF THE OFFERS

This section outlines the financial effects of acceptance of the Offers for a Shareholder if the Offers become or are declared unconditional in all respects. The Offers are for all the REI Shares (including any REI Shares issued prior to the Unconditional Date upon the exercise of REI Options).

At the Announcement Date (9th December 1997) the Offers valued the fully diluted share capital of REI at (pounds)57.25 million (referred to in the Offer Document as the "Initial Price" and which is subject, inter alia, to potential adjustment based on the financial performance of REI in the year to 31st December 1997). In no circumstances will the financial performance of REI in the year to 31st December 1997 cause the Offers to value the fully diluted share capital of REI at less than (pounds)50 million without the prior written consent of the holders of 75 per cent. of the REI Shares assented to the Offers.

Shareholders can choose, for each class of REI Shares, between one of two methods (Methods A and B) for determining the value of the consideration payable to them under the Offers. Under the terms of these Offers, it will not be possible to elect for Method B, the Partial Cash Alternative or the Loan Note Alternative after 3:30 pm on 20th March 1998. If the Offers become wholly unconditional while Method B, the Partial Cash Alternative or the Loan Note Alternative are available, Shareholders will be able, when accepting the Offers, to elect for Method B, the Partial Cash Alternative or the Loan Note Alternative until the later of the 14th day after the Offers become wholly unconditional and 20th March 1998.

 .     Under Method A, the number of CBC Shares to be issued to Shareholders will be calculated based on the CBC Share price and the US$:Pounds Sterling exchange rate in the period prior to the Announcement Date. As a result, the Pounds Sterling value of the consideration (in CBC

      Shares, cash or Loan Notes) may vary upwards or downwards (within certain limits referred to as the Cap and Collar) as a result of market and exchange rate movements in the period between the Announcement Date and the Unconditional Date (i.e. the date of the merger).

 .     Under Method B, the number of CBC shares to be issued to Shareholders will be calculated based on the CBC Share price and the US$:Pounds Sterling exchange rate in the period prior to the Unconditional Date, so that Shareholders will be able to choose neither to gain nor to lose (whether in relation to CBC Shares, cash or Loan Notes) from market and exchange rate movements in the period between the Announcement Date and the Unconditional Date. There is one exception to this, where alternative protection is available to Shareholders.

Until the date on which the Offers have become or been declared unconditional in all respects (the "Unconditional Date"), it is not possible to determine the final value of the Offers or the exact number of CBC Shares to be issued for each REI Share or the implied Pounds Sterling value of each such share.

Assuming that the financial performance of REI for the year to 31st December 1997 was not such as would require adjustment to the Initial Price of (pounds)57.25 million and that the anticipated fully diluted share capital of REI were 7,952,354 REI Shares:

     METHOD A

(a) Shareholders would receive consideration (through CBC Shares, cash or Loan Notes, depending on their election) equivalent to approximately 357 CBC Shares for every 1,000 REI Shares assented under Method A provided neither the Cap nor the Collar were triggered;

(b) as at the close of business on 4th February 1998 (being the latest practicable date prior to the posting of the Offer Document) the Offers under Method A value the fully diluted share capital of REI at (pounds)54.10 million, which equates to a consideration (through CBC Shares, cash or Loan Notes, depending on a Shareholder's election) of (pounds)6.80 for each REI Share;

(c) if the Cap were triggered, Shareholders would receive consideration (through CBC Shares, cash or Loan Notes, depending on their election) equivalent to approximately (pounds)8.17 for each REI Share assented under Method A;

(d) if the Collar were triggered, Shareholders would receive consideration (through CBC Shares, cash or Loan Notes, depending on their election) equivalent to approximately (pounds)6.29 for each REI Share assented under Method A;

     METHOD B

(e) Shareholders would receive consideration (through CBC Shares, cash or Loan Notes, depending on their election) equivalent to (pounds)7.20 for each REI Share assented under Method B provided the price for each CBC Share were greater than US$26. This would equate, as at close of business on 4th February 1998 (being the latest practicable date prior to the posting of the Offer Document) to Shareholders receiving approximately 378 CBC Shares for every 1,000 REI Shares assented under Method B; and

(f) under Method B if the price of a CBC Share at the Unconditional Date is less than US$26, the number of CBC Shares receivable under the Offers will be calculated based on a price per CBC Share of US$26. Thus, unless Shareholders receive all their consideration in cash (or Loan Notes) and if the CBC Dollar Closing Price falls below US$26, Shareholders may receive consideration (through CBC Shares, cash or Loan Notes, depending on their election) of less than (pounds)6.29 for each REI Share.

We set out below, for illustrative purposes only, the financial effects of acceptance for a Shareholder electing either Method A or Method B on the basis of the accompanying detailed assumptions:

1.  CAPITAL
     Under Method A

                                                                         per REI
                                                                           Share
                                                                        (pounds)

Implied value of the Offers (whether electing for CBC
Shares, cash or Loan Notes)                                                 6.80
Latest available valuation by REI's merchant bankers (see below)            2.08
                                                                       ---------
                                                                            4.72
                                                                       =========
    THIS REPRESENTS AN INCREASE OF                                 227 per cent.
     Under Method B



                                                                         per REI
                                                                           Share
                                                                        (pounds)

Implied value of the Offers (whether electing for CBC
Shares, cash or Loan Notes)                                                 7.20
Latest available valuation by REI's merchant bankers (see below)            2.08
                                                                       ---------
                                                                            5.12
                                                                       =========
    THIS REPRESENTS AN INCREASE OF                                 246 per cent.

     Assumptions:

     (i) no adjustment is made to the Initial Price of (pounds)57.25 million (i.e. the Adjusted EBITDA of REI for the year ended 31st December 1997 is (pounds)7.3 million or more and the Net Debt of REI as at 31st December 1997 is (pounds)6.5 million or less);

    (ii) the CBC Dollar Closing Price is US$31.50 (being the closing price per CBC Share on the New York Stock Exchange on 4th February 1998, the last practicable date prior to the posting of the Offer Document);

   (iii) the Closing Exchange Rate of US Dollars for Pounds Sterling is US$1.6528 (being the closing mid-point exchange rate of US Dollars for Pounds Sterling quoted by Barclays Bank PLC in London on 4th February 1998, the last practicable date prior to the posting of the Offer Document);

    (iv) the fully diluted share capital of REI is 7,952,354 REI Shares (which includes all REI Shares that would arise on the exercise of all REI Options); and

     (v) no account has been taken of any potential liability to taxation.

     The most recent valuation of REI Shares was made by REI's merchant bankers for the purposes of determining "fair value" pursuant to the Articles of Association of REI as at 30th April 1997, which valued each REI Share at (pounds)2.95 based on an issued share capital of REI at the time of 5,616,013 REI Shares. This equated to a value for each REI Share of (pounds)2.08 based on an issued share capital of 7,952,354. In arriving at this valuation REI's merchant bankers took various factors into account including an estimate of REI's underlying pre-tax profitability of (pounds)3.3 million (after reduction for minority interests), taxed at an assumed rate of approximately 45 per cent., to which they applied a discount of 25 per cent. to reflect the fact that REI Shares are unquoted, and a P/E multiple of 12, which was based on a survey of comparable UK quoted companies in the sector and the market as a whole. IT SHOULD BE NOTED THAT THE VALUATION WAS CARRIED OUT SOLELY FOR THE PURPOSES OF ENABLING REI SHARES TO BE TRANSFERRED UNDER THE

     Articles of Association and was not a valuation for the purposes of a sale or flotation of the Company.

2.  INCOME

    No dividends were paid or accrued on REI Shares in respect of the years ended 31st December 1996 and 31st December 1997. During the period from 1992 to September 1996 no dividends were paid or accrued on CBC Shares. CBC have stated in the Offer Document that no dividends are likely to be declared or paid on CBC Shares in the foreseeable future. Therefore, a Shareholder who accepts the Offers is unlikely to receive any income in the foreseeable future from the new CBC Shares he receives as either full or partial consideration under the Offers.

    A Shareholder who elects to receive cash (in accordance with the terms and conditions within the Offer Document) and reinvests the proceeds will receive an amount of income dependent on the reinvestment medium adopted.

    A Shareholder who elects to receive the Loan Notes (in accordance with the terms and conditions within the Offer Document) will receive gross interest based on the rate of interest under the Loan Notes.

HOLDERS OF REI OPTIONS

Holders of REI Options who exchange their REI Options for CB Commercial Options should note that the exercise price for each CB Commercial Option will be denominated in US Dollars (determined at the Unconditional Date) and thus their equivalent Pounds Sterling price upon any exercise at a later date will vary with movements in the US Dollar:Pounds Sterling exchange rate.

TAXATION

The tax consequences of accepting the Offers will vary according to the individual circumstances of Shareholders. Acceptance of the Offers (whether accepting CBC Shares, cash or Loan Notes) may give rise to various tax liabilities both now and in the future.

CONSULTING A PROFESSIONAL ADVISER

The calculation of the final value of REI, the consideration receivable for each REI Share under the Offers (including CBC Shares, cash or Loan Notes) and the tax consequences of accepting the Offers (whether accepting CBC Shares, cash or Loan Notes) are complex. Accordingly, the directors should ensure that the Offer Document advises Shareholders to consult their professional advisers if they are in any doubt as to either the action they should take or as to their tax position.

CONCLUSION

We consider that the Offers being made by CB Commercial are fair and reasonable from a financial point of view so far as REI is concerned. In providing this advice, we have taken into account your commercial assessment of the Offers.

In arriving at our advice, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by REI or CB Commercial.

Our advice is provided solely on the basis of and in accordance with practice established in the United Kingdom and with the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No 2) Order 1995 (SI 1995/1536). Accordingly, our advice should not be relied upon as if it had been provided in accordance with practice, regulations or legislation in any country, including the United States, other than the United Kingdom.

Yours faithfully



Coopers & Lybrand Corporate Finance

                                 APPENDIX VIII

                    FINANCIAL INFORMATION ON CB COMMERCIAL

                                    PART A

The following is a summary of the audited consolidated profit and loss accounts of CB Commercial drawn from each of the published audited financial statements of CB Commercial (audited in accordance with US GAAP) for the five financial periods ended 31st December 1996.

                                    1992      1993     1994     1995     1996
                                 US$'000   US$'000  US$'000  US$'000  US$'000
Revenue                          360,223   392,037  428,988  468,460  583,068
                                 =======   =======  =======  =======  =======
Profit/(loss) on ordinary
 activities before tax           (44,549)  (37,037)   9,325    8,250   25,809
Tax                                   12       112     (152)    (841)  44,740*
                                 -------   -------  -------  -------   ------
Profit/(loss) on ordinary
 activities after tax            (44,561)  (37,149)   9,173    7,409   70,549
Extraordinary items                  ---       ---      ---      ---      ---
Tax on extraordinary items           ---       ---      ---      ---      ---
Minority interests                   ---       ---      ---      ---      ---
                                 -------   -------  -------  -------   ------
Profit/(loss) for the
 financial year                  (44,561)  (37,149)   9,173    7,409   70,549
Preference dividends               1,000       ---      ---      ---      ---
Dividends on CBC Shares              ---       ---      ---      ---      ---

* CB Commercial has had a net operating loss carry forward for US tax purposes which has meant that CB Commercial has never paid Federal income tax. In 1996 CB Commercial recorded the realisable value of its net operating loss carry forward as an asset on its balance sheet. Under US GAAP this meant that the provision for taxes for 1996 became a negative number which artificially inflated CB Commercial's profit for the year.

An extract from the audited consolidated balance sheet of CB Commercial as at 31stDecember 1996 is set out in Part H of Appendix XI.

                                    PART B

On 4th November 1997 CB Commercial announced the following unaudited results for the third quarter ended 30th September 1997:

                                    Three months ended    Nine months ended
                                      30th September        30th September
                                    ------------------    -----------------
                                       1997      1996         1997     1996
                                    US$'000   US$'000      US$'000  US$'000
Revenue                             177,520   147,168      469,542  390,863
Costs and expenses                  175,656   133,669      448,554  364,410
                                    -------   -------      -------  -------
Operating income                      1,864    13,499       20,988   26,453
Interest income                         740       286        1,959    1,035
Interest expense                      4,158     6,196       12,007   17,883
                                    -------   -------      -------  -------
Income (loss) before provision
 (benefit) for income tax and
 extraordinary items                 (1,554)    7,589       10,940    9,605
                                    -------   -------      -------  -------
Provision (benefit) for income tax     (569)    4,220        4,786    4,610
                                    -------   -------      -------  -------
Reduction of valuation allowances       ---   (40,400)         ---  (40,400)
Net provision (benefit) for
 income tax                            (569)  (36,180)       4,786  (35,790)
                                    -------   -------      -------  -------
Net income (loss) before
 extraordinary items                   (985)   43,769        6,154   45,395
Extraordinary items, net                951       ---          951      ---
                                    -------   -------      -------  -------
Net income (loss)                    (1,936)   43,769        5,203   45,395
                                    =======   =======      =======  =======

                                  APPENDIX IX

                         FINANCIAL INFORMATION ON REI

The following is a summary of the audited profit and loss accounts of REI (together with certain information relating to dividends on REI Shares) drawn from each of the audited consolidated financial statements of REI (audited in accordance with UK GAAP) for each of the five financial periods ended 31st December 1996.

                                         1992           1993           1994           1995           1996
                                 (pounds)'000   (pounds)'000   (pounds)'000   (pounds)'000   (pounds)'000
Turnover                               36,047         48,881         55,852         55,816         73,664
                                  ===========   ============   ============   ============   ============
Profit/(loss) on ordinary
 activities before tax                  1,809          4,358          5,764           (654)         4,211
Tax                                      (875)        (2,068)        (2,139)        (1,288)        (2,382)
                                  -----------   ------------   ------------   ------------   ------------
Profit/(loss) on ordinary
 activities after tax                     934          2,290          3,625         (1,942)         1,829
Extraordinary items                       ---            ---            ---            ---            ---
Tax on extraordinary items                ---            ---            ---            ---            ---
Minority interests                       (495)          (444)        (1,146)          (559)          (886)
                                  -----------   ------------   ------------   ------------   ------------
Profit/(loss) for the
 financial year                           439          1,846          2,479         (2,501)           943
Dividends                                 ---           (271)          (678)           ---            ---
Retained profit/(loss) for the
 financial year                           439          1,575          1,801         (2,501)           943
                                  ===========   ============   ============   ============   ============
Dividends per share                       ---           5.0p          12.5p            ---            ---
Rate per cent. of dividends               ---           500%         1,251%            ---            ---

                                  APPENDIX X

                            ADDITIONAL INFORMATION

1.   RESPONSIBILITY

     The Directors of CB Commercial are the persons responsible for the information contained in this document relating to CB Commercial and its Directors. To the best of the knowledge and belief of the Directors of CB Commercial (who have taken all reasonable care to ensure that such is the case) such information is in accordance with the facts and no material fact has been omitted.

     The Directors of REI are the persons responsible for the information contained in this document relating to REI and its Directors. To the best of the knowledge and belief of the Directors of REI (who have taken all reasonable care to ensure that such is the case) such information is in accordance with the facts and no material fact has been omitted.

2.   DIRECTORS

     The Directors of CB Commercial are:

     James J Didion
     Gary J Beban
     George J Kallis
     Richard C Clotfelter
     Bradford M Freeman
     Donald M Koll
     Ricardo Koenigsberger
     Lawrence J Melody
     Stanton D Anderson
     Richard C Blum
     Daniel A D'Aniello
     Hiroaki Hoshino
     Takayuki Kohri
     Paul C Leach
     Frederic V Malek
     Ray Elizabeth Uttenhove
     Peter V Ueberroth
     Gary L Wilson
     Raymond E Wirta

     The Directors of REI are:

     Barry Douglas White
     James Anthony Deriaz Croft
     David Anthony Sizer
     Geert Jan Selman
     Michael James Bamber
     Francis Joseph Pons
     Herbert Scott Morgan
     David Andrew Runciman
     Willy Ping Yah Shee
     Lester Dudley John Martin
     Gary Edward Ryan

3.   BENEFITS TO DIRECTORS

     The acquisition of the shares to which the Offers relate is not conditional upon the recipients approving, or consenting to, any payment or other benefit being made or given to any Director or former Director of REI in connection with, or as compensation or consideration for, his ceasing to be a Director or to hold any office held in conjunction with any directorship or, in the case of a former Director, to hold any office which he held in conjunction with his former directorship and continues to hold after ceasing to be a Director.

4.  DIRECTORS' SERVICE CONTRACTS

    The following are the existing contracts of service entered into for a period of more than one year between (a) the REI Group and the Directors of REI and (b) the CB Commercial Group and the Directors of CB Commercial:

    REI

    (i) Barry White has a service agreement with REI dated 22nd November 1995 appointing him as Chief Executive of REI. The agreement is for an initial period of five years until 30thApril 2000 and thereafter unless and until either party gives the other not less than 12months' written notice. Barry White's current salary is (pounds)110,000 per annum and he is entitled to an annual bonus equal to 2.5 per cent. of net profits for the financial year in question. His entitlement to a bonus shall be reviewed annually and is awarded at REI's discretion. In addition Barry White receives private health insurance, life assurance, permanent health insurance and a company car.

   (ii) G J Selman has agreed to provide his services as consultant to Richard Ellis B.V. for an initial term of three years, subject to the right of either party to terminate at the end of each year, for an annual fee and performance bonus.

     CB Commercial

    (i) In May 1997 CB Commercial Real Estate Group, Inc. and Mr James Didion entered into a 43month employment agreement with a term which expires on 31st December 2000. Pursuant to such agreement Mr Didion receives a salary of US$500,000 per annum and is entitled to an annual bonus of between 0 and 200 per cent. of his salary depending on the extent to which CB Commercial's EBITDA target for the year is met. If the Board of CB Commercial terminates Mr Didion's employment without cause CB Commercial must pay Mr Didion approximately two years salary and bonus and fully vest him in all unvested stock option and equity incentive plan shares. Special adjustments are made to these severance arrangements if termination without cause occurs after a change of control of CB Commercial.

   (ii) In May 1997 CB Commercial Real Estate Group, Inc. entered into a one year consulting agreement with Mr Donald M Koll to provide services for a fee of US$12,500 per month. The agreement is terminable upon 30 days prior notice by either party.

5.  SHARE CAPITAL OF REI

    The authorised and issued share capital of REI at the date of this document are set out below. All of the issued share capital is fully paid.

    Authorised share capital           Issued and fully paid up share capital
    (pounds)100,000 divided into:      (pounds)66,619 divided into:
    7,110,947 A Shares                 5,226,129 A Shares
    2,205,693 B Shares                 752,372 B Shares
    683,360 C Shares                   683,360 C Shares

    At the date of this document there are a further allotted but unissued 53,336 REI Shares outside of the REI Share Plan. In addition, there are options in existence to subscribe for a further 347,500 REI Shares. 1,495,029 REI Shares have been allotted under the REI Share Plan, of which 752,372 have been issued. A further 742,657 REI Shares will be issued under the REI Share Plan and REI has agreed to issue a further 147,000 REI Shares in relation to the acquisition of interests in the Wider REI Group. Therefore, it is anticipated that the fully diluted share capital of REI will be 7,952,354 REI Shares.

    CB Commercial does not hold, and there are not held on its behalf, any REI Shares or any debentures, certificates, options or warrants or other instruments entitling CB Commercial to subscribe for REI Shares or debentures or securities in respect of REI.

6.  CBC SHARES

    The new CBC Shares issued pursuant to the Offer will rank pari passu in all respects (including in respect of dividend entitlement) with issued CBC Shares. As at 4th February 1998 (the latest practicable date prior to the printing of this document) there were 18,818,200 CBC Shares in issue. Each CBC Share is entitled to one vote on all matters submitted to a vote of CB Commercial shareholders. A majority of the CBC Shares voting at a duly called meeting of the shareholders at which a quorum is present may elect all of the Directors of CB Commercial. Holders of CBC Shares have no right to dividends except as declared by the Board of Directors of CB Commercial. The Board of Directors has never declared a dividend on CBC Shares and has no intention of doing so in the foreseeable future. Upon a liquidation, dissolution or winding-up of CB Commercial holders of CBC Shares are entitled to share pro rata in the remaining assets of CB Commercial legally available for distribution. Holders of CBC Shares have no pre-emptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the CBC Shares.

7.  MATERIAL CONTRACTS

    REI

    No contracts have been entered into by any member of the REI Group within the two years preceding the date of this document (otherwise than in the ordinary course of business) and which are or may be material other than:

    (i) The agreement dated 15th February 1996 between (1) REI and (2) Jean-Pierre Forgeot pursuant to which the parties agreed to a merger of Richard Ellis SA and Achard and Associes with effect from 1st January 1996. On 25th July 1996 Forgeot SA and FSA entered into an agreement with REI whereby they gave certain warranties in relation to their businesses to REI. Two further agreements were entered into on 29th January 1998 between Forgeot SA, FSA (a company, majority owned by Jean-Pierre Forgeot, which merged with Achard and Associes) and REI pursuant to which, respectively; Forgeot SA and FSA agreed to sell, on the exercise of a call option by REI; and REI agreed to purchase, on the exercise of a put option by Forgeot SA and FSA, 1,099 shares in Richard Ellis SA owned collectively by Forgeot SA and FSA according to an agreed price formula with a minimum guaranteed price (in certain circumstances) of FF15 million. On the same date Mayfair, a company owned by Jean-Pierre Forgeot, entered into a contract for the supply of services for a fixed period to 31st December 1999 with Richard Ellis SA.

   (ii) The asset purchase agreement dated 15th July 1996 between (1) Cumberland Consulting Corporation ("Cumberland") and (2) Richard Ellis (Canada) Inc. ("RECI") pursuant to which Cumberland agreed to sell to RECI all of the property, assets and undertakings of Cumberland used in its real estate appraisal, consulting and brokerage business in British Columbia for Can$146,250 satisfied by the issue of 13,594 REI Shares ((pounds)3.35 per share) with the balance payable in cash. Additionally an earn-out applies whereby Cumberland is paid 50 per cent. of the net profits for the 24 month period commencing 15th July 1996, capped at Can$78,750 (plus interest). As part of the asset purchase agreement, RECI also entered into employment agreements with George Oikawa and Gary Nekagawa.

  (iii) The loan agreement dated 26th March 1997 between (1) REI and (2) the ESOP Trustee pursuant to which REI agreed to advance to the ESOP Trustee, by way of loan subject to repayment on demand, the amount of any bank charges, fees and interest payable by the ESOP Trustee in respect of a loan of (pounds)1 million (currently (pounds)750,000) made by National

        Westminster Bank plc in favour of the ESOP Trustee. The repayment of this loan is guaranteed by REI pursuant to a guarantee dated 23rd November 1995.

   (iv) The agreement dated 12th December 1997 between (1) REI, (2) Juan Fernando Gomez Hall and (3) Ramon Zorrilla Zorrilla pursuant to which, conditional upon administrative verification being obtained from the Spanish Ministry of Commerce, REI allotted 72,500 REI Shares to each of Juan Fernando Gomez Hall and Ramon Zorrilla Zorrilla in consideration for the purchase of 2,450 shares of Richard Ellis Residencial, S.A. from each of Juan Fernando Gomez Hall and Ramon Zorrilla Zorrilla.

    (v) The settlement agreement dated 2nd January 1998 between (1) REI and (2) Richard Ellis (Victoria) Pty Ltd ("REV") pursuant to which REI and REV agreed to withdraw their respective opposition to the other's trademark applications and, for a period of 12 months, not to challenge the other's ownership or use of certain trade marks the subject of trade mark applications.

   (vi) The shareholders' agreement dated 29th March 1996 between (1) GE Capital Services PTE Ltd. ("GECS"), (2) Relam Amsterdam Holdings B.V. and (3) Richard Ellis Limited ("REL") (including its 19 schedules, which contain copies of other related agreements entered into on that date) pursuant to which GECS and RELAM formed a joint venture company, Pangaea Real Estate Capital Services Private Limited ("Pangaea"), to provide management/advisory services and to sponsor a fund established in Bermuda, consisting of mixed investments in residential properties in Asia (the "Fund"). The provision of these services depended upon the Fund being successful in attracting at least US$150 million of investment. This minimum investment commitment was not raised and the directors of Pangaea advised the shareholders of Pangaea that it should be placed into liquidation in accordance with clause 24.1 of the shareholders' agreement.

        At an extraordinary general meeting of Pangaea held on 29th August 1997, the shareholders passed a special resolution that the company be wound-up voluntarily. Once tax clearance is received (which is expected to be during the first quarter of 1998) a final meeting of shareholders will be held and the company will then be deregistered. On the date of completion of the winding-up the shareholders' agreement shall terminate.

        The terms of the shareholders' agreement provide, inter alia, that the division of REL known as REI Asia is to provide services in relation to Asian real estate to General Electric Capital Corporation (including is subsidiaries and affiliates) ("GECC") or Pangaea, such services (the "RE Services") to be provided in accordance with two services agreements, one with GECC, the other with Pangaea (the "RE Services Agreements").

        The fees for the RE Services are set out in each of the RE Services Agreements. 30 per cent. of these fees are required to be paid into a separate account in the name of REI Asia (the "Account"). The money in the Account is then used to fund a facility provided by REI Asia to Pangaea to meet the expenses of setting up the Fund and Pangaea, together with any working capital requirements (the "RE Facility"). The terms of the RE Facility are set out in the RE Facility Agreement.

        The RE Services Agreements will terminate on the winding-up of Pangaea. However, REIAsia will still be prepared to make available the RE Services to GECC after the winding-up of Pangaea on the basis that 30 per cent. of the fees derived therefrom will accrue to the benefit of GECC or otherwise be shared with GECC until REI Asia's contribution to such expenses and working capital requirements equals that made by GECC.

  (vii) At a meeting of the Board of REI on 23rd April 1997 the allotments at par of 170,000 REI Shares (the "par shares") was approved with such allotment being divided as to 30,000 par shares to Willy Shee and 20,000 par shares to each of Dominic Leung, Pauline Goh, Scott

        Morgan, Douglas Munro, Walter Cardoso, Guy Cubitt and David Simister (together the "Executives") on the basis that each Executive at the same time acquired one additional REI Share for (pounds)2.50 each (the "(pounds)2.50 shares") for each par share so issued to the Executive. Subsequently, agreements were entered into whereby each Executive agreed to acquire all such REI Shares in 3 equal instalments, consisting of equal numbers of par shares and (pounds)2.50 shares, on 1st December 1997, 1st October 1998 and 1st July 1999 or earlier at each Executive's discretion. At a meeting of the Board of REI held on 17thDecember 1997 approval was given to vary these arrangements in order to: (i) authorise the ESOP Trustee to sell 60,000 REI Shares to Willy Shee, 40,000 REI Shares to each of Scott Morgan and Douglas Munro and 13,332 REI Shares to each of Pauline Goh and Walter Cardoso, in each case at a price of (pounds)2.51 per REI Share; (ii) to allot to each of Pauline Goh and Walter Cardoso 13,334 REI Shares at par and 13,334 REI Shares at a price of (pounds)2.50 per share; (iii) to allot to each of Dominic Leung, C.N. Limited and David Simister 20,000 REI Shares at par and 20,000 REI Shares at (pounds)2.50 per share.

 (viii) Under a settlement agreement dated 28th January 1998 between (1) Douglas Cameron ("DHC"), James Abbey ("JGA") and Douglas H. Cameron, L.L.C. ("RE, LLC") and (2) REI and Richard Ellis, Inc ("RE, Inc") certain agreements entered into between the parties referred to above in June 1995 were modified and payments were made by RE, LLC to RE, Inc of US$716,400. In addition, it was acknowledged that each of DHC and JGA had satisfied the performance conditions relating to certain options granted in June 1995 with the effect that DHC had a fully vested option to purchase 105,000 REI Shares and JGA had a fully vested option to purchase 45,000 REI Shares, both such options exercisable at a price of (pounds)2.75 per share at any time during the period commencing 28th January 1998 and ending 31st December 1999.

   (ix) On 17th November 1997 REI entered into a standstill agreement with CB Commercial whereby REI agreed, inter alia, subject to certain exceptions and until 15th December 1997, not to solicit, negotiate or furnish information in respect of any merger involving REI or any member of the REI Group, save with the prior written consent of CB Commercial, and CB Commercial agreed, inter alia, subject to certain exceptions and until 15th December 1997, not to take any such action in respect of any merger or acquisition of all or a substantial portion of the assets of any entity more than half of whose business is conducted outside the US or Canada. By a letter agreement dated 8th December 1997 the parties agreed to extend the provisions of the standstill agreement from 15th December 1997 to 31st January 1998 provided that if CB Commercial made an offer to REI Shareholders on or before 31st January 1998 such date would be further extended to 31st May 1998. A further letter agreement dated
        31st January 1998 and accepted by REI on 5th February 1998 extended the standstill agreement until 15th February 1998 and, in the event an offer to REI Shareholders has been made before such date, it will be further extended to 31st May 1998.

    CB Commercial

    No contracts have been entered into by any member of the CB Commercial Group within the two years preceding the date of the document (otherwise than in the ordinary course of business) and which are or may be material other than:

    (i) Acquisition of Koll Real Estate Services ("Koll")

        On 28th August 1997, pursuant to a merger agreement dated 14th May 1997, CB Commercial purchased Koll for a consideration comprised of 5,187,737 CBC Shares and warrants to subscribe for an additional 599,967 CBC Shares. In connection with the merger CB Commercial granted certain of the Koll shareholders demands and "piggyback" registration rights to enhance the saleability of large blocks of CBC Shares. Under the terms of the merger agreement only representations and warranties relating to title survived the closing.

   (ii) Acquisition of L.J. Melody & Company

        On 1st July 1996 CB Commercial acquired all of the issued and outstanding stock of L.J.Melody Company for US$15 million in cash and notes. L.J. Melody Company is one of the largest commercial mortgage originators and loan servicers in the United States.

  (iii) Public offering of CBC Shares

        On 26th November 1996 CB Commercial issued 4,347,000 CBC Shares at US$20 per share. In connection with this offering CB Commercial entered into an underwriting agreement with Merrill Lynch and other underwriters and each of CB Commercial's executive officers agreed that for a period of six months he or she would not directly or indirectly sell any CBC Shares. In order to obtain the consent of the holders of CB Commercial preferred stock to this public offering CB Commercial agreed to reinstate a dividend on the CB Commercial preferred stock effective in the fourth quarter of 1996 and to grant the holders of CB Commercial preferred stock the right, upon conversion of their preferred stock into CBC Shares, to have the CBC Shares included in certain underwriters' registration statements filed by CB Commercial. These registration rights enhanced the marketability of such CBC Shares.

   (iv) Purchase of preferred shares

        On 27th January 1998 CB Commercial purchased all of its outstanding preferred shares for US$72 million (US$28.125 per equivalent CBC Share) plus US$5 for accrued but unpaid dividends.

    (v) Standstill agreement

        On 17th November 1997 CB Commercial entered into a standstill agreement with REI. See paragraph 7(ix) above for details.

8.  GENERAL INFORMATION

    (i) No proposal exists in connection with the Offers that any payment or other benefit be made or given to any Director or former Director of REI in connection with or as compensation or consideration for his ceasing to be a Director or to hold any office held in conjunction with the directorship or, in the case of a former Director, to hold any office which he held in conjunction with his former directorship and which he continued to hold after ceasing to be a Director.

   (ii) There are no agreements or arrangements between CB Commercial or any person with whom CB Commercial has an agreement of the kind described in
        Section 204 of the Companies Act 1985 and any Director or shareholder of REI or any person who has been such a Director or shareholder at any time during the period twelve months immediately preceding the date of the Offers, being an agreement or arrangement which is connected with or dependent on the Offers other than:

        (a)  Irrevocable undertakings

             Irrevocable undertakings have been entered into by the Directors of REI and various key REI employees who hold REI Shares. These irrevocable undertakings take four different forms. The basic terms of each are that the signatory undertakes to CB Commercial to, inter alia, accept the Offers and vote in favour of the Resolution in respect of his REI Shares and any REI Shares which he becomes the registered holder or beneficial owner of after execution of his irrevocable undertaking. Save for the covenant to vote in favour of the Resolution, each irrevocable undertaking is conditional upon the passing of the Resolution. In addition, each Irrevocable Undertaking is, inter alia, conditional on the Offer Document being posted by 31st January 1998 or such later date (being not later than 15th February 1998) as the

             Board of REI may agree. On 1st February 1998 the Board of REI resolved, inter alia, to extend: (i) the date for posting the Offer Document to 15th February 1998: and (ii) the requirement in the irrevocable undertakings that all conditions of an offer made by CB Commercial (other than those relating to the Registration Statement) be fulfilled or waived by 31st March 1998 to 15th April 1998. The four forms of the irrevocable undertakings are as follows:

             . Form A includes a non-compete covenant with effect from the Payment Date for, in the case of signatories who hold between 20,000 and 25,000 REI Shares, two years; in the case of signatories who hold between 25,001 and 85,000 REI Shares, for three years; and in the case of signatories holding more than 85,000 REI Shares, for four years. The following have executed this form of irrevocable undertaking: Barry White, Ian White, Michael Bamber, Gerard Aubert, Thom Dijksman, Victor Perez, Javier Prades, Eduardo Fernandez Cuesta, Pedro Seabra, Roberto Trella, David Runciman, Michael Hollington, Albert Tong, Willy Shee, Pauline Goh, Chris Fossick, LiHiaw Ho, David Simister, Dinesh Chandiok, Francis Pons, Walter Cardoso, Luis Donaldson, Lester Martin, Gary Ryan, GJ Selman, Marco Hekman and Robert Mans.

             . Form B applies to REI employees who did not hold REI Shares at the date they entered into the irrevocable undertaking but who are participants under the REI Share Plan or are option holders under any of the REI Share Option Schemes. Form B includes the same non-compete covenant as Form A and has been executed by Andreas Ridder, Fernando Faria, Luis Gonzaga Mayor and Marcos Montandon.

             . Form C is similar to Form A save that the non-compete covenant shall not prevent the signatory from providing his services to, or holding an investment in, Richard Ellis Group Limited or any member of its group from time to time including following any acquisition of Richard Ellis Group Limited. It has been executed by James Croft and David Sizer (both on his own behalf and on behalf of his family trust).

             . Form D does not include a non-compete covenant and has been executed by Scott Morgan, Edoardo Vigano, JP Forgeot, J Alpe, Brian White, CN Limited, Dominic Leung, Dino Piccini, Jerry Younce and Waterways Inc.

        (b) Letters from CB Commercial concerning service agreements.

            All of the Directors of REI and key REI employees referred to above (other than Scott Morgan, GJ Selman, Edoardo Vigano, James Croft, David Sizer, Jean-Pierre Forgeot, JAlpe, Brian White, Dino Piccini and Jerry Younce) have agreed with CB Commercial Real Estate Group, Inc. whereby CB Commercial Real Estate Group, Inc., the signatory and REI have agreed that REI, or an appropriate subsidiary or affiliate, will enter into a service agreement of between two and four years (save in the case of Thom Dijksman) from the Unconditional Date under which the signatory's existing salary and benefits will apply and which includes a non-compete covenant. Guy Cubitt has entered into a similar agreement with CB Commerical Real Estate Group, Inc. and has given a non-compete covenant to CB Commerical.

        (c) Dino Piccini and Jerry Younce have each entered into agreements with CB Commercial Real Estate Group, Inc. whereby they will be employed by CB Commercial Real Estate Group, Inc. with effect from the Unconditional Date for a three year period, including a pre-determined bonus and are subject to a 24 month covenant not to compete.

        (d) Chris Thrift has entered into an employment agreement with REI for a two year period commencing 30th April 1998.

  (iii) As of the date of this document, CB Commercial has no reason to believe that there has been any material change in the financial position or prospects of REI since 31st December 1996.

   (iv) There are no agreements or arrangements whereby any REI Shares acquired by CB Commercial in pursuance of the Offers will or may be transferred to any other person save that CB Commercial reserves the right to transfer any REI Shares to any other member of the CB Commercial Group.

    (v) There were no dealings in shares in or debentures of REI or CB Commercial during the period of twelve months immediately preceding the date of the Offers by any person who was a Director of either of them at any time during that period other than:

        Dealings in REI Shares and REI Options by REI Directors

        Name of Director   Nature of Transaction   Date       Number of Shares
        ----------------   ---------------------   ----       ----------------
        H S Morgan         Acquisition             01.12.97          5,020
        H S Morgan         Disposal                19.12.97          5,020
        H S Morgan         Acquisition from the
                           ESOP Trustee            28.01.98         40,000
        H S Morgan         Issue under the REI
                           Share Plan              22.01.98         60,000
        H S Morgan         Exercise of options
                           under the Second 1988
                           Scheme                  12.01.98          4,000
        W P Y Shee         Acquisition             17.03.97          3,000
        W P Y Shee         Acquisition from the
                           ESOP Trustee            28.01.98         60,000
        W P Y Shee         Exercise of options
                           under the Second 1988
                           Scheme                  12.01.98          5,000
        W P Y Shee         Exercise of options
                           under the 1993 Scheme   12.01.98         12,500
        W P Y Shee         Issue under the REI
                           Share Plan              22.01.98         31,858
        F J Pons           Allotment under the
                           REI Share Plan          05.01.98         20,000
        L D J Martin       Allotment under the
                           REI Share Plan          05.01.98         53,643
        G E Ryan           Allotment under the
                           REI Share Plan          05.01.98          5,935

        Dealings in CBC Shares and CB Commercial Options by CB Commercial Directors

        Name of Director             Nature of Transaction   Date       Number of Shares
        ----------------             ---------------------   ----       ----------------
        Gary Beban                   Disposal                11.06.97        2,077
        Gary Beban                   Disposal                13.06.97        3,961
        Gary Beban                   Grant of options        23.09.97       60,000
        Gary Beban                   Acquisition             24.03.97           70
        Richard Blum*                Acquisition             03.06.97       23,500
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                08.09.97       25,000
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                18.09.97       10,000
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                18.09.97       10,000
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                20.08.97       25,000
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                27.08.97       10,000
        Daniel D'Aniello
        (The Carlyle
        Group, L.P.)                 Disposal                27.08.97       85,000
        George Kallis                Acquisition             24.03.97           70
        Lawrence Melody              Acquisition             24.03.97           31
        Lawrence Melody              Acquisition             28.02.97        1,053
        Ray Uttenhove                Acquisition             24.03.97           70
        Donald Koll                  Grant of options        28.08.97       58,213
        Donald Koll                  Grant of options        28.08.97      250,000
        Donald Koll                  Exchange**              28.08.97      734,290**
        Raymond Wirta                Grant of options        28.08.97      100,000
        Bradford Freeman             Exchange***             28.08.97    3,402,463***
        Ricardo Koenigsberger        Exchange****            28.08.97      856,839****
        James Didion                 Gift                    26.08.97          500
        James Didion                 Grant of options        22.05.97      200,000
        James Didion                 Acquisition             24.03.97           70
        Frederic Malek
        (Malek Family
        Charitable Trust)            Disposal                12.08.97        2,000

* Beneficial ownership disclaimed by Mr Blum. A total of 461,000 CBC Shares are held by various limited partnerships of which Richard C Blum Assoc. LP is a general partner.

** The Koll Holding Company exchanged shares of Koll Real Estate Services for CBC Shares in the merger of CB Commercial and Koll Real Estate Services. Includes warrants to purchase 78,748 CBC Shares. Also includes 521,589 CBC Shares, which Mr Wirta has an option to purchase at US$5.84 per share. Mr Koll is trustee andco-beneficiary of The Koll Company Stock Trust, which own 100 per cent. of The Koll Company, which in turn owns 100 per cent. of The Koll Holding Company.

*** All of these shares are held by investment funds managed by one or more entities controlled by Mr Freeman and others or as to which Mr Freeman is an officer, director or partner.

**** All of these shares are held by investment funds managed by one or more entities as to which Mr Koenigsberger is an officer, director or partner.

     (vi) Coopers & Lybrand Corporate Finance has given and not withdrawn its consent to the inclusion in this document of its letter and the references thereto and to its name in the form and context in which they appear.

    (vii) The Directors of REI confirm that:

          (a) There has not been any material change in the financial position or prospects of REI since 31st December 1996 other than as described below.

              It is usual for REI to show slow trading for the first three quarters of the year and a significant increase in activity in the fourth quarter during which a significant proportion of the profit for the year is generated. 1997 was no different in this respect from earlier years although there was a slower build up in activity in the final quarter than had been anticipated. Preliminary analysis for 1997 indicates that trading performance continued to improve, particularly in Europe, but the losses from certain operations in Chicago and Geneva, now discontinued, turmoil in Asia Pacific markets and the continuing strength of sterling affected the REI Group's results.

              The uncertainty in the Asia Pacific region is expected to impact on future trading but despite this the Directors of REI consider the REI Group's prospects to be reasonable given the geographical spread of operations.

          (b) None of the Directors of REI have any material interest in any contract entered into by CB Commercial or any other member of the CB Commercial Group other than as set out in paragraph 8(ii) above.

   (viii) As at 4th February 1998 (being the latest practicable date prior to the publication of this document) the Directors of REI have the following interests in REI Shares:

                                                        Percentage of fully
          Name of Director    Percentage of issued            diluted share
                              share capital of REI           capital of REI
          ----------------    --------------------      -------------------
          B D White                    3.47                      2.91
          J A D Croft                  3.35                      2.80
          D A Sizer*                   3.24                      2.71
          G J Selman                   3.31                      2.77
          M J Bamber                   3.46                      2.90
          F J Pons                     3.19                      2.92
          H S Morgan                   2.46                      2.06
          D A Runciman                 3.62                      3.03
          W P Y Shee                   2.17                      1.82
          L D J Martin                 1.13                      1.62
          G E Ryan                     1.09                      0.99

          *Includes shares held by D Sizer's family trust.

     (ix) The Directors of CB Commercial confirm that the information contained in this document concerning CB Commercial, its common stock and the Loan Notes is correct.

      (x) CB Commercial is incorporated in the State of Delaware, USA.

9.  NATURE OF FINANCIAL INFORMATION

    The financial information contained in Appendix IX does not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985 (the "Act") but constitutes non-statutory accounts within the meaning of that Section and has been derived from each of the full audited consolidated accounts of REI for the five financial periods ended 31st December 1996. Copies of these accounts have been delivered to the Registrar of Companies in England and Wales. Coopers & Lybrand have made reports under
    Section 235 of the Act in respect of each such set of statutory consolidated accounts and each such report was an unqualified report and did not contain a statement under Sections 237(2) or (3) of the Act.

10. DOCUMENTS AVAILABLE FOR INSPECTION

    Copies of the following documents will be available for inspection free of charge at Herbert Smith, Exchange House, Primrose Street, London EC2A 2HS during business hours any weekday (Saturdays and public holidays excepted) whilst the Offers remain open for acceptance:

     (i) the Memorandum and Articles of Association of REI;
    (ii) the Certificate of Incorporation and Bylaws of CB Commercial;
   (iii) the audited consolidated accounts of REI for the five financial years ended 31st December 1996;
    (iv) the audited consolidated accounts of CB Commercial for the five financial years ended 31stDecember 1996;
     (v) copies of the irrevocable undertakings described in paragraph 8(ii)(a) of this Appendix;
    (vi) the letter of Coopers & Lybrand dated 7th February 1998 to the Directors of REI referred to in the letter from Barry White set out in this document;
   (vii) the letter of consent from Coopers & Lybrand referred to in paragraph 8(vi) of this Appendix;
  (viii) copies of the Rules of the REI Share Option Schemes;
    (ix) copies of the Rules of the REI Share Plan and the deed of trust dated 10th April 1995 between (1) REI and (2) the ESOP Trustee;
     (x) copies of the CB Commercial Share Option Schemes;
    (xi) copies of the service contracts and the consultancy agreement referred to in paragraph 4 of this Appendix;
   (xii) copies of the material contracts of REI referred to in paragraph 7 of this Appendix;
  (xiii) copies of the material contracts of CB Commercial referred to in paragraph 7 of this Appendix; and
   (xiv) a draft (subject to modification) of the Loan Note Instrument.

                                  APPENDIX XI

                     ADDITIONAL CB COMMERCIAL INFORMATION

                                    PART A

         SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN UK GAAP AND US GAAP

REI prepares its consolidated accounts in accordance with UK GAAP, which differs in certain significant respects from US GAAP, pursuant to which CB Commercial prepares its consolidated accounts. The following items describe material variations in accounting principles between UK GAAP and US GAAP which are relevant to REI and CB Commercial. This is not an exhaustive listing of all the measurements and disclosure differences between the two bases of accounting.

(a)  GOODWILL

     Under US GAAP, purchase consideration in respect of subsidiaries or businesses acquired is allocated on the basis of fair values to the various net assets of the subsidiaries or businesses at the date of acquisition, and the excess purchase price over the fair market value of identified assets acquired is recorded as goodwill. Goodwill capitalised is then amortised by charges to profit over the period benefited. Under UK GAAP, the REI Group has fully written off goodwill directly against reserves.

     Under UK GAAP purchase consideration includes certain restructuring costs which under US GAAP are expensed or capitalised as tangible assets when incurred.

(b)  DEFERRED TAXATION

     UK GAAP requires provision for deferred taxation on timing differences only where it is reasonable to assume that the allowances that give rise to these differences will reverse within the foreseeable future. US GAAP would provide deferred taxation on all temporary differences. The REI Group has made full provision for deferred taxation, therefore no adjustment arises.

                                    PART B

               SUMMARY OF CB COMMERCIAL CONSTITUTIONAL DOCUMENTS

The pertinent provisions of the Certificate of Incorporation and By-Laws of CB Commercial are as follows:

1.  AUTHORISED SHARES

     Common     100,000,000 par value US$0.01

     Preferred  8,000,000 par value US$0.01

2.  VOTING RIGHTS

     Common     One vote per share

     Preferred  As set by the Board of Directors at issue

3.  INDEMNITY

    All officers and Directors of CB Commercial are entitled to be indemnified for their acts and omissions relating to their positions and Directors are specifically not liable for breaches of fiduciary duty except to the extent such exemption from liability is not permitted under Delaware law.

4.  STOCKHOLDER MEETINGS

    An annual meeting of stockholders is required. Special stockholders' meetings may be called only by the Chairman of the Board, a majority of the Board, the Chief Executive Officer or the holders of 10 per cent. of the outstanding shares.

    Notice of stockholders' meetings must be given at least 10 days in advance but not more than 60 days in advance. Any business may be transacted at an annual meeting but only business specified in the meeting notice may be transacted at a special meeting.

    A stockholders list need be made available to stockholders only during the 10 days preceding a stockholders' meeting.

    At any stockholders' meeting each CBC Share is entitled to one vote and a majority of the shares present by person or proxy controls all matters so long as a quorum is present. A quorum is present if the holders of more than 50 per cent. of the CBC Shares are present in person or by proxy.

5.  DIRECTORS

    The business of CB Commercial is managed by or under the direction of the Board of Directors. The Board is entitled to establish its own size except that it must consist of two or more persons. There are no qualification requirements for Directors. Directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of Directors. The Board may fill vacancies by a majority vote.

    The Board may hold regular (pre-established) meetings without notice and may hold special meetings upon three days notice at the request of the Chairman of the Board, the Chief Executive Officer or any five Directors. A quorum is present at a meeting if a majority of the Directors is present. The Board may act either by a majority of its members present at a meeting with a quorum present or by unanimous written consent. Telephone meetings are permitted.

    The Board may establish one or more committees who may be given substantially all of the powers of the Board other than the power to declare dividends or amend the By-Laws or Certificate of Incorporation.

6.  OFFICERS

    The Chairman, Chief Executive Officer and Chief Financial Officer are appointed by the Board. All other officers are appointed by the Chief Executive Officer. The salaries of the Chairman, the Chief Executive Officer, the President (if any) and the Chief Financial Officer are set by the Board. The salaries of all other officers are set by the Chief Executive Officer. The Chief Executive Officer controls the general and active management of the business.

                                    PART C

         COMPARISON OF RIGHTS OF SHAREHOLDERS OF CB COMMERCIAL AND REI

The rights of CB Commercial shareholders are governed by CB Commercial's Certificate of Incorporation (the "CBC Certificate"), its Bylaws (the "CBC Bylaws") and the Delaware General Corporation Law (the "DGCL"). The rights of REI Shareholders are governed by REI's Memorandum and Articles of Association (the "REI Mem and Arts") and the laws of England and Wales. Following consummation of the merger, the rights of REI Shareholders who become holders of CBC Shares will be governed by the CBC Certificate, the CBC Bylaws and the DGCL. The following is a summary of the material differences between the rights of holders of CBC Shares and the rights of REI Shareholders under the constitutional documents of each company. This comparison is qualified in its entirety by reference to the CBC Certificate, the CBC Bylaws and REI's Mem and Arts.

TRANSFER OF SHARES

REI. REI Shares are subject to the restrictions on transfer set out in the Articles of Association. With certain limited exceptions, these restrictions require all transfers of REI Shares to be made on a pre-emptive basis at a price fixed by independent merchant bankers. There is no public market in REI Shares.

CB Commercial. CBC Shares are freely tradeable and are listed on the New York Stock Exchange.

BOARD OF DIRECTORS

REI. The REI Mem and Arts provide that the number of directors shall be not less than 3 nor more than 12 and that all directors must also be Shareholders. The current number of directors is 11. The Board of REI must include at least two directors who devote the greater part of their duties to an international office in the Far East (excluding Australia), two directors who devote the greater part of their duties to the offices of REI in Australia, two directors who devote the greater part of their duties to international offices in Continental Europe or South America, one director who is a partner in the English partnership of Richard Ellis and one director who devotes the greater part of his duties to an office in the United States operating under the "Richard Ellis" name.

CB Commercial. The CBC Bylaws provide that the number of directors shall be one or more, as determined from time to time by resolution of the CB Commercial Board. The current authorised and actual number of directors is 19. There is no shareholding qualification for a director and there are no requirements comparable to those relating to REI directors as described above.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

REI. The REI Mem and Arts provide that a vacancy on the REI Board created by a director retiring by rotation at a General Meeting may be filled by a resolution at that meeting passed by over a majority of all Shareholders entitled to vote thereon. In addition, REI Shareholders may appoint new directors by way of approval by a 75 per cent. majority of all REI Shareholders entitled to vote thereon.

CB Commercial. The CBC Bylaws provide that a vacancy on the CB Commercial Board relating to a director who is to be elected by all shareholders entitled to vote may be filled by the affirmative vote of a majority of the remaining directors then in office, even though such majority is less than a quorum. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series thereof may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

AMENDMENT OF CONSTITUTIONAL DOCUMENTS

REI. Under the laws of England and Wales, an amendment to the REI Mem and Arts generally requires the approval of a 75 per cent. majority of all REI Shareholders entitled to vote thereon.

CB Commercial. Under the DGCL, an amendment to the Certificate of Incorporation generally requires the recommendation of the Board of directors, the approval of a majority of all Shares entitled to vote thereon, voting together as a single class and the approval of a majority of the outstanding stock of each class entitled to vote thereon.

VOTING RIGHTS

REI. REI Shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders.

CB Commercial. Holders of CBC Shares vote as a single class with respect to all matters submitted to a vote of shareholders.

DIVIDENDS

REI. Subject to the Companies Act 1985 and any other Act for the time being in force concerning companies and affecting REI, REI Shareholders are entitled to profits available for dividend and resolved to be distributed, but no dividends shall be payable in excess of the amount recommended by the Directors of REI.

CB Commercial. Holders of CBC Shares receive dividends when, as and if declared by the CB Commercial Board, subject to Section 170 of the DGCL.

LIQUIDATION

REI. On a winding up of REI (whether the liquidation is altogether voluntary, under supervision or by the Court) the liquidator may with the authority of an extraordinary resolution divide among REI Shareholders in specie or in kind the whole or part of the assets of REI and may determine how such division shall be carried out as between REI Shareholders or different classes of REI Shareholders.

CB Commercial. Upon a liquidation, dissolution or winding up of CB Commercial, after the payment of claims in accordance with the DGCL, any remaining assets shall be distributed pro rata to the holders of CBC Shares.

                                    PART D

                         OFFICER AND DIRECTOR PROFILES

The following table sets forth certain information concerning each of CB
Commercial's Directors and executive officers:
Name                      Age  Position
James J Didion            58   Chairman of the Board and Chief Executive Officer
Gary J Beban              50   President/Director
John C Haeckel            39   Chief Financial Officer and Senior Executive Vice President
Thaddeus W Jones          54   Senior Executive Vice President
George J Kallis           54   Senior Executive Vice President -- Director
Ronald J Platisha         50   Executive Vice President and Principal Accounting Officer
Kenneth D Sandstad        50   Senior Executive Vice President
Walter V Stafford         57   Senior Executive Vice President, General Counsel and Secretary
Richard C Clotfelter      59   Chairman and President -- Westmark Realty Advisors LLC/Director
Lawrence J Melody         60   President -- L.J. Melody and Company/Director
Ray Elizabeth Uttenhove   49   First Vice President/Director
Stanton D Anderson        56   Director
Richard C Blum            61   Director
Daniel A D'Aniello        50   Director
Bradford M Freeman        55   Director
Hiroaki Hoshino           55   Director
Ricardo Koenigsberger     31   Director
Takayuki Kohri            45   Director
Donald M Koll             64   Director
Raymond Wirta             53   President -- Financial Services/Director
Paul C Leach              51   Director
Frederic V Malek          60   Director
Peter V Ueberroth         59   Director
Gary L Wilson             57   Director

James J Didion. Mr Didion has been Chairman and Chief Executive Officer of CB Commercial since January 1987 and a Director since CB Commercial's incorporation. Previously, he served as President of CB Commercial following a career of almost 24 years in sales and management positions in the commercial brokerage operations of CB Commercial. Mr Didion is a member and current trustee of the Urban Land Institute. He is also a member of the National Realty Committee and was Chairman of the National Realty Committee from 1993 through June 1996. Mr Didion holds an AB degree from the University of California, Berkeley and serves on the University's Advisory Board for the Haas School of Business.

Gary J Beban. Mr Beban has been the President of CB Commercial since May 1995 and a Director since 1989. He joined CB Commercial's Los Angeles office in 1970 as an industrial and investment properties specialist and thereafter served in several management positions in Chicago. Mr Beban has also been the President of CB Commercial Brokerage Services since 1987. He is a member of the Industrial Development Research Council and the National Realty Committee. Mr Beban serves on the Board of Directors of The First American Corporation and its wholly-owned subsidiary, First American Title Insurance, Inc. Mr Beban hold a BA degree from the University of California, Los Angeles.

John C Haeckel. On 1st April 1997, Mr Haeckel, 39, joined CB Commercial as Chief Financial Officer and Senior Executive Vice President. Since 1996, Mr Haeckel has been President of Perdix Group, LLC, a management consulting firm that he founded. From 1993 to 1995, he was Chief Financial Officer and from 1994 to 1995 he was Executive Vice President of Broadway Stores, Inc. From 1987 to 1994 he was a General Partner and from 1984 to 1986 he was an Associate with Chilmark Partners, a merchant banking firm. Mr Haeckel holds a BA degree and a Masters of Business and Public Management degree from Rice University.

Thaddeus W Jones. Mr Jones has been Senior Executive Vice President of CB Commercial and Senior Executive Director of CBC/Madison Advisory Group since 1994, after having served as Executive Director -- CBC/Madison Advisory Group from 1992 to 1994. From 1986 to 1992 Mr Jones was President of CB Commercial Realty Advisors and from 1984 to 1986 he was a Senior Vice President, after having served in various management positions in CB Commercial's brokerage business. Mr Jones rejoined CB Commercial in 1982 after leaving in 1979. Mr Jones holds a BS degree from the University of California, Los Angeles.

George J Kallis. Mr Kallis has been CB Commercial's Senior Executive Vice President since 1992 and a Director of CB Commercial since 1995. Prior to that time, he served as Executive Vice President from 1991 to 1992 and as Senior Vice President and regional Manager -- Brokerage from 1988 to 1991. Mr Kallis joined CB Commercial in 1977. Mr Kallis is a member of the International Council of Shopping Centers and the Urban Land Institute and is on the Board of Directors of the Los Angeles County Economic Development Council. Mr Kallis holds a BS degree in Business Administration from University of Maryland.

Ronald J Platisha. Mr Platisha has been CB Commercial's Senior Executive Vice President and Principal Accounting Officer since 1992. Mr Platisha was promoted to Senior Vice President in 1991, after serving as First Vice President and Controller from 1982 to 1991. Mr Platisha joined CB Commercial in 1976. Mr Platisha holds a BS degree from California State University (Long Beach).

Kenneth D Sandstad. Mr Sandstad has been CB Commercial's Senior Executive Vice President -- Brokerage Eastern US since 1991. He has also held the following positions with CB Commercial: Institutional Services Manager from 1994 to 1996, Division Manager (Central Division) from 1990 to 1994 and Regional Manager (South Central) from 1985 to 1990. Mr Sandstad was also a Director of CB Commercial from 1992 to 1994. Mr Sandstad joined CB Commercial in 1974, beginning at the Minneapolis office in the brokerage division. He holds a BA degree from St. Olaf College and a JD degree from the University of Minnesota.

Walter V Stafford. Mr Stafford has served as Senior Executive Vice President and General Counsel of CB Commercial since 1995 and Secretary since March 1997. Mr Stafford was a partner at the law firm Pillsbury, Madison Sutro LLP from 1973 to 1982 and from 1988 to 1995. From 1982 to 1988 he was Senior Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994 he was a director of that company. Mr Stafford holds a BA from the University of California, Berkeley and an LLB degree from Boalt Hall.

Richard C Clotfelter. Mr Clotfelter was elected Chairman and President, Westmark Realty Advisors, an indirect wholly-owned subsidiary of CB Commercial in 1995, and has been a Director of CB Commercial since 1993. Mr Clotfelter joined CB Commercial in 1993 as President -- Capital Markets, Asset Valuation and Management Activities. From April 1977 through 1992, he was President of Prescott, Inc, a real estate development and management company. Mr Clotfelter is on the board of Directors of The Commerce Bancorporation. Mr Clotfelter is also a member of the Urban Land Institute, serving on its Urban Development/Mixed Use Council. Mr Clotfelter holds a BA degree from Stanford University.

Lawrence J Melody. Mr Melody has served as a Director since August 1996. He is also President of L.J. Melody Company which he founded in February 1978. He is a member of the International Council of Shopping Centers, the Urban Land Institute (a member of the Multifamily Council), the Pension Real Estate Association, the National Association of Industrial and Office Parks, the National Multi Housing Council, as well as other professional organisations. He is a member of Board of Trustees of the Mortgage Bankers Association of America and past President and Director of the Texas Mortgage Bankers Association, who awarded him their Distinguished Service Award in 1995. Mr Melody holds a BA degree from the University of Notre Dame.

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

Ray Elizabeth Uttenhove. Ms Uttenhove has been First Vice President of Retail Tenant Services of CB Commercial since August 1995. Ms Uttenhove joined CB Commercial in March 1981. She has been named to CB Commercial's Colbert Coldwell Circle (representing the top three per cent. of CB Commercial's sales force) for 1995 and 1996. In 1995 she was awarded the William H McCarthy Award, the highest honour awarded to producing professionals within CB Commercial. Ms Uttenhove holds a BA degree from Mary Baldwin College and MA and MEd degrees from Georgia State University.

Stanton D Anderson. Mr Anderson has been a Director of CB Commercial since 1989. In 1995 he became counsel to the law firm of McDermott, Will Emery. Prior to 1995, Mr Anderson was a founding partner in the law firm of Anderson, Hibey Blair. He is also a founder of Global USA, Inc., an international consulting company, where he serves as Chairman and President. He served as Deputy Director of the Republican Convention in 1980, 1984 and 1988, as counsel to the Reagan-Bush Campaign in 1980 and as Director of the 1980 Presidential Transition. Mr Anderson serves on the Board of Directors of International Management Development Group, Ltd. Mr Anderson holds a BA degree from Westmont College and a JD degree from Willamette University School of Law.

Richard C Blum. Mr Blum has been a Director of CB Commercial since 1993. He is the Chairman and President of Richard C Blum Associates, Inc., a merchant banking firm he founded in 1975. Mr Blum is a member of the Board of Directors of the National Education Corporation, Sumitomo Bank of California, Triad Systems Corporation, Northwest Airlines Corporation, and URS Corporation. Mr Blum also serves as Vice Chairman of URS Corporation. Mr Blum holds a BA from the University of California, Berkeley, a graduate degree from the University of Vienna and an MBA degree from the University of California, Berkeley.

Daniel A D'Aniello. Mr D'Aniello has been a Director of CB Commercial since 1989. He has served as Managing Director of The Carlyle Group, a merchant banking firm, since May 1987. From August 1986 through April 1987, Mr D'Aniello was Vice President -- Finance and Development of Marriott Inflite Services Inc., a subsidiary of Marriott Corp. Mr D'Aniello is Chairman of the Board of Directors of GTS Duratek Inc. Mr D'Aniello holds a BS degree from Syracuse University and an MBA from the Harvard University Graduate School of Business.

Bradford M Freeman. Mr Freeman has served as a director of Koll Real Estate Services and Koll Management Services since November 1994. Mr Freeman is a founding partner of FSCo., which was founded in 1983. Mr Freeman is also a member of the Board of Directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr Freeman holds a Bachelor of Arts Degree from Stanford University and a Master of Business Administration Degree from Harvard University.

Hiroaki Hoshino. Mr Hoshino has been a Director of CB Commercial since 1992. Previously, he served as Senior Vice President, Treasurer and Chief Financial Officer of Kajima International, Inc. from April 1987 to March 1990 and as Senior Vice President and Chief Financial Officer of that company from April 1990 to March 1991. From April 1991 to March 1993 he served as Executive Vice President and Chief Financial Officer of Kajima International Inc. Since April 1981, he has served as the Chief Financial Officer and since April 1993 he has been Executive Vice President and Chief Financial Officer of Kajima USA, Inc. From September 1992 to April 1996, he was Executive Vice President, Chief Financial Officer and Director of Kajima Capital of America, Inc. From April 1996 to May 1997 he was President, Chief Executive Officer, Chief Financial Officer and Director of Kajima Capital of America, Inc. Since June 1997 he has been Chief Operating Officer and Executive Vice President of Kajima U.S.A., Inc. and President and Chief Executive Officer of Kajima International, Inc. Mr Hoshino holds a BA degree from Gakushuin University.

Ricardo Koenigsberger. Mr Koenigsberger has been a partner of Apollo Real Estate Advisors II, L.P. since 1996, and has been associated since 1995 with Apollo Real Estate Advisors, L.P., which, together with affiliates, acts as managing general partner of the Apollo Real Estate Investment Funds, private real estate investment funds which invest in direct and indirect real property interests, including real estate related public and private debt and equity securities. From prior to 1992 Mr Koenigsberger has been associated with Apollo Advisors, L.P. which acts as managing general partner of Apollo Investment Fund, L.P. and AIF II, L.P., private securities investments funds. Mr Koenigsberger is a

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

director of Meadowbrook Golf, Inc., Atlantic Gulf Communities Corporation and Western Pacific Housing, Inc.

Takayuki Kohri. Mr Kohri has been a Director of CB Commercial since 1989. Previously, he was Assistant Manager of Sumitomo Real Estate Sales in Japan from 1984 to August 1988. From August 1988 to July 1993 he was an Executive Vice President of Sumitomo Real Estate Sales LA., Inc. Since July 1993 he has been Deputy Manager of Sumitomo Real Estate Sales Japan, a real estate sales and development firm. Mr Kohri holds a BA degree in Economics from Keio University.

Donald M Koll. Mr Koll has served as a director of Koll Real Estate Services since November 1994 and as Chairman since August 1996. He has served as Chairman of the Board and as a director of Koll Management Services since June 1988, and also served as the Chief Executive Officer of Koll Management Services from June 1988 to May 1991. Mr Koll founded The Koll Company in 1962 and has served as Chairman of the Board and Chief Executive Officer of The Koll Company since that time. Since June 1992, Mr Koll has been a member of the Board of Directors and has served as an executive officer of Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on 14th July 1997 with a reorganisation plan preapproved by its bondholders. Mr Koll is also a member of the Board of Directors of Koll Real Estate Group, Inc., a real estate services company, the Irvine Company and Fidelity National Financial, Inc., a title company. He holds a Bachelor of Arts Degree from Stanford University.

Raymond E Wirta. Mr Wirta has served as the Chief Executive Offer of Koll Real Estate Services since November 1994 and as Chief Executive Officer of Koll Management Services since May 1991. He has been a director of Koll Real Estate Services since November 1994 and of Koll Management Services since June 1988. Prior to that time, Mr Wirta held various management positions with Koll Management Services since 1981. Mr Wirta is a member of the Board of Directors (and served as an executive officer from June 1992 to November 1996) of Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on 14th July 1997 with a reorganisation plan preapproved by bondholders. Mr Wirta is a Certified Property Manager and holds a Bachelor of Arts Degree from Long Beach State University and a Master of Business Administration Degree in International Management from Golden Gate University.

Paul C Leach. Mr Leach has been a Director of CB Commercial since August 1996. Since its founding in 1991, Mr Leach has served as president of Paul Leach Company, a private investment banking firm in San Francisco which specialises in international domestic acquisitions and investments. He is also Managing Director of The Lone Cypress Company, the owner of Pebble Beach Company and Managing Director of Rancho Cielo Company, a developer in Rancho Santa Fe, California. From 1988 through 1991, Mr Leach was a senior manager and partner in the international merger and acquisition group at Deloitte Touche. Prior to 1988, he held several positions in San Francisco, including serving as a partner with both Osterweis Capital Management and Centennial Petroleum Company and manager of corporate development for Natomas Company. From 1975 through 1977, Mr Leach served as associate director of the Domestic Council Staff at the White House during the Ford Administration. Mr Leach holds an AB degree from Dartmouth College and MBA and ID degrees from Stanford Graduate School of Business and Stanford Law School, respectively.

Frederic V Malek. Mr Malek has been a Director of CB Commercial since 1989. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp from 1978 through 1988. He was Senior Advisor to The Carlyle Group, a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines and from June 1990 until December 1991 he served as Vice Chairman of Northwest Airlines. From December 1991 through November 1992, Mr Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the Board of Directors of American Management Systems, Inc., Automatic Data Processing Corp., Choice Hotels International, Inc., FPL Group Inc., Manor Care, Inc., National Education Corp., Northwest Airlines

Corporation and Paine Webber Funds. Mr Malek holds a BS degree from the United States Military Academy at West Point and an MBA degree from the Harvard University Graduate School of Business.

Peter V Ueberroth. Mr Ueberroth has been a Director of CB Commercial since 1989. Since 1989 he has been an investor and Managing Director of Contrarian Group, Inc., a business management company. From 1984 through 1989, he was the Commissioner of Major League Baseball in the United States. Mr Ueberroth is a member of the Board of Directors of The Coca Cola Company, Ambassadors International, Inc., Doubletree Hotels Corp and Transamerica Corporation.

Gary L Wilson. Mr Wilson has been a Director of CB Commercial since 1989. From 1991 until 1996 he was Co-Chairman of Northwest Airlines, Inc., Northwest Airlines Corporation and NWA, Inc and he is currently Chairman of those organisations. From 1985 until January 1990, Mr Wilson was an Executive Vice President and Chief Financial Officer and Director for The Walt Disney Company. Mr Wilson also serves on the Board of Directors of On Command Corporation and Veritas Holdings GmbH. From 1974 until 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr Wilson holds a BA degree from Duke University and an MBA from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

All Directors of CB Commercial are elected to hold office until the next annual meeting of shareholders of CB Commercial and until after their successors have been elected. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors or executive officers of CB Commercial.

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

                                    PART E

                   SHARE PRICE MOVEMENTS AND TRADING HISTORY

The following graph illustrates movements in the price of CBC Shares from 26th November 1996, the date on which dealings in CBC Shares commenced on NASDAQ, until 4th February 1998, the latest practicable date prior to the publication of this document.

                             [GRAPH APPEARS HERE]

       Note: Closing price per CBC Share derived from the National Association of Securities Dealers (to mid-November 1997) and the New York Stock Exchange (from mid November 1997 onwards).

                                    PART F

                             DIRECTORS' INTERESTS

The following table sets forth certain information regarding beneficial ownership by CB Commercial Directors of CB Commercial's voting capital stock as of 31st December 1997.



                                                                       Number of
                                                      Class               shares
Stanton D Anderson(1)                                Common               27,351
Gary J Beban(1)                                      Common              190,491
Richard C Blum(1)(2)                                 Common              465,167
Richard C Clotfelter(1)(4)                           Common              118,835
Daniel A D'Aniello(1)(3)                             Common              186,734
James J Didion(1)(4)(5)                              Common              480,056
Bradford M Freeman(6)                                Common            3,402,463
Hiroaki Hoshino                                      Common                    0
George J Kallis(1)(4)                                Common              114,434
Takayuki Kohri                                       Common                    0
Donald M Koll(7)                                     Common            1,042,503
Ricardo Koenigsberger(8)                             Common              856,839
Paul Leach                                           Common                    0
Frederic V Malek(1)                                  Common              318,808
Lawrence J Melody(1)                                 Common               10,796
Peter V Ueberroth(1)                                 Common               14,167
Ray Elizabeth Uttenhove                              Common                3,559
Gary L Wilson(1)                                     Common                4,167
Raymond Wirta                                        Common              526,589

All Directors and executive officers as a
group (27 persons)                                   Common            3,323,408

(1) Represents the number of CBC Shares which the named individual beneficially owns, as well as those which the individual has options to acquire that are exercisable on or before 31st May 1998. The respective numbers shown in the table include the following number of options for the following individuals: Anderson-4,235; Beban-62,500; Blum-4,167; Clotfelter-5,000; D'Aniello-4,235 (options issued to the Carlyle Group, L.P.); Didion-152,419; Kallis-40,000; Malek-5,934; Melody-10,796; Ueberroth-4,167; and
     Wilson-4,167.
(2) Includes 460,500 shares owned by BK Capital Partners and BK Capital Partners II, limited partnerships of which Richard C Blum Associates, L.P. is the general partner. Mr Blum holds the majority interest in Richard C Blum Associates, L.P.
(3) Includes 4,235 shares subject to options issued in the name of The Carlyle Group, L.P. in which Mr D'Aniello is a general partner.
(4) Does not include common stock units in the CB Commercial Deferred Compensation Plan.
(5) Includes 6,000 shares held by a trust for the benefit of three members of Mr Didion's immediate family.
(6) Includes 3,278,448 shares of common stock and 351,585 warrants held by FS Equity Partners II, L.P. of which FS Capital Partners, L.P. is the sole general partner. Mr Freeman is one of six stockholders of FS Holdings, Limited, the sole general partner of FS Capital Partners, L.P. Also includes 124,015 shares and 13,299 warrants held by FS Equity Partners International, L.P. of which FS Co International, L.P is the sole general partner. Mr Freeman is one of six stockholders of FS International Holdings Limited, the sole general partner of FS Co International, L.P. Mr Freeman disclaims beneficial ownership of the shares and warrants except to the extent of his pecuniary interest therein.
(7) Common stock and warrants held by The Koll Holding Co. which is 100 per cent. owned by The Koll Company which is 100 per cent. owned by The Koll Company Stock Trust, of which Mr Koll is the trustee and a co-beneficiary. Ray Wirta and another officer hold options to purchase 599,827 of these shares.
(8) Includes 91,887 warrants. Shares and warrants are owned by AP KMS Partners, L.P. and AP KMS II, LLC. Mr Koenigsberger is a partner of Appollo Real Estate Advisors II, L.P. which is a member of AP KMS II, L.L.C.

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

                                    PART G

                                 RISK FACTORS

In addition to the other information regarding CB Commercial, REI and the Offers contained in this document, the following factors should be considered carefully by Shareholders.

EFFECTS AND CONDITIONS OF THE MERGER

Although the Boards of CB Commercial and REI believe that the Offers are fair and in the best interests of their respective shareholders, there can be no assurance that the combined companies will realise the anticipated benefits of the merger. The Offers are subject to certain significant conditions, including (inter alia) the passing at the EGM of the Resolution. In addition, the Board of CB Commercial believes that consummation of the merger will result in costs to the combined companies that are tentatively estimated to exceed US$5 million, as well as additional restructuring and related charges associated with combining the operations of the two companies. CB Commercial intends to expense a portion of these costs that relate to restructuring-type costs associated with CB Commercial's operations which are not accounted for as part of the purchase price for REI in the quarter in which the merger is consummated, which is anticipated to be the second quarter of 1998.

The Board of CB Commercial believes that the integration of the REI and CB Commercial accounting, personnel, administrative and legal functions will involve a significant risk that key employees in those operations and functions will leave even when offered continuing employment. Certain employees could not be easily replaced and their departure could seriously undermine the integration process, thereby causing a loss of customers. Even if all key employees remain there is a risk that customers of either REI or CB Commercial may elect to terminate their agreements or that the integration process will create a temporary inability to provide adequate service to customers causing them to terminate their relationship with REI or CB Commercial. The integration approach adopted by CB Commercial with respect to REI requires the devotion of a significant amount of time by senior executives, which may detract from business operations and development of the combined companies.

GENERAL ECONOMIC CONDITIONS

Periods of economic slowdown or recession, rising interest rates or declining demand for real estate will adversely affect certain segments of CB Commercial's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenues from property management fees and brokerage commissions derived from property sales and leases. Such conditions could also lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or increase in interest rates also may reduce the amount of loan originations and related servicing by CB Commercial's commercial mortgage banking business. If CB Commercial's brokerage and mortgage banking businesses are adversely affected, it is quite likely that other segments of CB Commercial's business will also be adversely affected, due to the relationship among CB Commercial's various business segments.

The sharp downturn in the commercial real estate market beginning in the late 1980s has caused and may continue to cause some property owners to dispose of or lose their properties through foreclosures and has caused certain real estate firms to undergo restructuring or changes in control. Such changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause the combined company to lose management agreements or make the agreements it retains less profitable. Revenue from property management services is generally a percentage of aggregate rent collections from properties, with many management agreements providing for a specified minimum management fee. Accordingly, the success of the combined company will be dependent in part upon the performance of the properties it manages. Such performance in turn will depend in part upon the combined company's ability to attract and retain creditworthy tenants, the magnitude of defaults by tenants under their respective leases, its ability to control operating expenses, governmental regulations, local rent control or stabilisation ordinances which are or may be put into effect, various uninsurable risks, financial conditions prevailing generally and in the areas in which

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

such properties are located, the nature and extent of competitive properties and the real estate market generally.

GEOGRAPHIC CONCENTRATION

For the year ended 31st December 1996 approximately US$177.3 million or 38.5 per cent. of CB Commercial's total sale and lease revenue of US$461.1 million was generated from transactions originated in the state of California. A similar although somewhat reduced concentration is expected in 1997. As a result of CB Commercial's geographic concentration in California, any negative performance of the commercial real estate markets and the local economies in various areas within California could materially adversely affect the combined company's results of operations.

RIGHTS OF SHAREHOLDERS FOLLOWING THE MERGER

Following the merger, holders of REI Shares who accept the Offers will become holders of CBC Shares. Certain differences exist between the rights of REI Shareholders and the rights of CB Commercial shareholders. See Part C of this Appendix XI for further details.

COMPETITION

CB Commercial competes in a variety of service disciplines within the commercial real estate industry, including (i) brokerage (facilitating sales and leases on behalf of investors), investment properties (acquisitions and sales), corporate services, property management and real estate market research; and (ii) mortgage banking (loan origination and servicing), investment management and advisory services and valuation and appraisal services. Each of these business areas is highly competitive on a national as well as local level. CB Commercial faces competition not only from other real estate service providers, but also from institutional lenders, insurance companies and investment advisory, mortgage banking, accounting and appraisal firms. After the merger, CB Commercial will continue to compete with providers of all of these services, some of which, in certain of these business areas, are better established and have substantially more experience than CB Commercial. Moreover, although many of CB Commercial's competitors are local or regional firms that are substantially smaller than CB Commercial on an overall basis, they may be substantially larger on a local or regional basis. Because of these factors, these companies may be better able than CB Commercial to obtain new customers, pursue new business opportunities or to survive periods of industry consolidation. In addition, CB Commercial has faced increased competition in recent years in the property management and investment advisory segment of its business which has resulted in decreased property management fee rates and margins and decreased investment advisory fees and margins. Although CB Commercial and REI believe that the combined operations of CB Commercial and REI will enable CB Commercial to better meet the needs of these customers, as a result of these factors, CB Commercial will continue to face intense competition in its existing markets and in markets where REI has operated. In general, in each of CB Commercial's businesses there can be no assurance that CB Commercial will be able to continue to compete effectively or that it will be able to maintain current commission or fee levels or margins or that it will not encounter increased competition which could limit CB Commercial's ability to maintain or increase its market share.

RISKS INHERENT IN ACQUISITION GROWTH STRATEGY

Lack of availability of acquisition candidates

A significant component of CB Commercial's growth in 1996 and 1997 was, and part of its principal strategy for continued growth is, through acquisitions. Recent acquisitions have included Koll Real Estate Services, L.J. Melody Company (mortgage banking services), Westmark Realty Advisers, LLC (investment management and advisory services) and Langdon Rieder Corporation (tenant advisory services). CB Commercial expects to continue its acquisition programme both by consummating the merger described herein and by pursuing additional acquisition opportunities. CB Commercial's future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favourable prices and upon favourable terms and conditions; however, there can be no assurance that future acquisitions can be consummated at favourable prices or upon favourable terms and conditions. In addition, acquisitions entail risks that businesses acquired will not perform in accordance with expectations and that business judgments with respect to the value, strengths and weaknesses of businesses acquired or the consequences of any such acquisitions will prove incorrect.

CB Commercial's acquisition strategy is in part a response to the consolidation within the industry which has accelerated because of increased competition. CB Commercial is engaged in an ongoing evaluation of potential acquisitions. No assurance can be given as to CB Commercial's ability to successfully complete these or future acquisitions, or as to the financial effect on CB Commercial of any acquired business. Future acquisitions by CB Commercial may result in increased interest and amortisation expense or decreased operating income, which could have a negative impact on CB Commercial's financial results. In addition, acquisitions, including the proposed merger, involve numerous risks, including difficulties in assimilating the operations and products of the acquired companies, diversion of management's attention from other business concerns and the uncertainty of entering markets in which CB Commercial has no or limited prior experience.

SEASONALITY

A substantial component of CB Commercial's revenues is transactional in nature and as a result is subject to seasonality. Historically, CB Commercial's revenues, operating income and net income in the first two calendar quarters have been generally lower than in the third and fourth calendar quarters due to seasonal fluctuations, which is consistent with the industry generally. In the first quarters of any calendar year CB Commercial has historically sustained a loss. CB Commercial's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a consequence of the seasonality of revenues and the relatively constant level of quarterly expenses, a substantial majority of CB Commercial's operating income and net income has historically been realised in the third and fourth calendar quarters. CB Commercial believes that future operating results will continue to follow these historical patterns, although revenues are also likely to be affected by both broad economic fluctuations and supply and demand cyclicality relating to commercial real estate. There can be no assurance that CB Commercial will be profitable on a quarterly or annual basis in the future.

CB COMMERCIAL'S LEVERAGE AND THE INTANGIBLE NATURE OF ITS ASSETS

CB Commercial will have indebtedness under its principal credit agreement following the merger of approximately US$248.5 million, as to which it will have principal and interest obligations of approximately US$20 million.

POSSIBLE VOLATILITY OF STOCK PRICE

The market price of CBC Shares could be subject to significant fluctuations in response to quarter-to-quarter variations in operating results of CB Commercial or its competitors, conditions in the commercial real estate industry, the commencement of, developments in or outcome of litigation, changes in estimates of CB Commercial's performance by securities analysts, and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of CBC Shares.

RETAINED RISKS OF MORTGAGE LOANS SOLD

In connection with CB Commercial's origination and sale of certain mortgage loans in its mortgage banking business, CB Commercial must make certain representations and warranties concerning mortgages originated by CB Commercial and sold to "conduit" purchasers or to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). These representations and warranties cover such matters as title to the mortgaged property, lien priority, environmental reviews and certain other matters. CB Commercial's representations and warranties rely in part on similar representations and warranties made by the borrower or others. CB Commercial would have a claim against the borrower or another party in the event of a breach of any of these representations or warranties; however, CB Commercial's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. There can be no assurance that CB Commercial will not experience a material loss as a result of representations and warranties it makes.

POTENTIAL LACK OF SPACE TO LEASE

A significant portion of CB Commercial's brokerage business involves facilitating the lease of commercial property including retail, industrial and office space. Since the real estate depression of the early 1990s, the development of new retail, industrial and office space has been limited. As a consequence, in certain areas of the country there is beginning to be inadequate office, industrial and retail space to meet demand and there is a potential for a decline in CB Commercial's overall number of lease transactions, the effect of which may, over time, be partially offset by increasing sales, including sales of undeveloped land (which would benefit CB Commercial's brokerage business). During 1997, CB Commercial's lease transactions increased nominally although aggregate revenue has increased because of higher rents. There can be no assurance that any such increase in the sale of undeveloped land will coincide with any decline in the number of lease transactions.

ENVIRONMENTAL CONCERNS

Numerous laws and regulations have been enacted which regulate exposure to potentially hazardous materials often found in and around buildings. Some of these laws and regulations directly and indirectly impact the commercial real estate market by imposing additional costs and liability on owners, operators and sellers as well as lenders. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect CB Commercial. In addition, the failure of CB Commercial to disclose environmental issues may subject CB Commercial to liability to a buyer or lessee of property or to a purchaser of a mortgage loan.

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

                                    PART H

                        PRO FORMA FINANCIAL INFORMATION
The following tables have been prepared by CB Commercial for illustration only using publicly available financial information relating to REI

  CB Commercial and subsidiaries and REI and subsidiaries combined pro forma income statement for the year ended 31st December 1996 (amounts in thousands)

                                                                               REI consolidated
                         CB Commercial                      CB Commercial      for the year
                         consolidated for                   consolidated for   ended 31st
                         the year ended                     the year ended     December 1996
                         31st December                      31st December      (in Pounds         Pro forma          Total combined

                         1996 (audited)     1996 average    1996 (in Pounds    Sterling)          adjustments (in    (in Pounds
                         (in US$)           exchange rate   Sterling)          (audited)          Pounds Sterling)   Sterling)
Revenues                  583,068               0.6373       371,589             73,664                                 445,253
Other operating
 income                                                                             918                                     918
Commissions, fees
 and other incentives     292,266               0.6373       186,261                                                    186,261
Operating,
 administrative
 and other                228,799               0.6373       145,814             68,234              1,904(a)           215,952
Depreciation and
 amortization              13,574               0.6373         8,651              1,932                                  10,583
                       ----------                         ----------             ------            -------           ----------
Operating income (loss)    48,429               0.6373        30,863              4,416             (1,904)(a)           33,375
Interest income             1,503               0.6373           958                391                                   1,349
Interest expense           24,123               0.6373        15,374                909              1,859(d)            18,142
Minority interest                               0.6373                              886                                     886
                       ----------                         ----------             ------            -------           ----------
Income (loss) before
 provision (benefit)
 for income tax entries
 and provision for
 income taxes              25,809               0.6373        16,447              3,012             (3,763)(a)           15,696
Equity income (loss)                            0.6373                              313                                     313
                       ----------                         ----------             ------            -------           ----------
Income (loss) before
provision for income
taxes                      25,809               0.6373        16,447              3,325             (3,763)(a)           16,009
Provision (benefit)
 for income tax            11,160               0.6373         7,112              2,382             (1,505)(b)            7,989
Reduction of
 valuation
 allowances               (55,900)              0.6373       (35,625)                                                   (35,625)
                       ----------                         ----------             ------            -------           ----------
Net provision
 (benefit) for
 income tax               (44,740)              0.6373       (28,513)             2,382             (1,505)             (27,636)
Net income (loss)          70,549               0.6373        44,960                943             (2,258)              43,645
                       ----------                         ----------             ------            -------           ----------
Net income (loss)
 applicable to
 common shareholders       69,549               0.6373        44,324                943             (2,258)              43,009
                       ----------                         ----------             ------            -------           ----------
Per Share Data
Primary earnings (loss)
per share
                       ----------                         ----------                                                 ----------
                             5.02                               3.20                                                       2.78
                       ----------                         ----------                                                 ----------
Weighted average
 common and common
 equivalent shares
 outstanding           13,845,325                         13,845,325                                                 15,466,325(c)
                       ==========                         ==========                                                 ==========
Fully diluted
 earnings (loss)
per share                    4.97                               3.17                                                       2.76
                       ----------                         ----------                                                 ----------
Weighted average
 common and common
 equivalent shares
 outstanding           14,184,296                         14,184,296                                                 15,805,296
                       ==========                         ==========                                                 ==========

Notes:
(a) Represents amortization expense for total goodwill resulting from the acquisition using a 30 year estimated useful life.
(b) Represents tax benefit on goodwill amortization using a 40 per cent. tax rate.
(c)  Weighted average shares includes incremental shares from the purchase.
(d) Represents interest on the borrowings for the purchase using a 6.6 per cent. interest rate.
(e) No adjustments have been made to align the accounting policies of CB Commercial with those of REI.
(f) It is assumed that, on the basis of an unadjusted Initial Price, a CBC Share price of US$30 and an exchange rate of US$1.657:(pounds)1, the consideration issued under the Offers is approximately 1.6 million CBC Shares and cash or Loan Notes amounting to approximately (pounds)28.6 million.

       CB Commercial and subsidiaries and REI and subsidiaries combined pro forma balance sheet as of 31st December 1996
                            (amounts in thousands)


                               CB Commercial                    CB Commercial   REI consolidated
                               consolidated                     consolidated    as of 31/12/96    Pro forma    Total
                               as of 31.12.96                   as of 31/12/96  (in Pounds        adjustments  combined
                               (audited) (in   Exchange rate    (in Pounds      Sterling)         (in Pounds   (in Pounds
                               US$)            as of 31.12.96   Sterling)       (audited)         Sterling)    Sterling)
ASSETS
CURRENT ASSETS
Cash                            49,328            0.5886         29,034            7,201                       36,235
Receivables                     40,927            0.5886         24,090           19,492                       43,582
Deferred taxes                  16,257            0.5886          9,569                                         9,569
Prepaid and other                7,440            0.5886          4,379                                         4,379
                              --------                         --------         --------         ----------  --------
TOTAL CURRENT ASSETS           113,952                           67,072           26,693                       93,765

Property plant and equipment    40,835            0.5886         24,035            5,130                       29,165
Goodwill                        65,362            0.5886         38,472                           55,330(a)    95,568
                                                                                                   1,766(b)
Investments and advances                          0.5886                             981                          981
Other tangible assets           10,521            0.5886          6,193                                         6,193
Inventoried property             7,355            0.5886          4,329                                         4,329
Deferred taxes                  35,146            0.5886         20,687                                        20,687
Other assets                     5,773            0.5886          3,398              841                        4,239
                              --------                         --------         --------         --------    --------
TOTAL ASSETS                   278,944                          164,186           33,645          57,096      254,927
                              ========                       ==========         ========          =======     =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current Liabilities
Compensation and                38,747            0.5886         22,806                                        22,806
employee benefits
Accounts payable and
 accrued liabilities            28,020            0.5886         16,493           23,023          1,766(b)     41,282
Reserves for bonus and
 profit sharing                 21,414            0.5886         12,604                                        12,604
Current maturities of           15,314            0.5886          9,014                                         9,014
long-term debt
Current portion of capital
 lease obligations               2,510            0.5886          1,477                                         1,477
                              --------                         --------         --------         ----------  --------
TOTAL CURRENT LIABILITIES     106,005                            62,394           23,023          1,766        87,183
Senior term loans              65,528             0.5886         38,570                                        38,570
Senior subordinated
 term loans                    72,872             0.5886         42,892                                        42,892
Notes payable                                     0.5886                           7,423         28,597(a)     36,020
Inventoried property loan       7,470             0.5886          4,397                                         4,397
Deferred income taxes                             0.5886
Other long-term debt            2,659             0.5886          1,565                                         1,565
Other long-term liabilities    25,925             0.5886         15,259                                        15,259
                              --------                         --------         --------         ----------  --------
TOTAL LIABILITIES             280,459                           165,077           30,446         30,363       225,886
Minority interest                                                                  1,303                        1,303
Shareholders' equity: (deficit)
Preferred stock                    40             0.5886             24                                            24
Common stock                      133             0.5886             78               56            (56)(a)        94
                                                                                                     16(a)
Additional paid-in capital    198,026             0.5886        116,558            4,998         (4,998)(a)   145,171
                                                                                                 28,613(a)
Notes receivable from
 sale of stock                 (5,109)            0.5886         (3,007)                                       (3,007)
Retained earnings/subnotes/
accumulated deficit          (265,147)            0.5886       (156,065)         12,226         (12,226)(a)  (111,105)
Current year earnings          70,549             0.6373         44,960
                              --------                         --------
TOTAL RETAINED EARNINGS      (194,598)                         (111,105)
Goodwill reserve                                                                (15,384)          15,384(a)
Foreign currency
 translation loss                  (7)            0.5886             (4)                                      (3,439)
                                                                 (3,435)
                              --------                         --------         --------         ----------  --------
TOTAL STOCKHOLDERS
 EQUITY (DEFICIT)               (1,515)                            (891)          1,896           26,733(a)   27,738
                              --------                         --------         --------         ----------  --------
TOTAL LIABILITIES AND
 STOCKHOLDERS EQUITY
 (DEFICIT)                     278,944                          164,186          33,645          57,096(a)  254,927
                              ========                       ==========       =========         =======     =======

Notes:
(a) Represents purchase price and elimination of REI's equity as a result of the acquisition.
(b)  Represents transaction costs associated with the acquisition.
(c) It is assumed that, on the basis of an unadjusted Initial Price, a CBC Share price of US$30 and an exchange rate of US$1.657:(pounds)1, the consideration issued under the Offers is approximately 1.6 million CBC Shares and cash or Loan Notes amounting to approximately (pounds)28.6 million.
(d) No adjustments have been made to align the accounting policies of CB Commercial with those of REI.

                                 APPENDIX XII

                                   TAXATION

INTRODUCTION

The following paragraphs are intended as a general guide to the potential UK and US tax consequences of transactions undertaken or courses of action pursued by Shareholders in connection with or as a result of the Offers. They are not exhaustive. Accordingly, if you are in any doubt as to the exact tax treatment of any transaction or course of action you may be contemplating in connection with the Offers, you should consult an appropriate professional advisor. The discussion of the potential tax consequences arising as a result of the Offers is divided into four sections:

 .     Section A describes the UK tax treatment of Shareholders who are UK residents;

 .     Section B addresses the UK tax treatment of Shareholders who are not UK residents;

 .     Section C discusses the US tax treatment of Shareholders who are non-US persons (defined for individuals as neither citizens nor residents of the United States); and

 .     Section D reviews the US tax treatment of Shareholders who are US persons
      (defined for individuals as citizens or residents of the United States).

Thus, if you are a UK resident, you should review sections A and C; if you are a US person, you should review sections B and D; and if you are neither a UK resident nor a US person, you should review sections B and C.

If you are unclear about your possible status as a UK resident or US person for tax purposes (including the possible overlap between these two terms), you should consult an appropriate professional advisor. The term "US person" for United States federal income tax purposes differs from, and should not be confused with, the defined term "US Person" as defined in this document.

A.  UK TAX TREATMENT OF UK RESIDENTS

The following paragraphs, which are intended as a general guide only and are based on current legislation and Inland Revenue practice, summarise the position of non-corporate Shareholders who (unless the position of non-UK resident Shareholders is expressly referred to) are resident or ordinarily resident in the United Kingdom for tax purposes and who hold shares as an investment otherwise than under a personal equity plan.

1. EXCHANGE OF REI SHARES NOT HELD UNDER THE REI SHARE PLAN FOR CBC SHARES, CASH OR LOAN NOTES

    It was announced in the Pre-Budget Report of 25th November 1997 that changes will be made to the regime for taxing chargeable gains in the Budget on 17th March 1998. This may lead to the tax position of Shareholders being different from that set out below.

    Liability to United Kingdom taxation of chargeable gains will depend on a Shareholder's circumstances and on the form of consideration received.

    (a)  Cash

         Subject to the following paragraph, to the extent that a Shareholder receives cash under the Offers, this will constitute a disposal of his REI Shares for the purposes of United Kingdom taxation of chargeable gains. Such a disposal may give rise to a liability to United Kingdom tax on chargeable gains, depending on the Shareholder's circumstances (including the availability of exemptions or allowable losses).

         Where a Shareholder opts for a mixture of cash and CBC Shares or Loan Notes and the amount of cash received is "small" as compared with the value of his REI Shares, the receipt of the cash will not trigger a disposal at that time. The cash received will be apportioned between the CBC Shares and/or Loan Notes and deducted from his/her chargeable gains acquisition cost in the CBC Shares/Loan Notes with the result that the Shareholder may have to pay more tax on a disposal of the CBC Shares/Loan Notes than would otherwise have been the case.

         Current Inland Revenue practice is to regard a sum as "small" for these purposes if either (i) it is 5 per cent. or less of the value of the REI Shares held by the particular Shareholder; or (ii) it is (pounds)3,000 or less, regardless of whether it satisfies the 5 per cent. test.

         Under current Inland Revenue practice, a Shareholder who receives Loan Notes and a "small" sum of cash may elect that the receipt of the "small" sum of cash triggers a disposal. The advisability of such an election will depend upon a Shareholder's individual circumstances, in particular the availability to a Shareholder of any reliefs or exemptions from tax on chargeable gains in the tax year in which the cash is received.

    (b)  CBC Shares or Loan Notes

         To the extent that a Shareholder receives Loan Notes and/or CBC Shares under the Offers, he/she should be treated as not having made a disposal of his REI Shares. Instead, any gain or loss which would otherwise have arisen on a disposal of his/her REI Shares should be "rolled-over" into the Loan Notes and/or CBC Shares so that the Loan Notes and/or CBC Shares will be treated as the same asset as the REI Shares, acquired at the same time as the REI Shares and for the same acquisition cost.

         In certain circumstances the above rules regarding the roll-over of any gain or loss will not apply to a Shareholder who, together with persons connected with him/her, holds more than 5 per cent. of any class of shares or debentures of REI. Such persons are advised that an application for clearance has been made to the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offers and clearance has been given so that the benefit of the above rules regarding the roll-over of any gain or loss should be given.

    (c)  Stamp duty

         No stamp duty or stamp duty reserve tax will be payable by Shareholders by reason of their acceptance of the Offers.

2.  TAX CONSEQUENCES OF HOLDING CBC SHARES OR LOAN NOTES

    (a)  CBC Shares

         UK tax may be payable by a UK resident shareholder receiving dividends on CBC Shares, depending on that shareholder's individual circumstances. The UK tax liability will be calculated on the gross amount of the dividend received (i.e. the sum of the amount of the net dividend received and the amount of any US withholding tax). In calculating a shareholder's liability to UK tax, credit is allowed for US withholding tax suffered on the dividend.

    (b)  Loan Notes

         The interest on the Loan Notes will form part of the recipient's income for the purposes of United Kingdom tax. A disposal of Loan Notes may give rise to a tax liability for the holder on an amount representing interest accrued on the Loan Notes at the date of disposal.

3.  DISPOSITION OF CBC SHARES AND LOAN NOTES

    A subsequent disposal (including redemption) of Loan Notes and/or CBC Shares may give rise to a liability to United Kingdom taxation of chargeable gains. To the extent a chargeable gain arises the indexation allowance should continue to be available in respect of the acquisition cost in the REI Shares.

4.  REI SHARE OPTION SCHEMES AND THE REI SHARE PLAN

    In view of the small number of UK resident holders of REI Options and participants in the REI Share Plan, this section does not address tax issues relevant to such persons. Such persons are advised to consult an appropriate professional adviser in relation to the UK tax consequences of the Offers in respect of REI Options and REI Shares held under the REI Share Option Schemes and the REI Share Plan. Special tax provisions may apply to REI Shareholders who have acquired or acquire their REI Shares by exercising options under the REI Share Option Schemes, including provisions imposing a charge to UK income tax when such options are exercised.

B.  UK TAX TREATMENT OF NON-UK RESIDENTS AND NON-UK DOMICILIARIES

    References in this Section B to the "residence" or "ordinary residence" of a person in the UK mean the residence or ordinary residence of that person in the UK for UK tax purposes for the relevant tax year. A tax year (for UK tax purposes) for individuals starts on 6th April in any year and ends on 5th April in the following year. Residence and ordinary residence are complex areas and professional advice should be sought.

1. EXCHANGE OF REI SHARES NOT HELD UNDER THE REI SHARE PLAN FOR CBC SHARES, CASH OR LOAN NOTES

    Shareholders who are neither resident nor ordinarily resident in the UK for the tax year in which they dispose of their REI Shares will not be liable to UK tax on chargeable gains unless they are carrying on a trade, profession or vocation in the UK through a branch or agency and the REI Shares are used for the purposes of that trade, profession or vocation or the branch or agency before the disposal. Furthermore, to the extent that REI Shares are exchanged for CBC Shares and/or Loan Notes, the relevant Shareholder should not be treated as making a disposal at that time (see paragraph 1 of Section A above).

    Shareholders who are resident or ordinarily resident in the UK (but not domiciled in the UK) for the tax year in which they dispose of their REI Shares will be liable to UK tax on chargeable gains arising on such a disposal to the extent that either the REI Shares disposed of were situated in the UK or were situated outside the UK but the proceeds of the disposal were received in the UK. For these purposes registered shares and securities are situated where they are registered. This will normally be where the issuing company is incorporated.

2.  TAX CONSEQUENCES OF HOLDING CBC SHARES OR LOAN NOTES

    (a)  CBC Shares

         For so long as CB Commercial is not resident in the UK, a shareholder who is not resident in the UK and is not carrying on a trade, profession or vocation within the UK to which the dividends relate will not be liable to UK income tax on dividends on CBC Shares. A shareholder who is resident in the UK but not domiciled in the UK may claim to be taxed on a remittance basis in respect of dividends so that the dividends are taxed in the UK only to the extent they are received in the UK.

    (b)  Loan Notes

         A holder of Loan Notes who is not resident in the UK and is not carrying on a trade, profession or vocation within the UK to which the interest relates will not be liable to UK income tax on US source interest on the Loan Notes. A holder of Loan Notes who is resident in the UK but not domiciled in the UK may claim to be taxed on a remittance basis in respect of interest so that the interest is taxed in the UK only to the extent it is received in the UK.

3.  DISPOSITION OF CBC SHARES AND LOAN NOTES

    Shareholders who are neither resident nor ordinarily resident in the UK for the tax year in which they dispose of their Loan Notes and/or CBC Shares will not be liable to UK tax on chargeable gains on such a disposal unless they are carrying on a trade, profession or vocation in the UK through a branch or agency and the Loan Notes and/or CBC Shares are used for the purposes of that trade, profession or vocation or the branch or agency before the disposal.

    Shareholders who are resident or ordinarily resident in the UK (but not domiciled in the UK) for the tax year in which they dispose of Loan Notes and/or CBC Shares will be liable to UK tax on chargeable gains arising on such a disposal to the extent that either the relevant asset disposed of was situated in the UK or the relevant asset disposed of was situated outside the UK but the proceeds of the disposal were received in the UK. For these purposes registered shares and securities are situated where they are registered. This will normally be where the issuing company is incorporated.

4.  REI SHARE OPTION SCHEMES

    Optionholders who are not and have not been resident or ordinarily resident in the UK for any tax year up to and including the tax year in which their REI Options are exercised and have not performed duties in the UK will not be charged to UK income tax or UK tax on chargeable gains on any gain realised on the exercise of REI Options.

    Optionholders who, under the Offers, "roll" their REI Options into CB Commercial Options will not be charged to UK income tax or UK taxation on chargeable gains by reason of a release of their REI Options. The CB Commercial Options will not be regarded for the purposes of UK taxation of chargeable gains as consideration for the release of REI Options and the amount or value of the consideration given by that Optionholder for the CB Commercial Options shall be taken for UK tax purposes to be the amount or value of the consideration given by him for the REI Options.

    Optionholders who "roll" their REI Options into CB Commercial Options and have not been resident or ordinarily resident in the UK for any tax year up to and including the tax year in which the option is exercised and have not performed duties in the UK will not be charged to UK income tax or UK tax on chargeable gains on any gain realised on the exercise of CB Commercial Options. UK tax on chargeable gains may be payable on a subsequent disposal of CBC Shares, depending on the factors set out in paragraph 3 above.

5.  REI SHARE PLAN

    Any gain in relation to REI Shares held under the REI Share Plan will not be subject to UK income tax if the gain is realised by an employee who, for all tax years up to and including the tax year in which the gain is made, is not and has not been resident or ordinarily resident in the UK for tax purposes and has not performed duties in the UK.

    The exchange of REI Shares vested under the REI Share Plan for CBC Shares, cash or Loan Notes will not result in a charge to UK taxation on chargeable gains for Shareholders who are neither resident nor ordinarily resident in the UK for the tax year in which the exchange occurs, subject to the comments set out in paragraph 1 above.

C.  US TAX TREATMENT OF NON-US PERSONS

Statements regarding United States taxation are based upon United States federal tax laws now in effect and as currently interpreted and do not discuss the tax laws of any state or local taxing jurisdiction of the United States.

1.  EXCHANGE OF A AND C SHARES FOR CBC SHARES, CASH OR LOAN NOTES

    An individual who is not a US person and who holds A or C Shares as capital assets (which include all assets other than certain items held in connection with a person's trade or business and other specifically enumerated types of property) would generally not be subject to United States federal income tax on gains recognised on a sale or exchange of A or C Shares unless:

    (a) the gain was effectively connected with the conduct of a trade or business within the United States by such individual; or

    (b) the sale or exchange was attributable to an office or other fixed place of business of such individual within the United States, such individual was present in the United States for 183 days or more during the taxable year of disposition and certain other conditions were met.

    If neither of these criteria were met, the exchange of A or C Shares for CBC Shares, cash or Loan Notes by a non-US person would not be subject to United States federal income tax. If you have business contacts with the United States or visit the United States extensively such that either of the foregoing criteria might be met, you should consult an appropriate professional advisor as to the application of these rules to your particular situation.

2.  TAX CONSEQUENCES OF HOLDING CBC SHARES OR LOAN NOTES

    (a)  CBC Shares

         As noted in paragraph 11 of the letter from James Didion, no dividends were paid or accrued on CBC Shares or CB Commercial preferred stock from 1992 through September 1996 and no dividends are likely to be declared or paid in the foreseeable future. In the unlikely event that any dividends are declared, CB Commercial would be required under United States domestic law to withhold United States federal income tax at 30 per cent. upon any dividends paid to CB Commercial shareholders who are not US persons. Under the extensive network of tax treaties to which the United States is a party, however, this withholding on dividends typically is significantly reduced. For example, under the US-UK Income Tax Treaty (the "Treaty") the rate of withholding is halved to 15 per cent. in the case of UK residents who are eligible for the benefits of the Treaty and who properly provide the corporation in which they hold shares with an IRS Form 1001 to demonstrate their entitlement to the reduced rate. In this regard, CB Commercial would generally be required to report to the IRS the amount of any dividends paid on CBC Shares in each calendar year and the amount of tax withheld on those dividends. Payments to CB Commercial shareholders of any dividends that are subject to withholding, including withholding imposed at a reduced rate under an applicable tax treaty, typically would not be subject to the 31 per cent. US backup withholding tax.

         Thus, depending upon the availability of treaty benefits and compliance with the IRS Form 1001 filing requirements, CB Commercial shareholders who are non-US persons may be able to receive any dividends that CB Commercial might declare subject to withholding at a rate that is significantly less than the standard 30 per cent. imposed under United States domestic law.

         Credits against domestic taxes may also be available under the tax laws of non-US persons' home countries for foreign taxes, such as US withholding tax, paid on dividends. See, for example paragraph 2 of Section A above. Appropriate local professional advice should be sought in this regard.

    (b)  Loan Notes

         Interest paid or original issue discount ("OID"), if any, accrued on Loan Notes held by an individual other than a US person would generally be exempt from US income and withholding taxation as "portfolio interest" provided:

         (i) such interest was not effectively connected with the conduct of a trade or business within the United States by such holder;

        (ii) such holder did not actually or constructively own 10 per cent. or more of the total combined voting power of all classes of stock of CB Commercial entitled to vote; and

       (iii) such holder certified under penalties of perjury to CB Commercial that he or she was not a US person and provided his or her name and address, generally on IRS Form W-8.

       Even if interest paid or OID, if any, accrued on the Loan Notes did not constitute portfolio interest, such interest or OID could be subject to reduced withholding or even exempt from United States federal income and withholding tax if paid to or accrued by a non-US person entitled to the benefits of an income tax treaty to which the United States is a party. Treaty benefits would not be available, however, if the interest paid or OID, if any, accrued was attributable to a permanent establishment of the Loan Note holder or fixed base from which the holder performed independent personal services within the United States.

       In order to obtain a reduction or exemption from withholding under an applicable treaty, the Loan Note holder would have to file IRS Form 1001 with CB Commercial. CB Commercial would, where required, report to the holders of Loan Notes and the IRS the amount of interest paid and OID, if any, accrued on the Loan Notes in each calendar year and the amount of tax withheld, if any, with respect to the same. In general, payments of interest and OID, if any, on the Loan Notes would not be subject to the 31 per cent. US backup withholding tax.

       In no event would CB Commercial gross up payments of interest on Loan Notes if it were required to withhold United States federal income tax with respect to those interest payments.

    (c) United States federal estate tax

        For any non-US person for whom the interest on Loan Notes qualifies as portfolio interest, the Loan Notes would not be includible in that person's estate for United States federal estate tax purposes. However, CBC Shares would be includible in the person's estate for such purposes. The United States tax consequences of this may be complex and should be the subject of appropriate professional advice, which may include details of potential relief under an applicable estate tax treaty to which the United States is a party.

3.  DISPOSITION OF CBC SHARES AND LOAN NOTES

    An individual who is not a US person and who holds CBC Shares or Loan Notes as capital assets would generally not be subject to United States federal income tax on gains recognised on a sale or other disposition of CBC Shares or Loan Notes (including upon redemption or retirement of Loan Notes) unless:

    (a) the gain was effectively connected with the conduct of a trade or business within the United States by such individual; or

    (b) the sale or exchange was attributable to an office or other fixed place of business of such individual within the United States, such individual was present in the United States for 183 days or more during the taxable year of disposition and certain other conditions were met.

    Under temporary US Treasury regulations, information reporting and backup withholding requirements would apply, however, to the gross proceeds paid to a holder who is not a US person on the disposition of CBC Shares or Loan Notes by or through a United States office of a United States or foreign broker, unless the holder certified to the broker under penalties of perjury as to his or her name, address and status as a foreign person or the holder otherwise established an exemption. Information reporting requirements, but not backup withholding, would also apply to a payment of the proceeds of a disposition of CBC Shares or Loan Notes by or through a foreign office of a United States broker or a foreign broker with certain types of relationships to the United States unless such broker possessed documentary evidence in its file that the holder of the CBC Shares or Loan Notes was not a US person and such broker had no actual knowledge to the contrary, or the holder established an exception. Neither information reporting nor backup withholding generally would apply to a payment of the proceeds of a disposition of CBC Shares or Loan Notes by or through a foreign office of a foreign broker not subject to the preceding rules.

    If none of the foregoing criteria were met, or if any applicable information reporting requirements were satisfied, the disposition of CBC Shares or Loan Notes by a non-US person would not be subject to United States federal income tax, including backup withholding. If you have business contacts with the United States or visit the United States extensively, or if you have any doubt as to potential information reporting obligations that may apply to you upon the disposition of CBC Shares or Loan Notes, you should consult an appropriate professional advisor.

4.  REI SHARE OPTION SCHEMES

    (a) Exercise of REI Options by non-US persons under the REI Share Option Schemes prior to the Unconditional Date and subsequent exchange of A Shares for CBC Shares, cash or Loan Notes

        (i)  Exercise

             An Optionholder who is a non-US person and exercises REI Options under the REI Share Option Schemes prior to the Unconditional Date would be treated for United States federal income tax purposes as receiving compensation income equal to the difference between the fair market value of the A Shares on the exercise date and the price paid for those A Shares. Whether and to what extent any such compensation income would be subject to United States federal income tax would depend, among other things, upon whether and to what extent the exercising Optionholder has performed services within the United States for REI or its affiliates. If you have performed services within the United States for REI or its affiliates and propose to exercise REI Options prior to the Unconditional Date, you should consult an appropriate professional advisor as to the application of the relevant US rules to your particular situation. If you have not performed services within the United States for REI or its affiliates, you would not be subject to United States federal income tax upon the exercise of REI Options under the REI Share Option Schemes.

       (ii)  Exchange

             As described in paragraph 1 above, provided certain criteria are met, the sale or exchange of A Shares for CBC Shares, cash or Loan Notes by a non-US person would not be subject to United States federal income taxation.

    (b) Roll-over of REI Options by non-US persons under the REI Share Option Schemes into CB Commercial Options

        The rights of Optionholders to roll over their REI Options upon a change of control of REI (subject to the consent of CB Commercial) exist under the REI Share Option Schemes, rather than under the Offers. Accordingly, the tax consequences to non-US persons of rolling over REI Options into CB Commercial Options are not analysed here. If you propose to elect to roll over REI Options into CB Commercial Options, rather than exchanging unexercised REI Options for options over CB Commercial Options pursuant to the Offers and in the manner described in paragraph 4(c) immediately below, you should consult an appropriate professional advisor regarding the potential US tax consequences.

    (c) Exchange of unexercised REI Options for CB Commercial Options and subsequent exercise of those CB Commercial Options

        There would typically be no United States federal income tax consequences to a holder of unexercised REI Options who is not a US person upon the exchange of REI Options for CB Commercial Options. Upon the subsequent exercise of CB Commercial Options, however, United States federal income tax law would treat the exercising optionholder as receiving compensation income equal to the difference between the fair market value at that time of the newly acquired CBC Shares and the price paid for those CBC Shares. Whether and to what extent any such compensation income would be subject to United States federal income tax would depend, among other things, upon whether and to what extent the exercising optionholder has performed services within the United States for CB Commercial or its affiliates. To the extent that you perform services within the United States for CB Commercial or its affiliates and subsequently propose to exercise options to acquire CBC Shares, you should consult an appropriate professional advisor. If you do not perform services within the United States for CB Commercial or its affiliates, you would not be subject to United States federal income tax upon the exercise of CB Commercial Options.

5.  REI OPTIONS THAT ARE NOT COVERED BY THE REI SHARE OPTION SCHEMES

    The US tax consequences that relate to any transaction undertaken or course of action pursued by non-US persons with respect to REI Options other than those existing under the REI Share Option Schemes are not analysed here. Any non-US person who has an REI Option other than one existing under any of the REI Share Option Schemes should consult an appropriate professional advisor in this respect.

6.  REI SHARE PLAN -- OPTION A

    (a) One-third of the B Shares which vest on an accelerated basis on or prior to the Unconditional Date

        (i) Conversion of B Shares into A Shares on or prior to the Unconditional Date

            For United States federal income tax purposes, any Shareholder whose B Shares are converted into A Shares on or prior to the Unconditional Date would be treated as receiving compensation income equal to the difference between the fair market value on the conversion date of the A Shares and the price previously paid for the converted B Shares. Whether and to what extent any such compensation income would be subject to United States federal income tax would depend, among other things, upon whether and to what extent the Shareholder has performed services within the United States for REI or its affiliates. If you have performed services within the United States for REI or its affiliates and hold B Shares under the REI Share Plan, you should consult an appropriate professional advisor as to the application of the relevant US rules to your particular situation. If you have not performed services within the United States for REI or its affiliates, you would not be subject to United States federal income tax upon the conversion of B Shares into A Shares on or prior to the Unconditional Date.

       (ii) Subsequent exchange of A Shares for CBC Shares, cash or Loan Notes

            As described in paragraph 1 above, provided certain criteria are met, the sale or exchange of A Shares for CBC Shares, cash or Loan Notes by a non-US person would not be subject to United States federal income taxation.

    (b) Two-thirds of the B Shares which vest equally on an accelerated basis on 1st January 1999 and 2000

        (i) Exchange of B Shares for CBC Shares that are subject to vesting requirements similar to those set forth in the REI Share Plan

            No United States federal income tax consequences would arise for an individual upon the exchange of unvested B Shares for unvested CBC Shares so long as no "Section 83(b) Election" has been made by the individual with regard to those unvested B Shares.

       (ii) Subsequent vesting of CBC Shares

            Upon the vesting of the CBC Shares in question, the newly vested CB Commercial shareholder would be treated for United States federal income tax purposes as receiving compensation income equal to the difference between the fair market value at that time of the vested CBC Shares and the price originally paid for the BShares exchanged for those CBC Shares pursuant to the Offers. Whether and to what extent any such compensation income would be subject to United States federal income tax would depend, among other things, upon whether and to what extent a newly vested CB Commercial shareholder has performed services within the United States for CB Commercial or its affiliates. To the extent that you perform services within the United States for CB Commercial or its affiliates and exchange unvested B Shares for CBC Shares that are subject to vesting requirements similar to those set forth in the REI Share Plan, you should consult an appropriate professional advisor. If you do not perform services within the United States for CB Commercial or its affiliates, you would not be subject to United States federal income tax upon the vesting of CBC Shares.

7.  REI SHARE PLAN -- OPTIONS B AND C

    For United States federal income tax purposes, non-US persons who are participants under Options B and C of the REI Share Plan would be treated as having received REI Shares as and when they vested, even if the REI Shares continued to be held by the ESOP Trustee. Thus, non-US persons electing to receive REI Shares under Option B or C would be treated for United States federal income tax purposes as if they held directly the REI Shares that are held on their behalf by the ESOP Trustee. The consequences of such treatment would be as follows:

    (a) as to the one-third of the REI Shares which vest on an accelerated basis on or prior to the Unconditional Date, as described in paragraph 6(a)(i) above;

    (b) upon the exchange by the ESOP Trustee of vested REI Shares for CBC Shares, cash or Loan Notes as described in paragraph 6(a)(ii) above;

    (c) upon the exchange by the ESOP Trustee of unvested REI Shares for unvested CBC Shares or unvested rights to cash or Loan Notes, as generally described in paragraph 6(b)(i) above; and

    (d) upon the subsequent vesting of those CBC Shares or rights to cash or Loan Notes, non-US persons would be treated as receiving compensation income, as generally described in paragraph 6(b)(ii) above.

    No United States federal income tax would be imposed upon the ESOP Trustee as a result of any of the foregoing events.

D.  US TAX TREATMENT OF US PERSONS

Statements regarding United States taxation are based upon United States federal tax laws now in effect and as currently interpreted and do not discuss the tax laws of any state or local taxing jurisdiction of the United States.

1.  Exchange of A and C Shares for CBC Shares, cash or Loan Notes

    The sale or exchange of A or C Shares pursuant to the Offers in exchange for CBC Shares, cash or Loan Notes would constitute a taxable event for any Shareholder who is a US person. Such a holder would realise gain or loss equal to the difference between: (i) the fair market value of the CBC Shares and/or any Loan Notes and the amount of any cash received (all as converted to US dollars on the date of receipt); and (ii) his or her federal income tax basis in the relinquished A or C Shares. Any gain would generally be taxable in the year of disposition, with the exception that Shareholders receiving Loan Notes and not electing otherwise would report the gain attributable to Loan Notes on an instalment basis.

    Under the instalment method, any US person exchanging A or C Shares for Loan Notes would recognise gain from the disposition of those A or C Shares attributable to the Loan Notes proportionately upon receipt of payments of principal on the Loan Notes. If the Loan Notes are issued with OID, these computations would be based on the Loan Notes' "adjusted issue price" in lieu of principal. If you are a US person and intend to exchange A or C Shares for Loan Notes, you should consult an appropriate professional advisor with respect to potential application of the OID rules to the Loan Notes and the instalment sales rules, particularly in connection with additional taxes which may become payable if you hold more than US$5 million in instalment obligations.

2.  TAX CONSEQUENCES OF HOLDING CBC SHARES OR LOAN NOTES

    (a)  CBC Shares

         Any distributions with respect to CBC Shares would be treated as dividends for United States federal income tax purposes and would be taxed in the hands of a US person as ordinary income to the extent of CB Commercial's earnings and profits (either accumulated or current) for tax purposes. Distributions in excess of earnings and profits would first reduce the recipient's tax basis (but not below zero) in the CBC Shares and would thereafter be treated as gain from disposition of those shares.

         A US person holding CBC Shares could also be subject to US backup withholding at 31 per cent. with respect to any dividends that may be paid on CBC Shares if he or she failed: (i) to provide (generally on IRS Form W-9) a correct taxpayer identification number (i.e., social security number); (ii) to report dividend income in full; or (iii) to certify (also generally on IRS Form W-9) that he or she has provided a correct taxpayer identification number and is not subject to backup withholding. Thus, in order to ensure that backup withholding is not imposed with respect to any dividends that may be paid on CBC Shares, the foregoing information reporting and certification requirements should be satisfied.

    (b)  Loan Notes

         Interest on the Loan Notes would be taxable as ordinary income when paid or accrued in accordance with the holder's method of accounting for United States federal income tax purposes. If the Loan Notes are issued with OID, such OID would be taken into account as ordinary income over the term of the Loan Notes utilising a constant yield to maturity method, irrespective of the holder's method of accounting and even though cash attributable to such OID would not be received until retirement or redemption of the Loan Notes.

         If you are a US person and contemplate holding Loan Notes, you should consult an appropriate professional advisor with regard to the possibility that the Loan Notes will be issued with OID and the special United States federal income tax rules applicable to the receipt of interest and principal in Pounds Sterling (i.e. in a currency other than US dollars).

         A US person holding Loan Notes could also be subject to US backup withholding at 31 per cent. with respect to interest and OID, if any, paid and accrued on Loan Notes if he or she failed: (i) to provide (generally on IRS Form W-9) a correct taxpayer identification number (i.e., social security number); (ii) to report interest income in full; or (iii) to certify (also generally on IRS Form W-9) that he or she has provided a correct taxpayer identification number and is not subject to backup withholding. Thus, in order to ensure that backup withholding is not imposed with respect to any interest and OID, if any, paid and accrued on Loan Notes, the foregoing information reporting and certification requirements should be satisfied.

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

3.  Disposition of CBC Shares and Loan Notes

    The sale or other disposition of CBC Shares or Loan Notes (including upon redemption or retirement of Loan Notes) would constitute a taxable event for any US person. The gain or loss recognised would equal the difference between: (i) the fair market value of property and the amount of cash received; and (ii) the US person's federal income tax basis of the relinquished CBC Shares or Loan Notes.

    A US person disposing of CBC Shares or Loan Notes could also be subject to US backup withholding at 31 per cent. with respect to the gross proceeds of that disposition if he or she failed: (i) to provide (generally on IRS Form W-9) a correct taxpayer identification number (i.e. social security number);
    (ii) to report the amount realised on the disposition; or (iii) to certify (also generally on IRS Form W-9) that he or she provided a correct taxpayer identification number and is not subject to backup withholding. Thus, in order to ensure that backup withholding is not imposed with respect to any amount realised on the sale or other disposition of CBC Shares or Loan Notes, the foregoing information reporting and certification requirements should be satisfied.

4.  REI SHARE OPTION SCHEMES

    (a) Exercise of Options by US persons under the REI Share Option Schemes prior to the Unconditional Date and subsequent exchange of A Shares for CBC Shares, cash or Loan Notes

        (i)  Exercise

             An Optionholder who is a US person and exercises REI Options under the REI Share Option Schemes prior to the Unconditional Date would be treated for United States federal income tax purposes as receiving compensation income equal to the difference between the fair market value of the newly acquired shares on the exercise date and the price paid for those A Shares.

       (ii)  Exchange

             As described in paragraph 1 above, the sale or exchange of A Shares for CBC Shares, cash or Loan Notes would constitute a taxable event for any Shareholder who is a US person.

    (b) Roll-over of REI Options by US persons under the REI Share Option Schemes into CB Commercial Options

        The rights of Optionholders to roll over their REI Options upon a change of control of REI (subject to the consent of CB Commercial) exist under the REI Share Option Schemes, rather than under the Offers. Accordingly, the tax consequences to US persons of rolling over REI Options into CB Commercial Options are not analysed here. If you propose to elect to roll over REI Options into CB Commercial Options, rather than exchanging unexercised REI Options for CB Commercial Options pursuant to the Offers and in the manner described in paragraph 4(c) immediately below, you should consult an appropriate professional advisor regarding the potential US tax consequences.

    (c) Exchange of unexercised REI Options for CB Commercial Options and subsequent exercise of those CB Commercial Options

        There would typically be no United States federal income tax consequences to a holder of unexercised REI Options who is a US person upon the exchange of REI Options for CB Commercial Options. Upon the subsequent exercise of CB Commercial Options, however, United States federal income tax law would treat the exercising optionholder as receiving compensation income equal to the difference between the fair market value at that time of the newly acquired CBC Shares and the price paid for those CBC Shares.

5.  REI Options that are not covered by the REI Share Option Schemes

    The US tax consequences that relate to any transaction undertaken or course of action pursued by US persons with respect to REI Options other than those existing under the REI Share Option Schemes are not analysed here. Any US person who has an REI Option other than one existing under any of the REI Share Option Schemes should consult an appropriate professional advisor in this respect.

6.  REI SHARE PLAN -- OPTION A

    (a) One-third of the B Shares which vest on an accelerated basis on or prior to the Unconditional Date

        (i) Conversion of B Shares into A Shares on or prior to the Unconditional Date

            For United States federal income tax purposes, any Shareholder whose B Shares are converted into A Shares on or prior to the Unconditional Date would be treated as receiving compensation income equal to the difference between the fair market value on the conversion date of the A Shares and the price previously paid for the converted B Shares.

       (ii) Subsequent exchange of A Shares for CBC Shares, cash or Loan Notes As described in paragraph 1 above, the sale or exchange of A Shares for CBC Shares, cash or Loan Notes would constitute a taxable event for any Shareholder who is a US person.

    (b) Two-thirds of the B Shares which vest equally on an accelerated basis on 1st January 1999 and 2000

        (i) Exchange of B Shares for CBC Shares that are subject to vesting requirements similar to those set forth in the REI Share Plan

            Except as described in the next sentence, no United States federal income tax consequences would arise for an individual upon the exchange of unvested B Shares for unvested CBC Shares. Holders of unvested B Shares who are US persons and who have made valid "Section 83(b) Elections" with respect to the receipt of unvested B Shares, however, would likely recognise gain or loss on their unvested BShares upon the receipt of unvested CBC Shares in exchange for those unvested B Shares. If you are a US person who holds B Shares under the REI Share Plan, you should consult an appropriate professional advisor concerning the potential recognition of gain or loss on the exchange of unvested B Shares for unvested CBC Shares, as well as the advisability of making protective "Section 83(b) Elections" with respect to the receipt of unvested CBC Shares.

       (ii) Subsequent vesting of CBC Shares

            Except where the protective "Section 83(b) Election" described in paragraph 6(b)(i) above is available and has been made, upon the vesting of the CBC Shares in question, the newly vested CB Commercial shareholder would be treated for United States federal income tax purposes as receiving compensation income equal to the difference between the fair market value at that time of the vested CBC Shares and the price originally paid for the B Shares exchanged for those CBC Shares pursuant to the Offers.

7.  REI SHARE PLAN -- OPTIONS B AND C

    For United States federal income tax purposes, US persons who are participants under Options B and C of the REI Share Plan would be treated as having received REI Shares as and when they vested, even if the REI Shares continued to be held by the ESOP Trustee. Thus, US persons electing to receive REI Shares under Option B or C would be treated for United States federal income tax purposes as if they held directly the REI Shares that are held on their behalf by the ESOP Trustee. The consequences of such treatment would be as follows:

    (a) as to the one-third of the REI Shares which vest on an accelerated basis on or prior to the Unconditional Date, as described in paragraph 6(a)(i) above;

    (b) upon the exchange by the ESOP Trustee of vested REI Shares for vested CBC Shares, cash or Loan Notes, as described in paragraph 6(a)(ii) above;

    (c) upon the exchange by the ESOP Trustee of unvested REI Shares for unvested CBC Shares or unvested rights to cash or Loan Notes, as generally described in paragraph 6(b)(i) above; and

    (d) upon the subsequent vesting of those CBC Shares or rights to cash or Loan Notes, US persons would be treated as receiving compensation income, as generally described in paragraph 6(b)(ii) above.

    Participants who have made Section 83(b) Elections with respect to the award to them under the REI Share Plan of REI Shares held by the ESOP Trustee should consult an appropriate professional advisor as to the issues discussed in paragraph 6(b)(i) above regarding such elections.

    No United States federal income tax would be imposed upon the ESOP Trustee as a result of any of the foregoing events.

THE ABOVE PARAGRAPHS ARE GENERAL IN CHARACTER AND NOT EXHAUSTIVE. IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISOR WITHOUT DELAY.

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



                                DEFINITIONS
"1996 Accounts"                 the audited consolidated accounts of REI for the 12 months ended on 31st December 1996

"1997 Accounts"                 the audited consolidated accounts of REI for the 12 months ended on 31st December 1997

"A Offer"                       the offer set out in this document for the A Shares

"A Shares"                      A Ordinary Shares of 1p each in REI

"Acceptor"                      a person who accepts any of the Offers or any of the proposals to Option holders referred to in this document

"Adjusted EBITDA"               has the meaning set out in Appendix I

"Announcement Date"             9th December 1997

"Announcement Price"            (pounds)20.17, being the average closing price of a CBC Share on the New York Stock Exchange of
                                US$33.76 for the ten (10) trading days immediately prior to the Announcement Date converted into
                                Pounds Sterling at the average Closing Mid-Point exchange rate of 1.6740 US Dollars to one Pound
                                Sterling for the ten (10) trading days immediately prior to the Announcement Date

"Articles of Association"       the Articles of Association of the Company

"B Offer"                       the offer set out in this document for the B Shares

"B Shares"                      B Ordinary Shares of 1p each in REI

"Board"                         the board of Directors of REI or CB Commercial, as the case may be

"C Offer"                       the offer set out in this document for the C Shares

"C Shares"                      C Ordinary Shares of 1p each in REI

"Calculation Notice"            a written notice to Shareholders from CB Commercial
                                setting out the calculation of:
                                .     Adjusted EBITDA
                                .     Net Debt
                                .     Initial Price (as adjusted)

"Cap"                           (pounds)65 million

"CB Commercial Group"           CB Commercial and its majority-owned subsidiaries

"CB Commercial Options"         options to purchase new CBC Shares

"CB Commercial",
or the "Offeror"                CB Commercial Real Estate Services Group, Inc.

"CBC Dollar Closing Price"      the average closing price of a CBC Share on the New
                                York Stock Exchange for the 10 trading days ending on
                                the day prior to the Unconditional Date


"CBC Share Option Schemes"      the Omnibus Plan, the 1990 Stock Option Plan, the
                                1991 Service Providers Plan, the 1997 Employee Stock
                                Option Plan, the 1997 Employee Stock Purchase Plan,
                                the 1996 Equity Incentive Plan, the Cap Plan, the
                                DCP, the L.J. Melody Acquisition Stock Option Plan,
                                the Koll Acquisition Stock Option Plan and the REI
                                Acquisition Stock Option Plan

"CBC Shares"                   shares of common stock, par value $0.01, of CB Commercial

"Closing Exchange Rate"        the average Closing Mid-Point exchange rate of US
                               Dollars for Pounds Sterling for the ten (10) London business days ending on the day prior to the Unconditional Date

"Closing Mid-Point"            the average of the rate for the purchase of US Dollars for
                               Pounds Sterling and the sale of US Dollars for Pounds
                               Sterling quoted by Barclays Bank PLC at the close of each
                               business day

"Collar"                       (pounds)50 million or, if relevant, the Reduced Amount

"Directors"                    the directors of REI or CB Commercial, as the case may be

"EGM"                          the Extraordinary General Meeting of REI convened by the Notice of
                               Extraordinary General Meeting forming part of this document

"ESOP Trustee"                 Bacon  Woodrow Trust Company (C.I.) Limited or such other person or persons who is or are from time to time the trustee of the ESOP

"ESOP"                         REI's Employee Share Ownership Plan

"Final Closing Date"           the time and date specified by CB Commercial after which
                               the Offers may not be accepted

"First Closing Date"           3:30 pm on 20th March 1998

"Forms of Acceptance"          the forms of acceptance accompanying this document

"Form of Election"             the form of election accompanying this document enabling
                               Optionholders to elect either:
                               (i) to exchange their unexercised REI Options for CB Commercial Options; or
                              (ii) to exercise their unexercised REI Options with effect from the
                                   Unconditional Date and accept the Offers in respect of the resulting REI Shares

"Form of Instruction"          the form of instruction accompanying this document
                               enabling participants in the REI Share Plan who hold shares through the ESOP to indicate their instructions to the ESOP Trustees in respect of the Offers

"Form of Proxy"                the form of proxy for use in connection with the EGM

"fully diluted share
capital of REI"                the existing issued or allotted REI Shares, all REI Shares which would arise on the exercise of REI Options, all REI Shares issued or allotted prior to the Unconditional Date and all REI Shares which at the
                               Unconditional Date REI is conditionally or unconditionally required to issue or allot on or after the Unconditional Date

"Initial Price"                the Initial Price for all the issued and to be issued share capital of
                               REI, being (pounds)57.25 million, on the basis of the assumptions and subject to the adjustments set out in this document

"Irrevocable Undertaking"      an irrevocable undertaking, inter alia to accept the Offers, given to CB Commercial

"LIBOR"                        the rate which appears on the display designated as the British Bankers
                               Association's Interest Settlement Rate as quoted on the relevant page of the
                               Bloomberg Financial Markets monitor on the first day of an interest period, or if that day is not a business day, on the preceding business day, as being the interest rate offered in the London Inter-Bank Market as at 11:00 am (London
                               time) or as soon as practicable thereafter for six month deposits of sterling or of the currency which is, at the time of the display, the Loan Note Currency (as defined in Appendix VI of this document)

"Loan Note Alternative"        the alternative whereby Shareholders (other than those resident in Australia)
                               who accept an Offer may elect to receive Loan Notes instead of cash under the Partial Cash Alternative

"Loan Note Instrument"         the instrument constituting the Loan Notes
"Loan Notes"                   floating rate subordinated guaranteed unsecured loan notes 2002 to be issued by CB Commercial pursuant to the Loan Note Alternative

"Material Adverse Effect"      means that there exists any event, matter or
                               liability which is reasonably likely to have an adverse impact on the REI Group as a whole of more than (pounds)2.5 million or has the potential to adversely affect the REI Group as a whole by more than (pounds)4million and which was not disclosed to CB Commercial prior to the date hereof. No change in EBITDA (other than a negative EBITDA for the year ended 31st December 1997 as a whole) shall be considered a Material Adverse Effect.

"Net Debt"                     the meaning set out in Appendix I

"New York Stock Exchange"      New York Stock Exchange, Inc.

"Notice"                       the Notice convening the EGM set out at the end of this document

"Offer Document"               this document

"Offers"                       the A Offer, the B Offer and the C Offer

"Optionholder"                 a person entitled to exercise an REI Option

"Partial Cash Alternative"     the partial cash alternative as described in this document

"Payment Date"                 the date of the issue of the CBC Shares and the Loan Notes and the payment of the cash consideration under the Offers to persons who have accepted the Offers at the Unconditional Date

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

"Reduced Amount"               the amount to which the Initial Price is reduced below (pounds)50 million with the written approval of the holders of 75 per cent. of the REI Shares assented to the Offers

"Registration Statement"       the Form S-3 registration statement under the Securities Act to be filed by CB Commercial in connection with the registration for resale of the CBC
                               Shares to be issued pursuant to the Offers

"REI Directors"                the Directors of REI

"REI Group"                    REI and its subsidiaries from time to time

"REI Options"                  options to subscribe for REI Shares

"REI Share Option Schemes"     the First 1988 Scheme, the Second 1988 Scheme and the 1993 Scheme (as such terms are defined in Appendix IV)

"REI Share Plan"               The REI 1997 Employee Share Incentive Plan

"REI Shares"                   the existing unconditionally allotted or issued and fully paid
                               A Shares, B Shares and C Shares and any other such shares which are issued or unconditionally allotted at or prior to the Final Closing Date or such earlier time and/or date (not being earlier than the Unconditional Date) as CB
                               Commercial may decide

"REI" or the "Company"         REI Limited

"Resolution"                   the proposed special resolution of REI set out in the Notice

"Securities Act"               the United States Securities Act of 1933, as amended, and the rules thereunder

"Shareholders"                 holders of REI Shares

"Sterling Closing Price"       the average closing price of a CBC Share on the New York Stock Exchange for the ten (10) trading days immediately prior to the Unconditional Date converted into Pounds Sterling at the average Closing Exchange Rate

"UK" or "United Kingdom"       the United Kingdom of Great Britain and Northern Ireland

"US" or "United States"        the United States of America, its territories and possessions, any State of the United States and the District of Columbia

"UK GAAP"                      accounting principles generally accepted in the UK

"US GAAP"                      accounting principles generally accepted in the US

"Unconditional Date"           the date on which all conditions of the Offers have been fulfilled or waived

"US Person"                    a "US Person" as defined in Regulation S promulgated under the Securities Act

"Wider REI Group"              REI, its subsidiaries and subsidiary undertakings, any associated company and any company of which 20 per cent. or more of the voting capital is held by the REI Group or any partnership, joint venture, firm or company in which any member of the REI Group has an equity interest of 20 per cent., or more but not any direct or indirect shareholder in REI

                                  REI LIMITED

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held at The Westbury Hotel, Conduit Street, London W1A 4VH on 6th March 1998 at 11:00 am for the purpose of considering and, if thought fit, passing the following resolution as a special resolution of the Company:

SPECIAL RESOLUTION

THAT:

(1) the provisions of Article 27 of the Company's Articles of Association (the "Articles") shall not apply to or restrict any acceptance of the offers (the "Offers") by CB Commercial Real Estate Services Group, Inc. ("CB Commercial") contained in a circular dated 7th February 1998 or to any transfer of shares in the Company pursuant to any such acceptance, or any transfer of shares in the Company to CB Commercial following the Offers becoming wholly unconditional.

(2) conditionally on and with effect from the Offers becoming wholly unconditional, the Articles be amended as follows:

     (a) in Article 74.1, by the deletion of the words "the number of Directors shall be not less than three nor more than twelve" and their replacement by the words "the number of Directors shall be not less than three";

     (b) by the deletion of Article 74.2;

     (c) by the deletion of Article 74.3 and its replacement by the following:
         "74.3 the Company may in general meeting appoint any person to be a Director. The Board may from time to time appoint any person to be a Director, whether to fill a casual vacancy or otherwise";

     (d) by the deletion of Article 75;

     (e) by the deletion of Article 90.2.

By order of the Board

Elizabeth Thetford
Secretary
Registered Office:  Berkeley Square House
                    London W1X 6AN
7th February 1998

Note:
  (i) A person entitled to attend and vote at the meeting is entitled to appoint one or more persons (who need not be members of the Company) to attend and vote (on a poll) in his/her place.
 (ii) A proxy may demand or join in the demand for a poll, but may not otherwise (unless a member) speak at the meeting.
(iii) The appointment of a proxy does not preclude the member from attending and voting in place of the proxy.
 (iv) To be valid, the instrument appointing a proxy (and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy thereof) shall be deposited at or posted to the Company Secretary, REI Limited, c/o Jones, Day, Reavis Pogue, Bucklersbury House, 3 Queen Victoria Street, London EC4N 8NA to be received not less than 48 hours before the time appointed for holding the meeting.

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